As filed with the Securities and Exchange Commission on July 12, 2004

Registration 333-115650

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment Number 3

to

Form S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LUMERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2869	91-2011728
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

19910 North Creek Parkway

Bothell, WA 98011

(425) 415-6900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas D. Mino

Chief Executive Officer

19910 North Creek Parkway

Bothell, WA 98011

(425) 415-6900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher J. Austin Mary E. Weber Ropes & Gray LLP One California St. San Francisco, CA 94111 (415) 315-6300	John J. Halle Mark R. Carman Stoel Rives LLP 900 SW Fifth Avenue, Suite 2600 Portland, OR 97204 (503) 224-3380

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(4)
Common Stock, $0.001 par value	6,900,000	(2)	$7.50	$51,750,000	$6,557
Common Stock, $0.001 par value, issuable upon exercise of the representative’s warrants(3)	600,000		$9.00	$5,400,000	$684
Total	7,500,000		$7.50	$57,150,000	$7,241

(1)	Estimated solely for the purposes of determining the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(2)	Includes 900,000 shares that may be sold upon exercise of the underwriter’s over-allotment option.
(3)	In connection with the offering, the registrant is granting to the representative of the underwriters warrants to purchase up to 600,000 shares of common stock at a per share purchase price equal to 120% of the public offering price of a share of common stock.
(4)	$7,127 of which has previously been paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 12, 2004

PROSPECTUS

6,000,000 Shares

Common Stock

$             per share

Lumera Corporation is offering 6,000,000 shares of common stock. We anticipate that the initial public offering price will be between $6.50 and $7.50 per share. This is our initial public offering, and no public market currently exists for our shares. We have filed an application for our common stock to be quoted on the Nasdaq National Market under the symbol “LMRA.”

Investing in our shares involves significant risks that are described in the “ Risk Factors” section beginning on page 6 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Non-accountable expense allowance payable to Paulson Investment Company	$	$
Proceeds before expenses to Lumera Corporation	$	$

This offering is being made on a firm commitment basis. To the extent that the underwriters sell more than 6,000,000 shares of common stock, the underwriters have the option for a period of 45 days to purchase up to an additional 900,000 shares at the initial public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about             , 2004.

Paulson Investment Company, Inc.

I-Bankers Securities Incorporated

The date of this prospectus is             , 2004.

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Products in Development

WIRELESS ANTENNAS & SYSTEMS

Pictured is the AccuPath™ 5.25 GHz antenna, designed for wireless fidelity (WiFi) applications.

BIOTECHNOLOGY DISPOSABLES

Pictured is an example of our NanoCapture™ Arrays, which are proprietary disposable biochips.

ELECTRO-OPTIC DEVICES

Pictured is a polymer electro-optic modulator developed by us.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

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SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider. Accordingly, you should also read the more detailed information set out in this prospectus, the registration statement of which this prospectus is a part, and the financial statements and related notes included in this prospectus.

Lumera Corporation

Our Company

Lumera develops proprietary polymer materials and is developing products based on these materials for a broad range of applications. We design and synthesize polymer materials at the molecular level—using our expertise in nanotechnology, which is the development of products and production processes at a scale smaller than 100 nanometers (a nanometer is one-billionth of a meter)—to optimize their electrical, optical and surface properties. We use these materials to improve the design, performance and functionality of products for use in wireless and optical communications networks and in biochemical analysis. We believe we have developed a proprietary intellectual property position based on a combination of patents, licenses and trade secrets relating to the design and characterization of polymer materials, methods of polymer synthesis and production of polymers in commercial quantities, as well as device design, characterization, fabrication, testing and packaging technology. To date, substantially all of our revenue has been derived from a limited number of development contracts with the U.S. Department of Defense and a government subcontractor. As a result of our substantial investment in research and development activities, we have incurred accumulated net losses of approximately $31.6 million since our organization as a company.

Our Product Opportunities

We are developing products in the following key areas:

•	Wireless Antennas and Systems. Our AccuPath™ family of compact panel antennas for wireless fidelity (WiFi) and smart antenna applications and systems permits high-quality signal transmission and reception. Target customers include original equipment manufacturers of mobile computing and communications equipment, operators of WiFi “HotSpots,” and suppliers of corporate networks, municipal communication systems and defense battlefield networks. Our AccuPath™ 5.25 GHz Antenna and AccuPath™ 2.4 GHz Antenna are in production and are currently being evaluated by potential customers.

•	Biotechnology Disposables. Our NanoCapture™ Arrays are disposable biochips that are fabricated with a proprietary polymer coating and process. These biochips enable biologists to isolate DNA and protein samples for testing. Target customers include bioassay and pharmaceutical companies, diagnostic laboratories, government and academic laboratories and government agencies. Our NanoCapture™ Arrays are in production and are currently being evaluated by potential customers. In addition, we are developing other disposable, low-cost diagnostic devices based on our ability to design and produce polymeric structures that have the ability to enhance biologic molecule detection.

•	Electro-Optic Devices. Our electro-optic devices convert data from electric signals into optical signals for use in communications systems and in optical interconnects for high-speed data transfer. Target customers include telecommunications component and systems manufacturers, networking and switching suppliers, semiconductor companies, aerospace companies and government agencies. We currently have two government contracts to produce polymer-based modulators for use in defense communications systems and phased array radar.

•	Polymer-Based Products for Government Applications. We use our proprietary polymer materials to develop custom-made electro-optic devices for the United States government, including United States Department of Defense agencies.

We have focused on these four business opportunities to address growth markets for which we intend to develop high-value products in the near term. Although a number of our products are being evaluated by potential customers, to date we have not generated any revenue from commercial sales of these products.

We have the ability to engineer, analyze and test polymer materials and related devices and the ability to engage in fabrication and packaging, including the use of clean room manufacturing technology and processes. Using this vertical integration, we seek to accelerate the product design and development cycle for our potential products.

Our Collaborative Relationships

We have strategic relationships with universities, government agencies and corporate partners, which provide us access to important technology. For example, we fund research under an agreement with the University of Washington relating to polymer materials technology, and we have the option to license the technology developed under this agreement. We also license technology from Arizona Microsystems, a company that specializes in the research and development of optical polymeric materials and fabrication processes. In addition, we have relationships with the Air Force Research Labs and other U.S. Department of Defense agencies, which have resulted in a number of research contracts as well as support from the government in developing novel technology and manufacturing methods.

Our Strategy

Our objective is to be a leading provider of products based on our proprietary technology and know-how in nanotechnology-based polymer materials. We are initially targeting the markets for wireless antennas and systems, biotechnology disposables, electro-optic devices and polymer-based products for government applications. We intend to achieve our objective through the following key strategies:

•	use our nanotechnology-based polymer materials technology to establish an initial portfolio of successful products;

•	continue to develop proprietary intellectual property;

•	minimize the time to market for our potential products;

•	develop a multi-channel sales and marketing organization;

•	leverage government contracts for technology advantage;

•	expand our testing and manufacturing facilities;

•	pursue opportunistic acquisitions of complementary technologies and businesses; and

•	maintain and broaden our relationships with leading research facilities and personnel.

Lumera was founded in 2000 as a Washington corporation and reincorporated in 2004 under the laws of the state of Delaware. We are currently a consolidated subsidiary of Microvision, Inc. Microvision has invested a substantial amount of money in our operations. From our inception in 2000 through the end of 2001, we were party to an intercompany services agreement under which Microvision provided a number of administrative services. This agreement expired on December 31, 2001, although Microvision continues to provide, and invoice Lumera for, certain administrative services. Over the next twelve months, however, we will transition the remaining services from Microvision by continuing to develop our own infrastructure. We have no collaborative relationship with Microvision that pertains to research and development, manufacturing, or intellectual property. Two of our four current directors are also directors of Microvision. Our principal executive office is located at 19910 North Creek Parkway, Bothell, Washington 98011, and our telephone number is (425) 415-6900. Our website address is www.lumera.com. The information found on our website is not, however, a part of this prospectus.

In this prospectus, references to the “company,” “Lumera,” “we,” “us” and “our” are to Lumera Corporation, a Delaware corporation, unless the context requires otherwise.

We have pending trademark applications for “ACCUPATH,” “NANOCAPTURE” and “LUMERA.” This prospectus also includes trademarks, trade names and service marks of other companies. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, these other parties.

The Offering

Common stock offered	6,000,000 shares

Common stock outstanding after the offering	16,491,308 shares

Use of proceeds	We intend to use the net proceeds from this offering for facilities upgrades and expansion, payment of any unconverted portion of outstanding convertible debt, payment of a contingency payment to Arizona Microsystems, payment of a fee to one of our directors, funding our operating losses and general corporate and working capital purposes.

Proposed Nasdaq National Market symbol	LMRA

The number of shares of our common stock outstanding after this offering excludes:

•	1,385,180 shares of common stock subject to outstanding options as of March 31, 2004, granted under our 2000 Stock Option Plan at a weighted-average exercise price of $4.92 per share;

•	1,614,820 shares of common stock reserved for issuance upon exercise of options that may be granted under our 2000 Stock Option Plan after March 31, 2004;

•	2,000,000 shares of common stock reserved for issuance upon exercise of options that may be granted under our 2004 Equity Incentive Plan;

•	170,843 shares of common stock issuable upon exercise of an outstanding warrant for Series A preferred stock at an exercise price of $10.00 per share and subsequent conversion of this preferred stock into common stock;

•	164,000 shares of common stock issuable upon exercise of an outstanding warrant at an exercise price of $3.65 per share, of which 82,000 shares are currently vested, which warrant terminates if not exercised prior to completion of this offering;

•	approximately 115,000 shares of common stock issuable upon exercise of warrants at an exercise price of $7.20 per share, assuming an initial public offering price of $7.00 per share;

•	approximately 387,486 shares of common stock issuable upon conversion of convertible promissory notes, assuming an initial public offering price of $7.00 per share, the completion of this offering on or about June 30, 2004 and the election by holders of all of these notes to convert on or about the date of completion; and

•	600,000 shares of common stock issuable upon exercise of representative’s warrants exercisable one year from the date of this prospectus, which warrants will be issued on completion of this offering to certain underwriters and related persons, at an exercise price of $8.40 per share, assuming an initial offering price of $7.00 per share.

If all of the shares under outstanding options and warrants were to be issued pursuant to the stated assumptions and if our convertible promissory notes were all converted in accordance with their terms, we would issue an additional 2,882,509 shares and receive exercise proceeds of $14,784,127.

Except as otherwise indicated and except for historical financial information, all information in this prospectus assumes:

•

the conversion of each outstanding share of Series A preferred stock into approximately 1.14 shares of common stock (after giving effect to Series A anti-dilution rights) and each share of Series B preferred stock into one share of common stock and the conversion of each outstanding share of Class B common stock into one share of common stock upon completion of this offering;

•	no exercise of the underwriters’ over-allotment option; and

•	no exercise of the representative’s warrants.

Summary Financial Data

The following financial information should be read together with the audited financial statements and the related notes and the “Selected Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included elsewhere in this prospectus.

	Period from Inception (January 7, 2000) through December 31 2000	Year Ended December 31,			Three Months Ended March 31,
		2001	2002	2003	2003	2004(1)
Statement of Operations Data:						(restated)
Revenue	$61,000	$860,000	$946,000	$1,725,000	$369,000	$316,000
Cost of revenue	70,000	310,000	330,000	1,014,000	198,000	194,000

Gross profit (loss)	(9,000)	550,000	616,000	711,000	171,000	122,000

Research and development expense	1,266,000	7,251,000	8,300,000	7,602,000	2,005,000	1,794,000
Marketing, general and administrative expense	1,230,000	2,996,000	1,221,000	1,270,000	340,000	920,000

Total operating expenses	2,496,000	10,247,000	9,521,000	8,872,000	2,345,000	2,714,000

Loss from operations	(2,505,000)	(9,697,000)	(8,905,000)	(8,161,000)	(2,174,000)	(2,592,000)
Interest income	1,000	377,000	199,000	39,000	23,000	—
Interest expense	(400,000)	(319,000)	—	—	—	—
Realized gain on sale of investment securities	—	—	8,000	39,000	27,000	—

Net loss	$(2,904,000)	$(9,639,000)	$(8,698,000)	$(8,083,000)	$(2,124,000)	$(2,592,000)

Net loss available to common shareowners	$(2,904,000)	$(9,639,000)	$(8,698,000)	$(8,083,000)	$(2,124,000)	$(3,092,000)

Net loss per share—basic and diluted	$(0.65)	$(1.57)	$(1.41)	$(1.31)	$(0.34)	$(0.50)

Weighted-average shares outstanding—basic and diluted	4,450,000	6,157,000	6,172,000	6,172,000	6,172,000	6,172,000

(1)	See footnote 3 to the financial statements.

The pro forma statement of operations data below sets forth net loss per share on a pro forma basis to reflect the conversion of all shares of Series A preferred stock and Series B preferred stock outstanding as of December 31, 2003 and March 31, 2004 into 3,989,857 and 4,284,178 shares of common stock, respectively, and the conversion of all outstanding shares of Class B common stock into 5,370,000 shares of common stock.

	Year Ended December 31, 2003	Three Months Ended March 31, 2004(1)
Pro Forma Statement of Operations Data:		(restated)
Net loss available to common shareholders	$(8,083,000)	$(3,092,000)

Net loss per share—basic and diluted	$(0.89)	$(0.30)

Weighted-average shares outstanding—basic and diluted	9,053,000	10,227,000

The following table summarizes our balance sheet data as of December 31, 2003 and March 31, 2004:

•	on an actual basis; and

•	on a pro forma as adjusted basis to reflect conversion of all shares of Series A preferred stock and Series B preferred stock outstanding as of March 31, 2004 into 4,284,178 shares of common stock (after giving effect to Series A preferred stock anti-dilution rights), the conversion of all shares of Class B common stock outstanding as of March 31, 2004 into 5,370,000 shares of common stock and the sale by us of 6,000,000 shares of common stock in this offering, at an assumed initial public offering price of $7.00 per share, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

	Actual		Pro Forma as Adjusted
	December 31, 2003	March 31, 2004	March 31, 200(1)
Balance Sheet Data:			(restated)
Cash and cash equivalents	$560,000	$410,000	$37,718,000
Working capital	314,000	(817,000)	36,491,000
Total assets	4,058,000	3,361,000	40,669,000
Total liabilities	2,741,000	3,650,000	3,650,000
Mandatorily redeemable convertible preferred stock	27,206,000	27,706,000	—
Total shareholders’ (deficit) equity	(25,889,000)	(27,995,000)	37,019,000

(1)	See footnote 3 to the financial statements.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. If any of the following risks actually occurs, we may be unable to conduct our business as currently planned, and our financial condition and operating results could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose part or all of your investment. Please read “Forward-Looking Statements.”

Risks Relating to our Business

We have incurred substantial operating losses since our inception and will continue to incur substantial operating losses for the foreseeable future.

Since our inception, we have been engaged primarily in the research and development of our polymer materials technologies and potential products. As a result of these activities, we incurred net losses of $2.9 million from inception through December 31, 2000, $9.6 million in 2001, $8.7 million in 2002, $8.1 million in 2003, and $2.6 million in the three months ended March 31, 2004. We anticipate that we will continue to incur operating losses through at least the year ending December 31, 2004. As of March 31, 2004, we had an accumulated deficit of $31.9 million.

We may not be able to generate significant additional revenue either through development contracts from the U.S. government or government subcontractors or through customer contracts for our potential products or technologies. We expect to continue to make significant operating and capital expenditures for research and development and to improve and expand production, sales, marketing and administrative systems and processes. As a result, we will need to generate significant additional revenue to achieve profitability. We cannot assure you that we will ever become profitable.

Our independent auditors have issued a going concern opinion, which expresses doubt regarding our ability to continue as a going concern, and we may not be able to continue as a going concern without additional funding.

The financial statements included in this prospectus have been prepared assuming that we will continue as a going concern. As discussed in Note 1 to the financial statements, our recurring losses, negative cash flows from operations and shareholders’ deficit have raised substantial doubt about our ability to continue as a going concern. Our plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The purpose of the going concern opinion expressed by our independent auditors is to inform the reader of the financial statements that there is substantial doubt about our ability to continue as a going concern without additional financing. To the extent that we do not complete this offering, the going concern opinion could make it more difficult for us to obtain alternate financing.

We are subject to the risks frequently experienced by early stage companies.

The likelihood of our success must be considered in light of the risks frequently encountered by early stage companies, especially those formed to develop and market new technologies. These risks include our potential inability to:

•	establish product sales and marketing capabilities;

•	establish and maintain markets for our potential products;

•	identify, attract, retain and motivate qualified personnel;

•	continue to develop and upgrade our technologies to keep pace with changes in technology and the growth of markets using polymer materials;

•	develop expanded product production facilities and outside contractor relationships;

•	maintain our reputation and build trust with customers; and

•	improve existing and implement new transaction-processing, operational and financial systems.

If we do not successfully address these risks, our business could suffer. In addition, while evolving from a research and development company into a commercial manufacturer we may not be able to:

•	scale up from small pilot or prototype quantities to large quantities of product on a consistent basis;

•	contract for or develop the internal skills needed to master large volume production of our products; and

•	fund the capital expenditures required to develop volume production due to the limits of our available financial resources.

We are entering new markets, and if we fail to accurately predict growth in these new markets, we may suffer substantial losses.

We are devoting significant resources to the development of products and the support of marketing and sales efforts in new markets, such as the WiFi market and the disposable biochip market. We expect to continue to seek to identify and develop products for new markets. New markets change rapidly and we cannot assure you that they will grow or that we will be able to accurately forecast market demand, or lack thereof, in time to respond appropriately. Our investment of resources to develop products for these markets may either be insufficient to meet actual demand or result in expenses that are excessive in light of actual sales volumes. Failure to predict growth and demand accurately in new markets may cause us to suffer substantial losses. In addition, as we enter new markets, there is a significant risk that:

•	the market may not accept the price and/or performance of our products;

•	there may be issued patents we are not aware of that could block our entry into the market or could result in excessive litigation; and

•	the time required for us to achieve market acceptance of our products may exceed our capital resources which would require additional investment.

The establishment and maintenance of original equipment manufacturer and other collaborative relationships is critical to the success of our business.

We expect to sell many of our products to original equipment manufacturers (OEMs) or through potential industry partners. For example, we expect to offer antenna products in part through vendors of complete WiFi systems. Our ability to generate revenues depends significantly on the extent to which potential OEM customers and other potential industry partners develop, promote and sell systems that incorporate our products. Any failure by potential OEM customers and other potential industry partners to successfully develop and market systems that incorporate our products could adversely affect our sales. The extent to which potential OEM customers and other industry partners develop, promote and sell systems incorporating our products is based on a number of factors that are largely beyond our ability to control.

Our future growth will suffer if we do not achieve sufficient market acceptance of our potential products.

We are developing nanotechnology-enabled polymer-based products. We do not know when a market for these potential products will develop, if at all. Our success depends, in part, upon our ability to gain market acceptance of our potential products. To be accepted, our potential products must meet the technical and performance requirements of our potential customers. The WiFi antenna and biochip markets are evolving rapidly and involve many competitors and competing technologies, and the optical communications industry is currently fragmented with many competitors developing different technologies. We expect that only a few of these technologies will ultimately gain market acceptance. Products based on polymer materials may not be accepted by OEMs and systems integrators of optical communications networks. In addition, even if we achieve some degree of market acceptance for our potential products in one industry, we may not achieve market acceptance in other industries for which we are developing products. If the markets we are targeting fail to accept polymer-based products or determine that other products are superior, we may not be able to achieve market acceptance of our potential products.

Several of our potential products are still in the development stage or are being tested by potential customers. We cannot assure you that these customer tests will be successful or that they will result in actual sales of our potential products.

Achieving market acceptance for our potential products will require marketing efforts and the expenditure of financial and other resources to create product awareness and demand by potential customers. We may be unable to offer products that compete effectively due to our limited resources and operating history. Also, certain large corporations may be predisposed against doing business with a company of our limited size and operating history. Failure to achieve broad acceptance of our products by potential customers and to compete effectively would harm our operating results.

Successful commercialization of our current and future products will require us to maintain a high level of technical expertise.

Technology in our target markets is undergoing rapid change. To succeed in our target markets, we will have to establish and maintain a leadership position in the technology supporting those markets. Accordingly, our success will depend on our ability to:

•	accurately predict the needs of our target customers and develop, in a timely manner, the technology required to support those needs;

•	provide products that are not only technologically sophisticated but are also available at a price acceptable to customers and competitive with comparable products;

•	establish and effectively defend our intellectual property; and

•	enter into relationships with other companies that have developed complementary technology into which our products may be integrated.

We cannot assure you that we will be able to achieve any of these objectives.

We expect some of our potential products to have long sales cycles, which may cause us to expend resources without an acceptable financial return and which makes it difficult to plan our expenses and forecast our revenues.

We expect some of our potential products to have long sales cycles that involve numerous steps, including initial customer contacts, specification writing, engineering design, prototype fabrication, pilot testing, regulatory approvals (if needed), sales and marketing and commercial manufacture. During this time, we may expend substantial financial resources and management time and effort without any assurance that product sales will result. The anticipated long sales cycle for some of our potential products makes it difficult to predict the quarter in which sales may occur. Delays in sales may cause us to expend resources without an acceptable financial return and make it difficult to plan expenses and forecast revenues.

We will require additional capital to continue to fund our operations. If we do not obtain additional capital, we may be required to substantially limit our operations.

Our business does not presently generate the cash needed to finance our current and anticipated operations. Based on our current operating plan and budgeted cash requirements, we believe that, after this offering, we will be able to fund our operations for at least the next twelve months. Based on current budgeted expenses, we could require as much as $10 million of the proceeds of this offering to fund our operations over the next twelve months. We will require additional capital to continue to fund our operations in future periods. We expect that we will need to seek additional funding through public or private financings, including equity financings, and through other arrangements, including collaborative arrangements. Poor financial results, unanticipated expenses or unanticipated opportunities could require additional financing sooner than we expect. Such financing may be unavailable when we need it or may not be available on acceptable terms. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing stockholders may be reduced, and these securities may have rights superior to those of our common stock. If adequate funds are not available to satisfy either short-term or long-term capital requirements, or if planned revenues are not generated, we may be required to limit our operations substantially. These limitations of operations may include reductions in capital expenditures and reductions in staff and discretionary costs.

We currently rely heavily on a small number of development contracts with the U.S. Department of Defense and government contractors. The termination or non-renewal of one or more of these contracts could significantly reduce our revenue.

In 2003 and 2002, 99% and 100%, respectively, of our revenue was derived from performance on a limited number of development contracts with various agencies within the U.S. Department of Defense and with General Dynamics, a government subcontractor. Any significant disruption or deterioration of our relationships with either the Department of Defense or General Dynamics could significantly reduce our revenues. Our government programs must compete with programs managed by other contractors for limited amounts and uncertain levels of funding. The total amount and levels of funding are susceptible to significant fluctuations on a year-to-year basis. Our competitors frequently engage in efforts to expand their business relationships with the government and are likely to continue these efforts in the future. In addition, our development contracts with government agencies are subject to potential profit and cost limitations and standard provisions that allow the U.S. government to terminate such contracts at any time at its convenience. Termination of our development contracts, a shift in government spending to other programs in which we are not involved, or a reduction in government spending generally or defense spending specifically could severely harm our business. We intend to continue to compete for government contracts and we expect they will be a significant percentage of our revenue for the foreseeable future.

Our development contracts with various agencies within the U.S. Department of Defense and with General Dynamics, a government subcontractor, require ongoing compliance with applicable federal procurement regulations. Violations of these regulations can result in civil, criminal or administrative proceedings involving fines, compensatory and punitive damages, restitution and forfeitures, as well as suspensions or prohibitions from entering into such development contracts. Also, the reporting and appropriateness of costs and expenses under these development contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an agency of the U.S. Department of Defense. Any failure to comply with applicable government regulations could jeopardize our development contracts and otherwise harm our business.

Some of our products in development are directed at the telecommunications and networking markets, which have recently been subject to overcapacity and slow growth or decline.

We are seeking to derive a substantial portion of our future sales from product sales in the telecommunications and networking markets, including sales of our WiFi antennas and our electro-optic devices. Developments that adversely affect the telecommunications or networking markets, including delays in traffic growth and changes in U.S. government regulation, could slow or halt our revenue growth from sales of our Accupath WiFi antennas and electro-optic modulators. Reduced spending and technology investment by telecommunications companies may make it more difficult for our products to gain market acceptance. Such companies may be less willing to purchase new technology such as ours or invest in new technology development when they have reduced capital expenditure budgets.

Our quarter-to-quarter performance may vary substantially, and this variance, as well as general market conditions, may cause our stock price to fluctuate greatly and potentially expose us to litigation.

Substantially all of our revenues to date have been generated from a limited number of development contracts with the U.S. government and government contractors. Because we intend to expand into commercial sales of our potential products, we are unable to accurately estimate future quarterly revenue and operating expenses based on historical performance. Our quarterly operating results may vary significantly based on many factors, including:

•	reductions or delays in funding of development programs involving new polymer materials technologies by the U.S. government;

•	additions of new customers;

•	fluctuating demand for our potential products and technologies;

•	announcements or implementation by our competitors of technological innovations or new products;

•	the status of particular development programs and the timing of performance under specific development agreements;

•	timing and amounts relating to the expansion of our operations; or

•	costs related to possible future acquisitions of technologies or businesses.

Our current and future expense estimates are based, in large part, on estimates of future revenue, which is difficult to predict. We expect to continue to make significant operating and capital expenditures in the area of research and development and to invest in and expand production, sales, marketing and administrative systems and processes. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. If our increased expenses are not accompanied by increased revenue in the same quarter, our quarterly operating results would be harmed.

In one or more future quarters, our results of operations may fall below the expectations of investors and the trading price of our common stock may decline as a consequence. We believe that quarter-to-quarter comparisons of our operating results will not be a good indication of our future performance and should not be relied upon to predict the future performance of our stock price. In the past, companies that have experienced volatility in the market price of their stock have often been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We cannot predict the pace of marketable products we may generate, and any inability to generate a sufficient number of marketable products would reduce our revenues and harm our business.

Our future revenues and profitability are dependent upon our ability to create marketable products, whether through our own research and development efforts or through collaborations with customers or industry partners. Because of the inherently uncertain nature of research and development activities, we cannot predict the pace of new product introductions. We must undertake additional research and development before we are able to develop additional products for commercial sale. Product development delays by us or potential product development partners, or the inability to enter into relationships with these potential partners, may delay or prevent us from introducing products for commercial sale. In addition, our product candidates may not result in products having the commercial potential we anticipate. Any of these factors could reduce our potential commercial sales and lead to inability to generate revenue and attain profitability.

The failure to compete successfully could harm our business.

We expect to face competitive pressures from a variety of companies in each of our target markets. Some of our present and potential competitors have or may have substantially greater research and product development capabilities, financial, scientific, marketing, manufacturing and human resources, name recognition and experience than we have. As a result, these competitors may:

•	succeed in developing products that are equal to or superior to our potential products or that will achieve greater market acceptance than our potential products;

•	devote greater resources to developing, marketing or selling their products;

•	respond more quickly to new or emerging technologies or scientific advances and changes in customer requirements, which could render our technologies or potential products obsolete;

•	introduce products that make the continued development of our potential products uneconomical;

•	obtain patents that block or otherwise inhibit our ability to develop and commercialize our potential products;

•	withstand price competition more successfully than we can;

•	establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers; and

•	take advantage of acquisitions or other opportunities more readily than we can.

The failure to compete successfully against these existing or future competitors could harm our business.

We may be unable to establish sales and marketing capabilities necessary to successfully commercialize our potential products.

We currently have limited sales and marketing capabilities. To date, we have relied on sales and marketing leadership from our Chief Executive Officer, Mr. Mino, and Chief Technology Officer, Dr. Petcavich, with two managers supporting them and our recently hired Vice President of Sales and Marketing, Mr. Lykken. We will need to either hire more sales personnel with expertise in the markets we intend to address or contract with others to provide for sales support. Although our potential products are all based on our polymer materials technology, the potential products themselves address different markets and can be offered through multiple sales channels. Addressing each market effectively will require sales and marketing resources tailored to the particular market and to the sales channels that we choose to employ. We may be unable to establish marketing and sales capabilities necessary to commercialize and gain market acceptance for our potential products. Co-promotion or other marketing arrangements with others to commercialize products could significantly limit the revenues we derive from these products, and these parties may fail to commercialize such products successfully.

We may be unable to obtain effective intellectual property protection for our potential products and technology.

Our intellectual property, or any intellectual property that we have or may acquire, license or develop in the future, may not provide meaningful competitive advantages. Our patents and patent applications, including those we license, may be challenged by competitors, and the rights granted under such patents or patent applications may not provide meaningful proprietary protection. For example, we are aware of numerous patents held by third parties that relate to polymer materials, WiFi antennas, biochips and electro-optic devices. These patents could be used as a basis to challenge the validity or limit the scope of our patents or patent applications. A successful challenge to the validity or limitation of the scope of our patents or patent applications could limit our ability to commercialize our polymer materials technology and, consequently, reduce our revenues.

Moreover, competitors may infringe our patents or those that we license, or successfully avoid these patents through design innovation. To combat infringement or unauthorized use, we may need to resort to litigation, which can be expensive and time-consuming and may not succeed in protecting our proprietary rights. In addition, in an infringement proceeding a court may decide that our patents or other intellectual property rights are not valid or are unenforceable, or may refuse to stop the other party from using the intellectual property at issue on the ground that it is non-infringing. Policing unauthorized use of our intellectual property is difficult and expensive, and we may not be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect these rights as fully as the laws of the United States.

We also rely on the law of trade secrets to protect unpatented technology and know-how. We try to protect this technology and know-how by limiting access to those employees, contractors and strategic partners with a need to know this information and by entering into confidentiality agreements with these parties. Any of these parties could breach the agreements and disclose our trade secrets or confidential information to our competitors, or these competitors might learn of the information in other ways. Disclosure of any trade secret not protected by a patent could materially harm our business.

We may be subject to patent infringement claims, which could result in substantial costs and liability and prevent us from commercializing our potential products.

Third parties may claim that our potential products or related technologies infringe their patents. Any patent infringement claims brought against us may cause us to incur significant expenses, divert the attention of our management and key personnel from other business concerns and, if successfully asserted against us, require us to pay substantial damages. In addition, as a result of a patent infringement suit, we may be forced to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a patent covering a third party’s intellectual property unless that party grants us rights to use its intellectual property. We may be unable to obtain these rights on terms acceptable to us, if at all. Even if we are able to obtain rights to a third party’s patented intellectual property, these rights may be non-exclusive, and therefore our competitors may obtain access to the same intellectual property. Ultimately, we may be unable to commercialize our potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business.

If our potential products infringe the intellectual property rights of others, we may be required to indemnify customers for any damages they suffer. Third parties may assert infringement claims against our current or potential customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of these customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, we may be unable to continue selling such products.

The technology we license from the University of Washington may be subject to government rights and retained rights.

We license technology from the University of Washington under a sponsored research agreement, pursuant to which we fund research at the university. The University of Washington also accepts research funds from various U.S. government agencies. Under these government funding arrangements, if the research that we fund is not kept separate from the research funded by the government agency, the government agency may obtain rights over the technology that we have developed and licensed, including the right to require that a compulsory license be granted to one or more third parties selected by the government agency. We cannot guarantee that the university will keep the research that we fund separate from that funded by U.S. government agencies.

The University of Washington has retained certain rights under its licensing agreement with us, including the right to use the technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether the university limits its use of the technology to these uses, and we could incur substantial expenses to enforce our rights to this technology in the event of misuse.

The loss of our chief executive officer, or any inability to attract and retain additional personnel, could impair our ability to maintain or expand our business.

Our future success depends to a significant extent on the continued service of our key management personnel, particularly Thomas D. Mino, our chief executive officer. We do not maintain key person life insurance on any of our executive officers other than Mr. Mino and do not intend to purchase any in the future.

Our future success will also depend on our ability to attract, retain and motivate highly skilled personnel. In particular, we will need to hire a significant number of technical personnel. Competition for qualified personnel in the polymer materials industry is intense. If we fail to hire and retain a sufficient number of engineering, sales and technical personnel, we will not be able to maintain or expand our business. Approximately 35% of our employees, including approximately 45% of our chemists, materials scientists, electrical engineers, optical physicists and other technical professionals, are citizens of countries other than the United States. Although each of these employees has applied for status as a permanent resident of the United States, one or more of these applications may be denied and one or more of such employees may have to leave the United States. The loss of any of these key personnel could adversely affect our business.

If we fail to develop and maintain the quality of our manufacturing processes, our operating results would be harmed.

The manufacture of our potential products is a multi-stage process that requires the use of high-quality materials and advanced manufacturing technologies. Also, polymer-related device development and manufacturing must occur in a highly controlled, clean environment to minimize particles and other yield- and quality-limiting contaminants. In spite of stringent quality controls, weaknesses in process control or minute impurities in materials may cause a substantial percentage of a product in a lot to be defective. If we are not able to develop and continue to improve on our manufacturing processes or to maintain stringent quality controls, or if contamination problems arise, our operating results would be harmed.

We are dependent on third parties to manufacture our current products and our revenues could decline if these third parties do not timely complete our orders and our reputation will suffer if we do not maintain high quality standards.

We have entered into manufacturing arrangements with a number of third party manufacturers and intend to enter into agreements with additional corporate partners, OEMs and other third parties. Currently, all of our WiFi products are assembled by third-party manufacturers. We contract with manufacturing companies to perform various portions of our product manufacturing, testing, assembly and shipping and purchase components to be used in our potential products from third-party vendors. If these third parties do not timely complete our orders, or do not properly manufacture our products, our reputation could be harmed, and our revenues could decline. We cannot assure you that we will be able to negotiate arrangements with these third parties on acceptable terms, if at all, or that these arrangements will be successful in yielding commercially viable products. If we cannot maintain our current relationships or establish new arrangements, we will require additional capital to undertake those activities on our own and will require manufacturing expertise that we do not currently possess and that may be difficult to obtain.

If we decide to make commercial quantities of products at our facilities, we will be required to make significant capital expenditures to increase capacity.

We lack the internal ability to manufacture products at a level beyond the stage of early commercial introduction. To the extent we do not have an outside vendor to manufacture our products, we will have to increase our internal production capacity and we will be required to expand our existing facilities or to lease or construct new facilities or to acquire entities with additional production capacities. These activities would require us to make significant capital investments and may require us to seek additional equity or debt financing. We cannot assure you that such financing would be available to us when needed on acceptable terms, or at all. If we are unable to expand internal production capacity on a timely basis to meet increases in demand, we could lose market opportunities for sales. Further, we cannot assure you that any increased demand for our potential products would continue for a sufficient period of time to recoup our capital investments associated with increasing our internal production capacity.

In addition, we do not have experience manufacturing our potential products in large quantities. In the event of significant demand for our potential products, large-scale production might prove more difficult or costly than we anticipate and lead to quality control issues and production delays.

We may not be able to manufacture products at competitive prices.

To date, we have produced limited quantities of products for research, development and demonstration purposes. The cost per unit for these products currently exceeds the price at which we could expect to profitably sell them. If we cannot substantially lower our cost of production as we move into sales of products in commercial quantities, our financial results will be harmed.

We conduct all of our operations at a single facility, and circumstances beyond our control may result in significant interruptions.

We conduct all of our research and development, internal manufacturing and management activities at a single facility in Bothell, Washington. A disaster such as a fire, flood, earthquake, volcanic eruption or severe storm at or near this facility could prevent us from further developing our technologies or manufacturing our potential products, which would harm our business.

We could be exposed to significant product liability claims that could be time-consuming and costly and impair our ability to obtain and maintain insurance coverage.

We may be subject to product liability claims if any of our potential products are alleged to be defective or harmful. Product liability claims or other claims related to our potential products, regardless of their outcome, could require us to spend significant time and money in litigation, divert our management’s time and attention from other business concerns, require us to pay significant damages, harm our reputation or hinder acceptance of our potential products. Any successful product liability claim may prevent us from obtaining adequate product liability insurance in the future on commercially reasonable terms. Any inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could impair our ability to commercialize our potential products.

If we fail to effectively manage our growth, our business could suffer.

Failure to manage our growth could harm our business. To date, substantially all of our activities and resources have been directed at the research and development of our technology and development of potential products. The transition from research and development to a vendor of products will require effective planning and management. In addition, future expansion will be expensive and will likely strain our management and other resources.

In order to effectively manage growth, we must:

•	continue to develop an effective planning and management process to implement our business strategy;

•	hire, train and integrate new personnel in all areas of our business; and

•	expand our facilities and increase our capital investments.

We cannot assure you that we will be able to accomplish these tasks effectively or otherwise effectively manage our growth.

We may be unable to effectively implement new transaction accounting, operational and financial systems.

We currently rely on Microvision, Inc. to provide various accounting, administrative and personnel services. However, we expect to transition these services in-house over the next twelve months. To manage the expected growth of our operations and personnel, we will be required to implement complex transaction accounting, operational and financial systems, procedures and controls and to retain personnel experienced in the use of these systems. Deficiencies in the design and operation of our systems, procedures and controls, including internal controls, could adversely affect our ability to record, process, summarize and report material financial information. We cannot assure you that our current and planned systems, procedures and controls will be adequate to support our future operations.

We are subject to regulatory compliance related to our operations.

We are subject to various U.S. governmental regulations related to occupational safety and health, labor and business practices. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alterations of our production processes, cessation of operations, or other actions, which could harm our business.

We may be unable to export our potential products or technology to other countries, convey information about our technology to citizens of other countries or sell certain products commercially, if the products or technology are subject to United States export or other regulations.

We are developing certain polymer-based products that we believe the United States government and other governments may be interested in using for military and information gathering or antiterrorism activities. United States government export regulations may restrict us from selling or exporting these potential products into other countries, exporting our technology to those countries, conveying information about our technology to citizens of other countries or selling these potential products to commercial customers. We may be unable to obtain export licenses for products or technology if necessary. We currently cannot assess whether national security concerns would affect our potential products and, if so, what procedures and policies we would have to adopt to comply with applicable existing or future regulations.

Our use of the name “Lumera” may result in infringement claims and other legal challenges, which could cause us to incur significant expenses, pay substantial damages and be prevented from using this name.

Our use of the name “Lumera” may result in infringement claims and other legal challenges, which could cause us to incur significant expenses, pay substantial damages and be prevented from using this name. In April

2004 we filed a trademark application with the U.S. Patent and Trademark Office to register the trademark “Lumera.” We are aware of a company that has also applied for a trademark for the name Lumera in connection with PC-based electromechanical controls for use in the control and operation of automation equipment. We may not receive approval of our trademark application for the name “Lumera,” and, even if the application is approved, the trademark may be challenged by third parties or invalidated. As a result of such infringement claims or challenges, we may incur significant expenses, pay substantial damages and be prevented from using the name “Lumera” unless we enter into royalty or license agreements. We may not be able to obtain royalty or license agreements on terms acceptable to us, if at all. Use of the name “Lumera” or similar names by third parties may also cause confusion to our clients and confusion in the market, which could decrease the value of our brand and harm our reputation.

We may incur liability arising from the use of hazardous materials.

Our business and our facilities are subject to a number of federal, state and local laws and regulations relating to the generation, handling, treatment, storage and disposal of certain toxic or hazardous materials and waste products that we use or generate in our operations. Many of these environmental laws and regulations subject current or previous owners or occupiers of land to liability for the costs of investigation, removal or remediation of hazardous materials. In addition, these laws and regulations typically impose liability regardless of whether the owner or occupier knew of, or was responsible for, the presence of any hazardous materials and regardless of whether the actions that led to the presence were taken in compliance with the law. In our business, we use hazardous materials that are stored on site. We use various chemicals in our manufacturing process which may be toxic and covered by various environmental controls. The waste created by use of these materials is transported off-site by an unaffiliated waste hauler. Many environmental laws and regulations require generators of waste to take remedial actions at an off-site disposal location even if the disposal was conducted lawfully. The requirements of these laws and regulations are complex, change frequently and could become more stringent in the future. Failure to comply with current or future environmental laws and regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could severely harm our business. We cannot assure you that a claim, investigation or liability relating to environmental laws and regulations will not arise with respect to our activities.

Acquisitions or investments may be unsuccessful and may divert our management’s attention and consume significant resources.

We may in the future acquire or make investments in other businesses as well as products and technologies to complement our current business. Any future acquisition or investment may require us to use significant amounts of cash, make potentially dilutive issuances of equity securities or incur debt. In addition, acquisitions involve numerous risks, any of which could harm our business, including:

•	difficulties in integrating the operations, technologies and personnel of acquired businesses;

•	diversion of our management’s attention from other business concerns;

•	unavailability of favorable financing for future acquisitions;

•	potential loss of key employees of acquired businesses;

•	inability to maintain the key business relationships and the reputations of acquired businesses;

•	responsibility for liabilities of acquired businesses;

•	inability to maintain our standards, controls, procedures and policies; and

•	increased fixed costs.

We may not be able to keep up with rapid technological change.

The markets for WiFi antennas, biochips and optical communications devices have been characterized by rapidly changing technologies, accelerated product obsolescence and continuously evolving industry standards. Our success will depend upon our ability to further develop our polymer materials technologies and to cost effectively introduce products in a timely manner to meet evolving customer requirements and compete with competitors’ technology and product advances. We may not succeed in these efforts because of:

•	delays in product development;

•	lack of market acceptance for our products; or

•	lack of funds to invest in product development and marketing.

The occurrence of any of these factors could result in decreased revenues and otherwise harm our business.

Our plan to develop relationships with strategic partners may not be successful.

As part of our business strategy, we have developed relationships and entered into agreements with strategic partners, such as the University of Washington and Arizona Microsystems, to conduct research and development of technologies and products. We expect to continue to evaluate similar opportunities. For these efforts to be successful, we must identify partners whose competencies complement ours. We must also successfully enter into agreements with them on terms attractive to us, and integrate and coordinate their resources and capabilities with our own. We may be unsuccessful in entering into agreements with acceptable partners or negotiating favorable terms in these agreements. Also, we may be unsuccessful in integrating the resources or capabilities of these partners. In addition, our strategic partners may prove difficult to work with or less skilled than we originally expected. If we are unsuccessful in our collaborative efforts, our ability to develop and market products could be severely limited.

As our business grows, if we need to establish global operations, we will be subject to various risks.

Many of the markets that we propose to address are global and may require us to conduct foreign operations, including the establishment of sales, manufacturing and possible research and development facilities in other countries. While the specific risks that will apply to these activities would depend on the circumstances, we could become subject to risks relating to foreign currency fluctuations, political and social unrest, local regulatory systems and varying standards for the protection of intellectual property. The existence of any of these risks will complicate our business and may lead to unexpected and adverse effects on our business. If we are required to conduct significant foreign operations, we will also need expertise in such operations, which we do not presently have.

Risks Relating to This Offering

The price of our common stock may be volatile.

The trading price of our common stock following this offering may fluctuate substantially. The price of our common stock after this offering may be higher or lower than the price you pay, depending on many factors, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. The factors that could cause fluctuations include the following:

•	price and volume fluctuations in the overall stock market;

•	significant volatility in the market price and trading volume of technology companies;

•	sales of large blocks of our stock or sales by insiders;

•	actual or anticipated changes in our operating results or in the expectations of investors;

•	investor perceptions of our company or the industries in which we operate;

•	the operating and stock performance of comparable companies;

•	major catastrophic events;

•	loss of external funding sources;

•	departures of key personnel; and

•	general economic conditions and trends.

In the past, companies that have experienced volatility in the market price of their stock have often been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We may use the proceeds of this offering in ways with which you may disagree or in a manner that does not yield a significant, or any, return for our shareholders.

We intend to use the net proceeds of this offering for payment of any unconverted portion of convertible debt, payment of a contingency payment to Arizona Microsystems, funding our operating losses and general corporate and working capital purposes. Our management will have significant discretion in the use of these funds, and you may disagree with the way these funds are used. The manner in which we invest the proceeds may not yield a significant return, or any return at all.

Insiders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change in control, and may result in the approval of transactions that would be adverse to your interests.

Our principal stockholders, directors and executive officers and entities affiliated with them will beneficially own approximately 46% of the outstanding shares of our common stock immediately after this offering. As a result, these stockholders, if they were to act together, would be able to control or significantly influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Microvision will own more than 33% of our common stock following completion of the offering and may be able to exert substantial control over our business.

Microvision currently owns securities representing more than 70% of our voting securities. Two of our four current directors, including the Chairman of our board of directors, are also directors of Microvision. Our interests may not always be aligned with Microvision’s. We do not have formal guidelines for dealing with potential conflicts of interest, but will address any such conflicts on a case by case basis. We intend to appoint additional independent directors shortly after we become public. However, Microvision will continue to have the ability to exert considerable influence over our direction for the foreseeable future.

Microvision provides us certain services, including administrative support and information services. In 2002 we paid Microvision approximately $108,000 and in 2003 we paid Microvision approximately $114,000 for such services, and we expect to pay Microvision approximately $100,000 in 2004. As we transition to being a public company, we expect to begin providing those services ourselves. We may have to pay more for those services once Microvision is no longer involved. In addition, Mr. Rutkowski, the CEO of Microvision and one of our directors, is being paid up to $250,000 in 2004 in connection with our financing activities.

Common stock available for future sale by our stockholders may adversely affect our stock price.

Approximately 64% of our outstanding common stock will be held by our current stockholders following this offering. If these stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. These sales could also make it more difficult for us to sell shares of our common stock or equity-related securities in the future.

Immediately after the sale of the shares of common stock in this offering, we will have approximately 16,491,308 shares of common stock outstanding, assuming the conversion of all outstanding shares of Series A preferred stock and Series B preferred stock into 4,318,894 shares of common stock and the conversion of all outstanding shares of Class B common stock into 5,370,000 shares of common stock. Assuming that all existing stockholders sign lock-up agreements with the underwriters that restrict their ability to transfer stock for up to 180 days from the effective date of this prospectus, approximately 10,491,308 shares of common stock will become eligible for sale in the public market after this 180-day period, subject to the restrictions of Rule 144 promulgated under the Securities Act of 1933, as amended. For more information see “Shares Eligible for Future Sale.”

In addition, we intend to file a registration statement under the Securities Act of 1933, as amended, after the completion of this offering to register shares to be issued pursuant to our 2000 Stock Option Plan and 2004 Equity Incentive Plan. We expect this registration to become effective immediately upon filing. Holders of stock options have also signed 180-day lock-up agreements and if all holders of outstanding options exercisable at the end of the 180-day period were to exercise and sell these options, approximately 723,034 additional shares of common stock will become eligible for sale and freely tradeable in the public markets at the end of the 180-day period.

We may be unable to effectively manage the new challenges and increased costs that we will face as a public company.

Our management team has historically operated our business as a privately held company. Our management team has limited experience in managing a publicly traded company. We will also incur increased costs as a result of being a public company, particularly in light of compliance requirements relating to recently enacted and proposed changes in laws and regulations and listing requirements. Our business and financial condition may suffer if we are unable to effectively manage these increased costs and public company regulatory requirements.

An active market for our common stock may never develop, and you may be unable to sell your shares at an attractive price or at all.

The initial public offering price for our common stock will be determined through our negotiations with the underwriters and may not bear any relationship to the market price at which it will trade after this offering. Before this offering there was no public trading market for our common stock and an active trading market may never develop or be sustained after this offering. If an active market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price or at all. We cannot predict the prices at which our common stock will trade. It is possible that in some future quarter our operating results may be below the expectations of financial market analysts and investors, and, as a result of these and other factors, the price of our common stock may decline.

If you purchase shares of common stock sold in this offering, you will experience immediate dilution.

If you purchase shares of our common stock in this offering, you will experience significant and immediate dilution because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that most of our contributed capital has gone to expense items relating to our formation and the development of our technology and products and that our earlier investors paid substantially less than the initial public offering price when they purchased their shares.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult.

Our certificate of incorporation and bylaws contain provisions that would make it more difficult for a third party to acquire control of us, including a provision that our board of directors may issue preferred stock without shareholder approval. In addition, certain anti-takeover provisions of Washington and Delaware law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our shareholders. For more detailed information, please see “Description of Capital Stock.”

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate,” “estimate,” the negative of these words or other comparable words. These statements are only predictions. You should not place undue reliance on these forward-looking statements. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	our future operating results;

•	our ability to obtain external financing;

•	our understanding of our competition;

•	industry and market trends;

•	future capital expenditures;

•	the impact of technology on our products, operations and business; and

•	use of the proceeds of this offering.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described by us in “Risk Factors,” not all of which are known to us. Neither we nor any other person assumes responsibility for the accuracy or completeness of these statements. We will update this prospectus only to the extent required under applicable securities laws. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.

USE OF PROCEEDS

We estimate our net proceeds from the sale of our common stock in this offering will be approximately $37.3 million, or approximately $43.1 million if the underwriters’ over-allotment option is exercised in full, assuming an offering price of $7.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discount and estimated offering expenses.

We intend to use the net proceeds we receive from this offering for the following purposes:

•	facilities upgrades and expansion;

•	payment of up to $2,700,000 to holders of our outstanding convertible debt, which has an interest rate of 6.5% per year and is payable on demand upon completion of this offering;

•	payment of $200,000 pursuant to our licensing agreement with Arizona Microsystems;

•	funding our operating losses;

•	payment of $100,000 to Mr. Rutkowski for his advisory services to the Company; and

•	general corporate and working capital purposes.

The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including availability of funding from external sources and the amount of cash, if any, we generate from operations. The amount of payment on the unconverted convertible debt cannot be determined at this time. The maximum amount payable if none of the holders converts is approximately $2,700,000. The convertible promissory notes are convertible at the option of the holder. We have sent a notice to holders of these notes explaining their right to convert or to accept payment, but we have not yet received any responses and we do not expect to have precise information prior to completion of this offering as to which holders intend to convert their notes. The notes are convertible into common stock at the lesser of $6.00 per share or the initial public offering price per share.

We may find it necessary or advisable to use portions of the net proceeds we receive from this offering for other purposes, and we will have broad discretion in applying the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, investment-grade interest-bearing securities.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our:

•	actual capitalization as of March 31, 2004;

•	pro forma capitalization after giving effect to our reincorporation in Delaware and the conversion of all shares of Series A preferred stock and Series B preferred stock outstanding as of March 31, 2004 into 4,284,178 shares of common stock (after giving effect to Series A preferred stock anti-dilution rights) and the conversion of all shares of Class B common stock outstanding as of March 31, 2004 into 5,370,000 shares of common stock; and

•	pro forma as adjusted capitalization after giving effect to our reincorporation in Delaware and the conversion of our Series A preferred stock, Series B preferred stock and Class B common stock and after giving effect to the sale by us of 6,000,000 shares in this offering, at an assumed initial public offering price of $7.00 per share, and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

You should read this table in conjunction with the sections of this prospectus captioned “Use of Proceeds,” “Selected Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the audited financial statements and related notes included elsewhere in this prospectus.

	March 31, 2004
	Actual	Pro Forma	Pro Forma As Adjusted
	(restated)	(restated)	(restated)
Mandatorily redeemable convertible preferred stock, no par value, 5,500,000 shares authorized and 3,985,025 issued and outstanding actual; none issued and outstanding pro forma and pro forma as adjusted	27,706,000

Shareholders’ equity:

Preferred stock, $0.001 par value: no shares authorized, issued and outstanding actual; 30,000,000 shares authorized and none issued and outstanding pro forma and pro forma as adjusted		—	—

Common stock, $0.001 par value: no shares authorized, issued and outstanding actual; 120,000,000 shares authorized and 10,456,592 issued and outstanding pro forma; 16,456,592 issued and outstanding pro forma as adjusted		10,000	16,000

Class A common stock, no par value: 20,000,000 shares authorized and 802,414 issued and outstanding actual; no shares authorized, issued and outstanding pro forma and pro forma as adjusted	4,591,000

Class B common stock, no par value: 10,000,000 shares authorized and 5,370,000 issued and outstanding actual; no shares authorized, issued and outstanding pro forma and pro forma as adjusted	105,000

Additional paid-in capital		32,392,000	69,694,000

Deferred stock-based compensation	(775,000)	(775,000)	(775,000)

Accumulated deficit	(31,916,000)	(31,916,000)	(31,916,000)

Total shareholders’ (deficit) equity	$(27,995,000)	$(289,000)	$37,019,000

Total capitalization	$(289,000)	$(289,000)	$37,019,000

The information in the table above does not include:

•	1,385,180 shares of common stock subject to outstanding options as of March 31, 2004, granted under our 2000 Stock Option Plan at a weighted-average exercise price of $4.92 per share;

•	an additional 1,614,820 shares of common stock reserved for issuance upon exercise of options that may be granted under our 2000 Stock Option Plan after March 31, 2004;

•	2,000,000 shares of common stock reserved for issuance upon exercise of options that may be granted under our 2004 Equity Incentive Plan;

•	170,843 shares of common stock issuable upon exercise of an outstanding warrant for Series A preferred stock as of March 31, 2004, at an exercise price of $10.00 per share, and subsequent conversion of this preferred stock into common stock;

•	164,000 shares of common stock issuable upon exercise of an outstanding warrant as of March 31, 2004, at an exercise price of $3.65 per share of which 82,000 shares are currently vested, which warrant terminates if not exercised prior to completion of this offering;

•	approximately 115,000 shares of common stock issuable upon exercise of warrants issued after March 31, 2004, at an exercise price of $7.20 per share, assuming an initial public offering price of $7.00 per share;

•	approximately 387,486 shares of common stock issuable upon conversion of convertible promissory notes issued after March 31, 2004, assuming an initial public offering price of $7.00 per share, the completion of this offering on or about June 30, 2004, and the election by holders of all of these notes to convert on or about the date of completion;

•	600,000 shares of common stock issuable upon exercise of representative’s warrants exercisable one year from the date of this prospectus, which warrants will be issued upon completion of this offering to certain underwriters and related persons, at an exercise price of $8.40 per share, assuming an initial offering price of $7.00 per share.

DILUTION

As of March 31, 2004, our net tangible book value was a negative value of approximately $28.0 million, or a negative $4.53 per share of common stock. Our pro forma net tangible book value as of March 31, 2004, was a negative value of approximately $0.3 million, or a negative value of approximately $0.02 per share of common stock, assuming the conversion of all outstanding shares of Series A preferred stock and Series B preferred stock into 4,284,178 shares of common stock and the conversion of all outstanding shares of Class B common stock into 5,370,000 shares of common stock. Pro forma net tangible book value per share represents the amount of our total assets less intangible assets and less our total liabilities, divided by the total pro forma number of shares of common stock outstanding.

After giving effect to the sale of our shares of common stock in this offering at an assumed initial public offering price of $7.00 per share and our receipt of the estimated net proceeds of the offering, our pro forma as adjusted net tangible book value as of March 31, 2004 would have been approximately $37.0 million, or $2.25 per share. This represents an immediate increase in pro forma net tangible book value of $2.28 per share to existing shareholders and an immediate dilution of $4.75 per share to new investors in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$7.00
Net tangible book value per share as of March 31, 2004	$(4.54)
Effect of conversion of preferred stock into common stock	4.51

Pro forma net tangible book value per share as of March 31, 2004	(0.03)
Increase per share attributable to new investors	2.28

Pro forma as adjusted net tangible book value per share after this offering		2.25

Dilution in net tangible book value per share to new investors		$4.75

The following table summarizes, as of March 31, 2004, on the pro forma basis described above, the differences between existing shareholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriters’ discount and our estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	10,456,592	63.5%	$30,285,000	41.9%	$2.90
New investors in this offering	6,000,000	36.5	42,000,000	58.1	$7.00

Total	16,456,592	100.0%	$72,285,000	100.0%

If the underwriters exercise their over-allotment option in full, our existing shareholders would own 60.2% and our new investors would own 39.8% of the total number of shares of our common stock outstanding after this offering.

The information in the table above does not include:

•	1,385,180 shares of common stock subject to outstanding options as of March 31, 2004, granted under our 2000 Stock Option Plan at a weighted-average exercise price of $4.92 per share;

•	1,614,820 shares of common stock reserved for issuance upon exercise of options that may be granted under our 2000 Stock Option Plan after March 31, 2004;

•	2,000,000 shares of common stock reserved for issuance upon exercise of options that may be granted under our 2004 Equity Incentive Plan;

•	170,843 shares of common stock issuable upon exercise of an outstanding warrant for Series A preferred stock as of March 31, 2004 at an exercise price of $10.00 per share, and subsequent conversion of this preferred stock into common stock;

•	164,000 shares of common stock issuable upon exercise of an outstanding warrant as of March 31, 2004, at an exercise price of $3.65 per share, of which 82,000 shares are currently vested, which warrant terminates if not exercised prior to this offering;

•	approximately 115,000 shares of common stock issuable upon exercise of warrants issued after March 31, 2004, at an exercise price of $7.20 per share, assuming an initial public offering price of $7.00 per share;

•	approximately 387,486 shares of common stock issuable upon conversion of convertible promissory notes issued after March 31, 2004, assuming an initial public offering price of $7.00 per share, the completion of this offering on or about June 30, 2004, and the election by holders of all of these notes to convert on or about the date of completion;

•	600,000 shares of common stock issuable upon exercise of representative’s warrants exercisable one year from the date of this prospectus, which warrants will be issued upon completion of this offering to certain underwriters and related persons, at an exercise price of $8.40 per share, assuming an initial offering price of $7.00 per share.

Some of the options and warrants listed above have exercise prices below the assumed initial offering price of $7.00 per share; therefore, new investors will suffer additional dilution if and when those options and warrants are exercised. If all in-the-money options and warrants were exercised as of March 31, 2004, assuming no exercise of the underwriters’ over-allotment option, there would be 1,064,250 shares purchased by holders of options and warrants at a weighted average price of $2.41 per share; the shares purchased from us by new investors in the offering would represent 34.2% of our outstanding common stock and the proceeds we receive from new investors would represent 56.0% of the total consideration we have received for all of our common stock outstanding after this offering.

To the extent we issue new options or rights under our stock plans or issue additional shares of common stock in the future, new investors may experience further dilution.

SELECTED FINANCIAL INFORMATION

The selected financial information set forth below under the captions “Statement of Operations Data” for each of the years in the three year period ended December 31, 2003 and “Balance Sheet Data” as of December 31, 2002 and 2003 are derived from our audited financial statements included elsewhere in this prospectus. The “Balance Sheet Data” and “Statement of Operations Data” as of March 31, 2004 and for each of the three months ended March 31, 2003 and 2004 are derived from unaudited financial statements included elsewhere in this prospectus. The “Statement of Operations Data” for the period from inception through December 31, 2000 and the “Balance Sheet Data” as of December 31, 2000 and 2001 are derived from financial statements not included in this prospectus. The selected financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

	Period from Inception (January 7, 2000) through December 31, 2000	Year Ended December 31,			Three Months Ended March 31,
		2001	2002	2003	2003	2004(1)
						(restated)
Statement of Operations Data:
Revenue	$61,000	$860,000	$946,000	$1,725,000	$369,000	$316,000
Cost of revenue	70,000	310,000	330,000	1,014,000	198,000	194,000

Gross profit (loss)	(9,000)	550,000	616,000	711,000	171,000	122,000

Research and development expense	1,266,000	7,251,000	8,300,000	7,602,000	2,005,000	1,794,000
Marketing, general and administrative expense	1,230,000	2,996,000	1,221,000	1,270,000	340,000	920,000

Total operating expenses	2,496,000	10,247,000	9,521,000	8,872,000	2,345,000	2,714,000

Loss from operations	(2,505,000)	(9,697,000)	(8,905,000)	(8,161,000)	(2,174,000)	(2,592,000)
Interest income	1,000	377,000	199,000	39,000	23,000	—
Interest expense	(400,000)	(319,000)	—	—	—	—
Realized gain on sale of investment securities	—	—	8,000	39,000	27,000	—

Net loss	(2,904,000)	(9,639,000)	(8,698,000)	(8,083,000)	(2,124,000)	(2,592,000)
Deemed dividend upon issuance of mandatorily redeemable convertible preferred stock	—	—	—	—	—	(500,000)

Net loss available to common shareowners	$(2,904,000)	$(9,639,000)	$(8,698,000)	$(8,083,000)	$(2,124,000)	$(3,092,000)

Net loss per share—basic and diluted	$(0.65)	$(1.57)	$(1.41)	$(1.31)	$(0.34)	$(0.50)

Weighted-average shares outstanding—basic and diluted	4,450,000	6,157,000	6,172,000	6,172,000	6,172,000	6,172,000

	As of December 31,				As of March 31, 2004(1)
	2000	2001	2002	2003
					(restated)
Balance Sheet Data:
Cash and cash equivalents	$67,000	$4,137,000	$687,000	$560,000	$410,000
Working capital	(3,218,000)	10,165,000	3,741,000	314,000	(817,000)
Total assets	3,149,000	15,988,000	8,589,000	4,058,000	3,361,000
Total liabilities	5,948,000	580,000	1,746,000	2,741,000	3,650,000
Mandatorily redeemable convertible preferred stock	—	24,603,000	24,603,000	27,206,000	27,706,000
Total shareholders’ deficit	(2,799,000)	(9,195,000)	(17,760,000)	(25,889,000)	(27,995,000)

The pro forma statement of operations data below sets forth net loss per share on a pro forma basis to reflect the conversion of all outstanding shares of Series A preferred stock and Series B preferred stock outstanding as of December 31, 2003 and March 31, 2004 into 3,989,857 and 4,284,178 shares of common stock, respectively, and the conversion of all outstanding shares of Class B common stock into 5,370,000 shares of common stock.

	Year Ended December 31, 2003	Three Months Ended March 31, 2004(1)
		(restated)
Pro Forma Statement of Operations Data:
Net loss available to common shareowners	$(8,083,000)	$(3,092,000)

Net loss per share—basic and diluted	$(0.89)	$(0.30)

Weighted-average shares outstanding—basic and diluted	9,053,000	10,227,000

(1)	See footnote 3 to the financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis by our management of our financial condition and results of operations in conjunction with our financial statements and the accompanying notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in “Risk Factors.”

Overview

Lumera develops proprietary polymer materials and products based on these materials for a broad range of applications. We are developing products in the following key areas:

•	Wireless antennas and systems;

•	Biotechnology disposables;

•	Electro-optic devices; and

•	Polymer-based products for government applications.

We have focused on these four business opportunities to address growth markets for which we intend to develop high-value products. We intend to build a sales and marketing force to directly address these markets.

We were established in early 2000 as a majority-owned subsidiary of Microvision, Inc. to capitalize on technology licensed from the University of Washington in the field of electro-optic modulators for optical switching applications. Until recently, we have concentrated primarily on the development of our technology and potential products. We were in the development stage until December 31, 2003. As we move from a development stage company to a product vendor, we expect that our financial condition and results of operations will undergo substantial change. In particular, we expect to record both revenue and expense from product sales, to incur increased costs for sales and marketing and to increase general and administrative expense. Accordingly, the financial condition and results of operations reflected in our historical financial statements are not expected to be indicative of our future financial condition and results of operations.

From inception through 2003, substantially all of our revenue was generated from development contracts with the United States government or with government contractors. Prospectively, we intend to generate revenue through sales of our products to original equipment manufacturers, or OEMs, and industry partners and through development contracts. Our ability to generate product revenues is dependent on the development of relationships with potential OEMs and industry partners.

Prospectively, we will need to transition in-house the services provided by Microvision. This will require us to create our own infrastructure, including operational and financial systems, and related internal controls, and to recruit qualified personnel. Failure to do so could adversely affect our ability to support our operations.

We have incurred substantial net losses since inception. We have satisfied our capital requirements since inception primarily through the issuance and sale of common stock, preferred stock and convertible promissory notes. In March 2001, we raised $24 million from the sale of Series A preferred stock. From August to October 2003, we raised an aggregate of $2.7 million from the sale of Series B preferred stock. In March 2004, we raised $500,000 from the sale of Series B preferred stock, and in April 2004, we raised $2.3 million from the issuance of convertible promissory notes to investors.

Results of Operations

Revenue. From inception through 2003, substantially all of our revenue has been generated from development contracts with the United States government or with government contractors. For example, in August 2001, we entered into a $1.6 million contract with a U.S. government agency to develop new electro-optic polymer materials appropriate for the fabrication of new modulator devices. In October 2002, we entered into a $1.0 million contract modification with this government agency to continue development of these electro-optic polymer materials, and in November 2003, we entered into a $950,000 contract extension with the government agency to continue development of electro-optic polymer materials and devices. In December 2002, we entered into a $149,000 feasibility study with a government contractor to assess the prospects of developing an electro-optic organic polymer. This study was extended into a Phase II study in 2003 for an additional $400,000. In addition, in August 2003, we entered into a $497,000 contract with a U.S. government agency to develop new modulator technology. We expect revenue from development contracts to continue in 2004 at levels comparable to 2003. In future periods contract revenue could fluctuate significantly.

Our current contracts are cost plus fixed fee type contracts. Under the terms of a cost plus fixed fee contract, the U.S. government reimburses us for actual direct and indirect costs incurred in performing the contracted services up to a specified contract amount. We are under no obligation to spend more than the contract amount to complete the contracted services. We expect that future revenue from U.S. government contracts will decrease as a percentage of revenue and that product revenue from the sale of commercial products will increase both on a dollar basis and as a percentage of revenue in future years.

Cost of Revenue. Historically, cost of revenue has consisted primarily of the direct and allocated indirect costs of performing on development contracts. Direct costs include labor, materials and other costs incurred directly in performing specific projects. Indirect costs include labor and other costs associated with our research and product development efforts and building our technical capabilities and capacity. The cost of revenue can fluctuate substantially from period to period depending on the level of both the direct costs incurred in the performance of projects and the level of indirect costs incurred. The cost of revenue as a percentage of revenue can fluctuate significantly from period to period depending on the contract mix, the cost of future planned products and the level of direct and indirect cost incurred.

We expect that cost of revenue on a dollar basis will increase in the future as a result of anticipated sales of products, additional development contract work that we expect to perform, and commensurate growth in our personnel and technical capacity required to perform on these contracts.

Research and Development Expense. Research and development expense consists primarily of:

•	compensation for employees and contractors engaged in internal research and product development activities;

•	research fees paid to the University of Washington under a sponsored research agreement;

•	stock-based research expense relating to grants of common stock made to the University of Washington;

•	laboratory operations, outsourced development and processing work;

•	fees and expenses related to patent applications, prosecution and protection;

•	costs incurred in acquiring and maintaining licenses; and

•	related operating expenses.

A significant portion of our research and development expense relates to payments and a grant of common stock pursuant to agreements with the University of Washington. In October 2000, we entered into a licensing agreement and a sponsored research agreement with the University of Washington. The licensing agreement grants us rights to certain intellectual property, including materials technology being developed under the sponsored research agreement. In consideration for the licensing agreement, we paid a one-time, non-refundable license issue fee of $200,000 to the University of Washington, which was recorded as research and development expense in 2000.

Under the terms of the licensing agreement, we issued 802,414 shares of common stock to the University of Washington. The shares, although initially subject to a vesting schedule tied to performance under the sponsored research agreement, were vested in full by mutual agreement with the University of Washington on January 8, 2001. The shares issued were valued at $3,009,000. The value of the shares issued was recorded as prepaid stock- based research expense and was amortized over the original three-year term of the sponsored research agreement, which began in March 2001 after the signing of the research plan. At December 31, 2003, there was $159,000 of prepaid stock-based research costs remaining to be amortized. Under the terms of the licensing agreement, we are also required to pay certain costs related to the filing and processing of patents related to the agreements. In addition, we are required to pay certain ongoing royalty payments of a minimum of $75,000 per year. We have not made any royalty payments to date in excess of these minimums. These payments are expensed as incurred.

In addition, as part of the sponsored research agreement, we agreed to pay an aggregate of $9,000,000 in quarterly payments over three years for research services. The first payment was made on February 26, 2001. We expensed the total expected payments on a straight-line basis because there was no more readily determinable pattern of the performance of the research services under the agreement. We also committed to pay $300,000 per year to the University of Washington during the original three-year term of our sponsored research agreement for additional research related to polymer materials.

In February 2002, we and the University of Washington amended the sponsored research agreement to extend quarterly payments and performance through 2005. In March 2003, we entered into a second amendment to the agreement, which deferred certain 2003 payments until 2004. In November 2003, we and the University of Washington entered into a third amendment to the agreement. Under the terms of the third amendment, our payment obligation to the University of Washington was reduced to $125,000 per quarter from October 1, 2003 to September 30, 2004, and $300,000 for the quarter ending December 31, 2004. The amendment required us to make our unpaid payments of $2,000,000 by May 2005, unless making the payment would materially adversely affect our ability to continue operations.

In April 2004, we and the University of Washington entered into a fourth amendment to the agreement that eliminated the $2,000,000 payment in May 2005. It requires payments of $125,000 for the quarter ending June 30, 2004 and $250,000 for each of the quarters ending September 30 and December 31, 2004. The agreement will then terminate after payments of $375,000 in each of the first two quarters of 2005. The payments under the sponsored research agreement, as revised by the fourth amendment, will total $5,750,000.

After each amendment noted above, we prospectively adjusted the amortization of the research payments to account for the extended period over which the payments will be made and the services will be provided. As a result of these adjustments, we have cumulatively recognized expenses in excess of payments made of $1,025,000 at December 31, 2002 and $1,948,000 at December 31, 2003.

In connection with the acquisition of a technology license from Arizona Microsystems in October 2002, we are required to pay $200,000 if we complete financing transactions in an aggregate amount greater than $10,000,000. We expect to make this payment after completion of this offering. This payment will be expensed as research and development expense when paid.

We expect to continue to incur substantial research and development expense to develop commercial products using polymer materials technology. These expenses could increase as a result of:

•	continued development and commercialization of our polymer materials technology;

•	subcontracting work to potential development partners;

•	expanding and equipping in-house laboratories;

•	acquiring rights to additional technologies;

•	hiring additional technical and support personnel;

•	pursuing other potential business opportunities; and

•	incurring related operating expenses.

We expect that research and development expense will be offset in part by anticipated decreases in payments to the University of Washington over the next two years and as a result of the prepaid stock-based research expense relating to the common stock granted to the University of Washington in 2001 being fully amortized in February 2004. We expect that research and development expense as a percentage of revenue will decrease substantially in future periods.

Marketing, General and Administrative Expense. Marketing, general and administrative expense consists primarily of compensation and support costs for management and administrative staff, and for other general and administrative costs, including accounting, consulting and other operating expenses. It also consists of costs associated with corporate awareness campaigns such as web site development and participation at trade shows, corporate communications initiatives and efforts with potential customers and joint venture partners to identify and evaluate product applications in which our technology could be integrated or otherwise used.

We have an intercompany arrangement with Microvision under which we obtain certain executive, investor relations, accounting and finance, legal, human resources, information systems and facilities services from Microvision. We also lease office and laboratory space from Microvision under a two-year lease agreement.

We expect marketing, general and administrative expense to increase in future periods as we:

•	significantly increase our sales and marketing staff and activities as we begin commercial sales of our products; and

•	increase the level of corporate and administrative activity, including increases associated with our operation as a public company.

Interest Income and Expense. Interest income consists of earnings from investment securities. Dividend and interest income are recognized when earned. Realized gains and losses are included in other income. We will recognize interest expense as a result of our issuance of an aggregate $2.3 million in promissory notes in April 2004 until such notes are converted or prepaid following completion of this offering.

Income Taxes. From inception through December 31, 2003, we have generated federal net operating loss carryforwards of approximately $27.2 million and research and development credits of approximately $692,000. Our net operating loss carryforwards begin expiring in 2020. In some circumstances, as specified in the Internal Revenue Code, a 50% or more ownership change by certain combinations of our shareholders during any three-year period would result in a limitation on our ability to use a portion of our net operating loss carryforwards.

Comparison of Three Months Ended March 31, 2004 and 2003

Revenue. Revenue decreased by $53,000 to $316,000 for the quarter ended March 31, 2004 from $369,000 for the quarter ended March 31, 2003. The decrease in revenue for the three months ending March 31, 2004 compared to the same period in 2003 is due to a shift in resources from revenue generating government contracts to our commercial product development work as we prepare our products for market.

Cost of Revenue. Cost of revenue decreased by $4,000 to $194,000 for the quarter ended March 31, 2004 from $198,000 for the quarter ended March 31, 2003.

Research and Development Expense. Research and development expense decreased to $1,794,000 for the quarter ended March 31, 2004 from $2,005,000 for the quarter ended March 31, 2003, due to a decrease in expenses relating to our sponsored research agreement with the University of Washington and related stock amortization.

Marketing, General and Administrative Expense. Marketing, general and administrative expense increased to $920,000 for the quarter ended March 31, 2004 from $340,000 for the quarter ended March 31, 2003, due to increased stock option-related expenses. Certain options were issued with below market exercise prices in the first quarter of 2004, with the expense resulting from vesting during the quarter.

Interest Income. There was no interest income for the quarter ended March 31, 2004 compared to $23,000 for the quarter ended March 31, 2003.

Restatement of financial results for the three months ended March 31, 2004

In July 2004 we revised our estimate of the fair value of common stock. This revision resulted in an additional stock-based compensation charge during the first quarter of 2004 and an increase in the amount of deferred stock-based compensation as of March 31, 2004. Further, the change also increased the amount of the deemed dividend which was recorded upon the sale of the 250,000 shares of Series B convertible preferred stock in March 2004. Additionally there were minor changes in current and non-current liabilities reflecting additional charges resulting from the adjustment of fair values of options issued to non employees for consulting services. The impact of this revision is included within footnote 3 to the financial statements.

Comparison of Years Ended December 31, 2003, December 31, 2002 and December 31, 2001

Revenue. Revenue increased by $779,000 to $1,725,000 in 2003 from $946,000 in 2002, and increased by $86,000 to $946,000 in 2002 from $860,000 in 2001. The increase from 2002 to 2003 resulted from a higher level of development contract business in 2003 than in 2002. In 2003, our revenue was primarily derived from performance on development contracts with the United States government. We also derived revenue in 2003 from a government subcontractor and from services provided to a semiconductor company. In 2002 and 2001, all of our revenue was derived from performance on development contracts with the United States government or government subcontractors. The increase in revenue from 2001 to 2002 resulted from a higher level of development contract business in 2002 than in 2001.

Cost of Revenue. Cost of revenue increased by $684,000 to $1,014,000 in 2003 from $330,000 in 2002, and increased by $20,000 to $330,000 in 2002 from $310,000 in 2001. On a percentage of revenue basis, cost of revenue was 59% in 2003, 35% in 2002 and 36% in 2001. Cost of revenue as a percentage of total revenue increased in 2003, notwithstanding the increase in revenue from fiscal 2002 to fiscal 2003, as the overhead recovery rates charged by us were contractually lower on average than in fiscal 2002. As a result of the decrease in average overhead recovery rates, the direct labor rates increased by approximately 6%, as a percentage of total revenue, and overhead and benefits increased by approximately 18%, as a percentage of total revenue.

Research and Development Expense. Research and development expense decreased to $7,602,000 in 2003 from $8,300,000 in 2002, and increased to $8,300,000 in 2002 from $7,251,000 in 2001. The decrease from 2002 to 2003 was primarily attributable to a decrease in recorded expenses relating to our sponsored research agreement with the University of Washington. In 2003, we recorded $1,924,000 in expenses relating to the sponsored research agreement compared to $2,400,000 recorded in 2002. As a result of the amendments made to the original research agreement during 2002 and 2003, our payments were less than the expense recorded. As of December 31, 2002 and 2003, we had paid $1,025,000 and $1,948,000 less than expense recorded, respectively. Total payments made under the agreement were $4,375,000 through December 31, 2003.

The increase in research and development expense from 2001 to 2002 was primarily attributable to an increase in recorded expenses relating to our sponsored research agreement with the University of Washington.

In 2002, we recorded $2,400,000 in expenses relating to the sponsored research agreement compared to $2,000,000 in 2001.

We have also incurred research and development expense in these periods in connection with the issuance of equity securities:

•	In January 2001, we issued 802,414 shares of our common stock to the University of Washington pursuant to the sponsored research agreement. The total value of the stock of $3,009,000 was recorded as a prepaid research expense and was amortized on a straight-line basis over the original three-year term of the sponsored research agreement. The amount of amortization expense relating to the sponsored research agreement will decrease in future periods because the amortization period ended in February 2004.

•	In October 2002, we issued a warrant to Arizona Microsystems to purchase 164,000 shares of our common stock at an exercise price of $3.65 per share in exchange for a license of certain technology. The warrant will terminate upon the earliest of (a) October 1, 2012, (b) certain change of control transactions or (c) the closing of a firm commitment underwritten public offering, and vested 25% on the date of grant with the remainder vesting 25% annually from the date of grant. The warrant was valued at the date of grant at $133,000 and is not subject to remeasurement as the counterparty’s performance was determined to be complete.

•	In August 2003, we entered into consulting agreements with two independent consultants to provide us with scientific consulting services. Under the terms of the agreements, the consultants received options to purchase an aggregate of 164,000 shares of common stock at an exercise price of $3.65 per share with a ten-year life. In the aggregate, 41,000 of the options were vested on the grant date. One third of the remaining 123,000 shares vest on each subsequent annual anniversary of the grant date and are subject to remeasurement at each balance sheet date during the period of the consultant’s performance. The value of these options is being recognized as expense over the two-year period of service under the agreements. The aggregate value of the options was estimated at $136,000 at the grant date and at December 31, 2003. Total expense for the options was $32,000 for the year ended December 31, 2003.

The following table shows the components of expense related to equity grants included in research and development expense for 2001, 2002 and 2003.

	2001	2002	2003
Common stock issued to the University of Washington	$844,000	$1,003,000	$1,003,000
Common stock warrant issued to Arizona Microsystems	—	133,000	—
Common stock options issued to employees and other third parties	21,000	7,000	38,000

	$865,000	$1,143,000	$1,041,000

Marketing, General and Administrative Expense. Marketing, general and administrative expense increased to $1,270,000 in 2003 from $1,221,000 in 2002, and decreased to $1,221,000 in 2002 from $2,996,000 in 2001. The decrease from 2001 to 2002 was primarily attributable to startup-related costs incurred in 2001. In the early stages of our operations, we were assisted by Microvision’s staff. Microvision allocated costs of approximately $600,000 for executive management, $400,000 for accounting staff and $170,000 for legal resources in 2001 to Lumera. In September 2001 we hired Thomas D. Mino as the Chief Executive Officer and increased our administrative staff. The build up in staffing increased recruiting and relocation costs for 2001 to $360,000 compared to costs of $10,000 in 2002. The allocation fee from Microvision was reduced in 2002 to $5,000 per month as many of these services were no longer required.

Interest Income and Expense. Interest income decreased to $39,000 in 2003 from $199,000 in 2002, and decreased to $199,000 in 2002 from $377,000 in 2001. These decreases in interest income resulted from decreasing average cash and investment securities balances from 2001 through 2003 as we incurred operating losses.

We incurred no interest expense in 2003 or 2002. In 2001 we incurred interest expense of $319,000. In February 2001, we issued a convertible promissory note to Microvision in connection with advances provided by them from inception through February 28, 2001, totaling $6.2 million. Borrowings under the promissory note and borrowings advanced to the date of the note bore interest at 25% per year. Upon the closing of our Series A preferred stock financing in March 2001, a portion of the note was converted into 264,000 shares of Series A preferred stock at $10.00 per share and the balance of the note of $3.5 million was repaid in cash. In lieu of cash payment of the interest, we issued warrants to Microvision to purchase 150,000 shares of Series A preferred stock at an exercise price of $10.00 per share. The value of the warrant was determined by the amount of interest forgiven of $719,000, which included $400,000 of accrued interest expensed in 2000.

Income Taxes. No provision for income taxes has been recorded because we have incurred net losses from inception through December 31, 2003. At December 31, 2003, we had net operating loss carryforwards of approximately $27.2 million and research and development tax credits of approximately $692,000.

Our revenue, expenses and operating results have fluctuated in the past and are likely to fluctuate in the future due to a variety of factors, many of which are beyond our control. Due to these factors, and due to the evolving nature of our business and the fact that we will no longer be a majority-owned subsidiary of Microvision after completion of this offering, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied on as an indication of future performance. In future periods our operating results may not meet the expectations of investors. If this happens, the price of our common stock could decline.

Liquidity and Capital Resources

We have funded our operations to date primarily through the sale of common stock and convertible preferred stock and, to a lesser extent, through revenues from development contracts and sales of services. We had an accumulated deficit of $31.9 million as of March 31, 2004. At March 31, 2004 we had $410,000 in cash, cash equivalents and investment securities.

Our cash used in operating activities was $1,135,000 for the quarter ended March 31, 2004 and $635,000 for the quarter ended March 31, 2003. Cash used in operating activities of $4,684,000 in 2003, $5,199,000 in 2002 and $8,454,000 in 2001 primarily resulted from net losses of $8,083,000 in 2003, $8,698,000 in 2002 and $9,639,000 in 2001. The differences in cash used in operating activities in each year are primarily due to the following noncash items and changes in assets and liabilities:

•	non-cash depreciation expense of $298,000 for the first quarter of 2004, $297,000 for the first quarter of 2003, $1,185,000 in 2003, $1,049,000 in 2002 and $850,000 in 2001;

•	amortization of the common stock granted to the University of Washington in connection with the research agreement amounting to $159,000 for the first quarter of 2004, $251,000 for the first quarter of 2003, $1,003,000 in 2003, $1,003,000 in 2002 and $844,000 in 2001; and

•	research liability resulting from the timing difference of expense recognition and cash payments made to the University of Washington under the sponsored research agreement. We paid $1,025,000 less than expense recognized in 2002 and $923,000 less in 2003; and

•	non-cash expenses related to issuance of stock options and amortization of deferred compensation of $648,000 for the quarter ending March 31, 2004.

Cash used by investing activities for the quarter ended March 31, 2004 was $15,000, compared to net cash provided by investing activities for the quarter ended March 31, 2003 of $1,171,000. Cash provided by investing activities was $1,954,000 in 2003 and $1,749,000 in 2002. Cash used in investing activities was $6,545,000 in 2001. Cash used for capital expenditures was $15,000 for the quarter ended March 31, 2004, $323,000 for the quarter ended March 31, 2003, $455,000 in 2003, $562,000 in 2002, and $1,872,000 in 2001. Historically, capital expenditures have been used to make leasehold improvements to leased office space and to purchase production equipment, computer hardware and software, laboratory equipment and furniture and fixtures to support our growth. Capital expenditures are expected to increase in the future as we expand our operations. We had net sales of investment securities of $1,494,000 for the quarter ended March 31, 2003, $2,409,000 in 2003, $2,311,000 in 2002 and $1,374,000 in 2001. We purchased $6,047,000 of investment securities in 2001.

Financing activities provided $500,000 for the quarter ended March 31, 2004. Cash provided by financing activities was $2,603,000 in 2003, none of which was in the first quarter of 2003, $0 in 2002 and $19,069,000 in 2001. The increase in cash provided by financing activities resulted primarily from increases in the net proceeds from the issuance of stock. We have made the following recent stock issuances:

•	In March 2001, we raised $21,244,000, net of issuance costs, from the sale of Series A preferred stock.

•	In August 2003 through October 2003, we raised $2,603,000, net of issuance costs, from the sale of Series B preferred stock.

•	In March 2004, we raised an additional $500,000 from the sale of Series B preferred stock.

In addition, in April 2004, we issued $2,300,000 in convertible promissory notes to investors. The notes accrue interest at a rate of 6.5% per year and are payable on demand upon completion of this offering. The principal amount and any accrued but unpaid interest is convertible at any time, at the option of the holder, into shares of our common stock. The conversion price is the lesser of $6.00 per share of common stock or the price per share offered to the public in this offering. In connection with this note financing, we also issued warrants to purchase shares of common stock. The number of shares is based on a formula based on the exercise price of the warrant and the face amount of the holder’s note. The exercise price of the warrants is equal to the lesser of $7.20 per share or 120% of the price per share offered to the public in this offering. All of the warrants are immediately exercisable and expire in 2009.

The following table lists our contractual obligations, including the amendment to the sponsored research agreement discussed above:

	Year Ending December 31,
	2004	2005	2006	2007	2008	Thereafter
	(dollars in thousands)
Contractual Obligations:
Operating leases	$249	$249	$62	$—	$—	$—
Minimum payments under research, royalty and licensing agreements†	750	825	75	75	75	450

Total	$999	$1,074	$137	$75	$75	$450

†	Royalty and license obligations continue through the lives of the underlying patents.

Our future expenditures and capital requirements will depend on numerous factors, including: the progress of our research and development efforts; the rate at which we can, directly or through arrangements with original equipment manufacturers, introduce and sell products incorporating our polymer materials technology; the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; market acceptance of our products and competing technological developments; and our ability to establish cooperative development, joint venture and licensing arrangements. In order to maintain our rights under our licensing agreement with the University of Washington, we are obligated to make royalty payments to the University of Washington with respect to certain polymer materials technology. Nevertheless, we expect our cash requirements to increase at a rate consistent with revenue growth as we expand our activities and operations with the objective of commercializing our polymer materials technology.

We expect that our cash used in operations will increase during 2004 and beyond as a result of the following planned activities:

•	increased production spending as our products are accepted and sold;

•	increased spending in marketing as our products are introduced into our target markets;

•	the addition of sales, marketing, technical and other staff to sell products, meet production needs and continue with future development efforts. We plan to increase the number of employees from the current 36 to an expected 52 by the beginning of 2005;

•	purchases of additional laboratory and production equipment;

•	the development of strategic relationships with systems and equipment manufacturers; and

•	increases in our general and administrative activities related to our operations as a public company and related corporate compliance requirements.

Our business does not presently generate the cash needed to finance our current and anticipated operations. We expect that the net proceeds from this offering, along with revenues from our existing contractual relationships, will be sufficient to fund our operations for at least the next twelve months. However, over time we will need to seek additional funding through public or private financings, including equity financings, and through other arrangements, including collaborative arrangements. Poor financial results, unanticipated expenses or unanticipated opportunities could require additional financing sooner than we expect. Such financing may be unavailable when we need it or may not be available on acceptable terms. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing stockholders may be reduced, and these securities may have rights superior to those of our common stock. If adequate funds are not available to satisfy either short-term or long-term capital requirements, or if planned revenues are not generated, we may be required to substantially limit our operations. This limitation of operations may include reductions in capital expenditures and reductions in staff and discretionary costs.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, contract losses, bad debts, investments and contingencies and litigation. We base our estimates on historical experience, terms of existing contracts, information provided by our current and prospective customers and strategic partners, information available from other outside sources, and on various other assumptions management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following accounting policies require our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

We recognize revenue as work progresses on long-term, cost plus fixed fee and fixed price contracts using the percentage-of-completion method, which relies on estimates of total expected contract revenue and costs. We use this revenue recognition methodology because we can make reasonably dependable estimates of the revenue and costs. Recognized revenues are subject to revisions as the contracts progress to completion and actual revenue and cost become certain. Revisions in revenue estimates are reflected in the period in which the facts that give rise to the revisions become known.

Contract estimates

We estimate contract costs based on the experience of our professional researchers, the experience we have obtained in our internal research efforts, and our performance on previous contracts. We have also utilized our parent’s, Microvision’s, experience in estimating contract costs on similar types of arrangements. We believe this allows us to reasonably estimate the tasks required and the contract costs; however, there are uncertainties in estimating these costs, such as the ability to identify precisely the underlying technical issues hindering development of the technology; the ability to predict all the technical factors that may affect successful completion of the proposed tasks; and the ability to retain researchers having enough experience to complete the proposed tasks in a timely manner. To date, we have mitigated the risk of failing to perform under these contracts by negotiating best efforts provisions, which do not obligate us to complete contract deliverables.

University of Washington Sponsored Research Agreement

We record research expense under the sponsored research agreement with the University of Washington on a straight-line basis because we do not have sufficient information to more readily determine the pattern of performance of research by the University of Washington under this agreement. Total research expenses to be recognized are based on the total expected payments to be made under the agreement. However, we have entered into several amendments to the original agreement and have extended the period of time over which payments will be made and have also changed the amount of these payments. We entered into these amendments to conserve our cash resources and to better align payments with expected performance by the University of Washington under the agreement. We prospectively adjust our expense recognition after each of these amendments. These amendments may have a significant impact on the amount of expense recognized in any one fiscal period.

Quantitative and Qualitative Disclosures About Market Risk

Substantially all of our cash equivalents and investment securities are at fixed interest rates, and as such, the fair value of these instruments is affected by changes in market interest rates. Due to the generally short-term maturities of these investment securities, however, we believe that the market risk arising from our holdings of these financial instruments is not material.

Our investment policy restricts investments to ensure principal preservation and liquidity. We invest cash that we expect to use within approximately sixty days in U.S. treasury-backed instruments. We invest cash in excess of sixty days of our requirements in high-quality investment securities. The investment securities portfolio is limited to U.S. government and U.S. government agency debt securities and other high-grade securities generally with maturities of three years or less.

Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 150 (SFAS No. 150), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within the scope of SFAS No. 150 as a liability (or an asset in some circumstances), many of which were previously classified as equity. On October 29, 2003, the FASB voted to defer the provisions of paragraphs 9 and 10 of SFAS No. 150 as they apply to mandatorily redeemable noncontrolling interests. We adopted the non-deferred provisions of SFAS No. 150 effective July 1, 2003 which had no material impact on our financial position or results of operations. We will evaluate the applicability of any changes to the deferred provisions upon their reissuance, but do not anticipate that the adoption of these provisions will have a material impact on our financial position or results of operations.

BUSINESS

Overview

Lumera develops proprietary polymer materials and is developing products based on these materials for a broad range of applications. We design and synthesize polymer materials at the molecular level—using our expertise in nanotechnology—to optimize their electrical, optical and surface properties. We use these materials to improve the design, performance and functionality of products for use in wireless and optical communications networks and in biochemical analysis. We believe we have developed a proprietary intellectual property position based on a combination of patents, licenses and trade secrets relating to the design and characterization of polymer materials, methods of polymer synthesis and production of polymers in commercial quantities, as well as device design, characterization, fabrication, testing and packaging technology.

We are developing products in the following key areas:

•	Wireless Antennas and Systems. Our AccuPath™ family of compact panel antennas for wireless fidelity (WiFi) and smart antenna applications and systems permits high-quality signal transmission and reception. Target customers include original equipment manufacturers of mobile computing and communications equipment, operators of WiFi “HotSpots,” and suppliers of corporate networks, municipal communication systems and defense battlefield networks. Our AccuPath™ 5.25 GHz and 2.4 GHz Antennas are currently under customer evaluation.

•	Biotechnology Disposables. Our NanoCapture™ Arrays are disposable biochips that are fabricated with a proprietary polymer coating and process. These biochips enable biologists to isolate DNA and protein samples for testing. Target customers include bioassay and pharmaceutical companies, diagnostic laboratories, government and academic laboratories and government agencies. Our NanoCapture™ Arrays are currently under customer evaluation. In addition, we are developing other disposable, low-cost diagnostic devices based on our ability to design and produce polymeric structures that have the ability to enhance biologic molecule detection.

•	Electro-Optic Devices. Our electro-optic devices convert data from electric signals into optical signals for use in communications systems and in optical interconnects for high-speed data transfer. Target customers include telecommunications component and systems manufacturers, networking and switching suppliers, semiconductor companies, aerospace companies and government agencies. We currently have two government contracts to produce polymer-based modulators for use in defense communications systems and phased array radar.

•	Polymer-Based Products for Government Applications. We use our proprietary polymer materials to develop custom-made electro-optic devices for the United States government, including Department of Defense agencies.

We have focused on these four business opportunities to address growth markets for which we intend to develop high-value products in the near term.

We have the ability to engineer, analyze and test polymer materials and related devices and the ability to engage in fabrication and packaging, including the use of clean room manufacturing technology and processes. Using this vertical integration, we seek to accelerate the product design and development cycle for our potential products.

We have strategic relationships with universities, government agencies and corporate partners, which provide us access to important technology. For example, we fund research under an agreement with the University of Washington relating to polymer materials technology, and we have the option to license the technology developed under this agreement. We also license technology from Arizona Microsystems, a company that specializes in the research and development of optical polymeric materials and fabrication processes. In addition, we have relationships with the Air Force Research Labs and other Department of Defense agencies, which have resulted in a number of research contracts as well as support from the government in developing novel technology and manufacturing methods.

Technology Background

Nanotechnology: Polymer Materials, Engineering and Process Development

Polymers are large carbon-based molecules that bond many small molecules together to form a long chain. Polymer materials can be engineered and optimized using nanotechnology to create a system in which unique surface, electrical, chemical and electro-optic characteristics can be controlled. Nanotechnology refers to the development of products and production processes at a scale smaller than 100 nanometers (a nanometer is one-billionth of a meter).

Materials based on polymers are used in a multitude of industrial and consumer products, from automotive parts to home appliances and furniture, as well as scientific and medical equipment. We believe that polymer materials engineered at the molecular level can have a significant role in the future development of commercially significant wireless communications, biotechnology and electro-optic related products. In addition, polymers, polymer-based devices and the processes used to create them are often patentable, which can provide the developers of such technology with a significant competitive advantage.

Markets and Lumera Products

The following table summarizes our target markets, our current and potential products and the initial applications for these products.

Markets	Products	Applications
Wireless Antennas and Systems	AccuPath™ 2.4 GHz Antennas AccuPath™ 5.25 GHz Antennas AccuPath™ Smart Antennas	• WiFi HotSpots • WiFi for enterprise • Wireless networking for voice, data and video • Defense/aerospace
Biotechnology Disposables	NanoCapture™ Arrays Disposable Diagnostics	• DNA and protein analysis • Diagnostics

Electro-Optic Devices	Electro-Optic Modulators High Speed Optical Interconnects	• Optical switching for telecom components • High speed signal processing (computing) • Optical sensing • Defense/aerospace

Wireless Antennas and Systems

The Market

The number and sophistication of wireless communication systems and antennas have increased to meet the growing demand for broadband wireless data and voice services. One communication system addressing this demand is WiFi, which generally refers to the 802.11 radio technology standards developed by the Institute of Electrical and Electronics Engineers. WiFi is used to create wireless local area networks in both home and office environments. Using WiFi antennas, these local area networks connect computers and other devices in the same physical area, allowing these devices to share resources such as Internet connections, printers, files and computer disk drives. WiFi limits the need for wiring to make physical connections between various devices. According to Infonetics Research, the worldwide market for wireless local area network hardware is projected to grow to approximately $3.14 billion in 2007 from $1.58 billion in 2002.

A growing application for WiFi antennas is in “HotSpots,” which are public places, such as coffee shops or airport terminals, where people can obtain wireless access to the Internet while on the premises. According to Gartner Research, the number of HotSpots worldwide increased from approximately 1,200 in 2001 to over 70,000 in 2003, and continued growth is expected through 2005.

In addition, we anticipate significant growth in the emerging market for wireless “smart” antennas. Smart antennas, which currently are used primarily in the defense sector, have historically used mechanical parts to steer radio frequency beams. This functionality allows the antenna to dynamically track users of the antenna signal, thereby improving the user’s quality of service through associated software that can provide better allocation of bandwidth among a number of users. Potential applications for smart antennas include global positioning satellite devices and systems and cellular, automotive, aerospace and defense applications. According to Visant Strategies, the market for smart antenna systems will reach $1.6 billion by 2008.

Lumera Product Opportunity

We currently have three categories of antenna products available for sale or in development: our Accupath™ WiFi antennas, our AccuPath™ smart antenna and custom-designed antennas for enterprise networks.

Our proprietary AccuPath™ 2.4 GHz and 5.25 GHz Antennas have been designed for specific HotSpot and enterprise applications. We designed these panel antennas to permit them to be manufactured on polymer laminates, which we believe will result in a lower-cost product with higher performance and greater reliability than currently available WiFi antennas.

Our AccuPath™ Smart Antenna, which is in the development phase, features polymer-based technology that provides electronic rather than mechanical beam steering. Accordingly, our smart antenna has no moving parts, which we expect will improve its accuracy and durability compared to antennas that use mechanical beam steering. In addition, we anticipate that our proprietary designs will result in a smart antenna that is small, lightweight and low cost. We currently expect to begin selling these antennas in the first quarter of 2005.

We have provided custom-designed wireless network antennas to a number of potential corporate customers for beta testing. We are designing these antennas to improve the security of networks by containing the signals within a well-defined perimeter, significantly reducing access to the radio frequency signal from outside the premises.

Biotechnology Disposables

The Market

We believe that a substantial opportunity in biotechnology markets exists in designing, manufacturing and selling biotechnology disposables, including biochips (also known as microarrays). Biochips are small glass or silicon chips, usually one inch by three inches in size, that are used to hold DNA or protein samples for analysis and diagnostics. Polymer coatings can be used on biochips to define the microwells in which the DNA or protein samples are placed. These coatings are effective in keeping the samples separate from each other on the surface of the chips due to unique surface properties of the polymers.

According to MRG Inc., the market for biochips is estimated to grow from approximately $1.1 billion in 2002 to approximately $2.7 billion by 2007. In addition, according to Kalorama Information, analytical microarrays are among the fastest growing segments in the life sciences industry.

We anticipate that the market for biotechnology disposables will continue to grow as the field of proteomics develops. Proteomics is the study of proteins, including their location, structure and function. Specific protein levels have been shown to be effective indicators of a number of diseases, including heart disease and several forms of cancer. We anticipate that as proteomics evolves, there will be an increasing demand for low-cost disposable diagnostic biochips and other devices for detecting disease.

An emerging technology related to proteomics that we anticipate will lead to increased use of biochips is mass spectrometry. Mass spectrometry is a research tool that can be used to measure the mass of biologic molecules such as DNA and proteins to determine the presence of various diseases or genetic defects. We expect that mass spectrometry will evolve from primarily a research tool to a diagnostic tool, leading to increased demand for disposable biochips used in mass spectrometry analysis for biologic molecules.

Lumera Product Opportunity

Our NanoCapture™ Arrays are biochips that are coated with our proprietary hydrophobic polymers. These water-resistant polymers surround the microwells on the biochips, helping to contain the DNA samples in the microwells and reduce cross-contamination between wells. Unlike other currently available biochips that use Teflon™ to produce microwells, we use a very thin layer of polymer coating on our NanoCapture™ Arrays, providing a cost-effective alternative to Teflon™. Because our polymer coatings are applied to our NanoCapture™ Arrays in very thin layers, these biochips provide the ability to isolate and contain extremely small amounts of samples for testing. This allows the production of biochips that can hold large numbers of samples on the same biochip, providing high throughput with minimal sample volumes. In addition, the polymers we use on our NanoCapture™ Arrays are compatible with silicon, glass, metal, plastic or other materials that provide the base layer for biochips, allowing for a wide range of additional applications.

Although we have designed our NanoCapture™ Arrays specifically for genetic analysis, they can be used in a broad range of biotechnology applications. We intend these arrays to be among the first disposable biochips used in mass spectrometry analysis for biologic molecules. Currently our NanoCapture™ Arrays are being tested by a prospective customer, and we expect to have pilot production orders in the second half of 2004. In addition, we are developing other disposable low-cost diagnostic devices based on our ability to design and produce polymeric structures that have the ability to enhance detection of biologic molecules.

Electro-Optic Devices

The Market

Electro-optic devices such as modulators translate electric signals into optical signals. Such devices are used in communication systems to transfer data over fiber-optic networks. Optical data transfer is significantly faster and more efficient than transfer technologies using only electric signals, permitting more cost-effective use of bandwidth for broadband Internet and voice services.

Current technologies that translate electric signals into optical signals generally rely on inorganic electro-optic materials. Polymer-based electro-optic modulators provide advantages over traditional switching technologies based on inorganic materials in terms of switching speed, optical transmission properties and lower operating voltages. We believe that the advantages in switching speed and other characteristics of polymer-based electro-optic modulators may drive increased sales of these modulators over the next several years.

We believe that growth in the overall optical components market will position the optical modulator market for growth. iSupply estimates that the worldwide market for optical components was $1.9 billion in 2003 and should grow by approximately 9% in 2004, 14% in 2005 and 15% in 2006. In addition, Electronicast has reported that global consumption value for optical modulators will increase from $183 million in 2003 to $810 million in 2008. According to Electronicast, electro-optic modulators accounted for over 60% of the modulator market in 2003.

We anticipate that an additional market for electro-optic devices may develop in connection with computer components. Some integrated circuit manufacturers are seeking to solve problems that exist with metal interconnects, which are used to move data directly from microprocessors to other computer components. Metal interconnects may become more problematic as processor speeds continue to increase. Unlike many metal interconnects, polymer-based interconnects can operate at higher circuit speeds by optically transmitting data between computer components and systems.

Lumera Product Opportunity

We are developing a new generation of electro-optic modulators and other devices for optical networks based on our proprietary polymer materials. Our polymer-based modulators can operate at speeds up to five times faster than existing inorganic crystal-based electro-optic modulators. In addition, using our polymers we can build modulators with three-dimensional flexible geometries that are not possible using inorganic materials. We believe we can design polymer-based electro-optic modulators that are smaller, lighter and more energy efficient than electro-optic modulators using inorganic crystals.

We expect to deliver modulators to a U.S. government agency for testing in the second half of 2004. As the commercial market develops, we intend to introduce a 10 gigahertz modulator designed to have significant price, power and size advantages over competing modulators. In addition, we have developed electro-optic materials that are being tested by a potential customer in optical interconnects for high-speed computing applications.

Polymer-Based Products for Government Applications

The Market

U.S. government agencies such as the Defense Advanced Research Projects Agency (DARPA) and the Air Force Research Labs have funded the development of polymers and polymer-enabled devices to improve the performance and reduce the cost of airborne and space-based wireless applications, including sensors and navigation, tracking and communications systems.

In addition, we expect increased government-sector demand for biotechnology disposables. The National Institutes of Health, the National Science Foundation and agencies associated with the Department of Homeland Security provide substantial funding for the private sector. These agencies represent a significant resource for additional product research funds to develop testing and diagnostic methods using biochips.

Lumera Product Opportunity

We develop customized products on a contract basis for U.S. government agencies and government subcontractors, including high performance electro-optic modulators currently unavailable in the commercial market. These development contracts provide us with revenues, help fund our research and development efforts and provide access to certain technological resources of the government and government subcontractors. We have been awarded development contracts valued at $4.6 million and are bidding on contracts that could result in up to $5 million in additional funding over the next two years.

The table below outlines the position of our key products within our product pipeline.

Business Strategy

Our objective is to be a leading provider of products based on our proprietary technology and know-how in nanotechnology-based polymer materials. We are initially targeting the markets for wireless antennas and systems, biotechnology disposables, electro-optic devices and polymer-based products produced for government applications. Our business strategy has the following components:

•	Use our nanotechnology-based polymer materials technology to establish an initial portfolio of successful products. We plan to develop polymer-enhanced commercial products and applications for diverse markets to achieve a broad customer base and multiple revenue sources. We also intend to continue to provide polymer-based products for government applications to offset the risk of weakened demand from potential commercial customers due to economic cycles.

•	Continue to develop proprietary intellectual property. We plan to advance our core competence in polymer materials technology by continuing to develop proprietary materials, processes, designs and devices. We also plan to protect our technology by filing patent applications where appropriate, obtaining exclusive technology rights where available and taking other appropriate steps to secure and protect intellectual property.

•	Minimize time to market. We intend to capitalize on our vertical integration, which combines the design, testing and fabrication of nanotechnology-based polymer materials and polymer-enabled devices. We believe our vertical integration will allow us to develop products more quickly to satisfy customer demands and take advantage of emerging market opportunities.

•	Develop a multi-channel sales and marketing organization. We intend to build a sales and marketing organization dedicated to developing customers and multiple distribution channels for our products. We plan to aggressively pursue sales of our potential products through the use of industry-specific sales representation organizations, such as wireless component and electro-optic component distributors. In addition, we plan to target market leaders as initial customers and to leverage relationships with these market leaders to obtain future contracts and sales references.

•

Leverage government contracts for technology advantage. We plan to continue to pursue government contracts to stay at the forefront of polymer materials technology advances. We believe the expertise we gain from government contract work will expand our proprietary knowledge, which we can use to develop products for commercial applications.

•	Expand our testing and manufacturing facilities. We plan to expand our state-of-the-art development, testing and manufacturing facilities, including the expansion of clean room facilities to support our growth.

•	Pursue opportunistic acquisitions. We intend to pursue acquisitions of complementary technologies and businesses to increase our intellectual property portfolio, expand our product offerings and enlarge and diversify our customer base.

•	Maintain and broaden our relationships with leading research facilities and personnel. Our relationships with academic institutions and their personnel have been critical to building our technology portfolio and our polymer materials expertise. We intend to continue to broaden these types of relationships to access novel technologies and achieve competitive advantages.

Research and Development Process

We have vertically integrated our operations with the goal of minimizing the time to market for our potential products and streamlining the product development process. We have four internal technical service departments supporting our research and development efforts:

Materials and chemistry. Our materials and chemistry department develops materials to meet the performance specifications requested by customers. This department is responsible for using existing synthesis methods as well as developing new methods to create novel polymer materials that meet customer specifications. Once a polymer material has passed all of the testing parameters and has been shown to have promise for commercial applications, this department develops new methods to synthesize larger quantities of such material.

Materials characterization and testing. Our materials characterization and testing department oversees early stage evaluations and conducts a full battery of tests at the completion of the synthesis of each new polymer material. This department evaluates test data using our central database. The department also helps create development strategies to optimize materials to meet customer specifications.

Process development and device fabrication. Our process development and device fabrication department integrates data from the material characterization and testing department to fabricate devices. This department analyzes device testing results to refine and improve fabrication processes and methods. In addition, the department works closely with the other departments, providing technical proposals on how materials or design variations can help enable more efficient fabrication processes.

Device design, testing and packaging. Our device design, testing and packaging department takes customer specifications and creates an initial device design using simulation software. Following device fabrication, this department runs a series of optical and electronic tests and creates a report that provides our other departments with directions on enhancing performance in future generations of materials and processes. The department also has the capability to package devices in pilot production quantities.

Collaborative Relationships

External collaborations are an important aspect of our strategic plan. We have relationships with the following partners:

University of Washington. We collaborate actively with the University of Washington, a leading research institution, to conduct research and development in the field of optical materials technology. In October 2000, we entered into a sponsored research agreement with the University of Washington to further the development of electro-optic materials and devices. Pursuant to this agreement, we approved a research plan submitted by the

University of Washington and sponsor several post-doctoral researchers and graduate research assistants. Their research covers improvements to polymer materials in several areas, including electro-optic activity, optical loss, long-term thermal stability and nanotechnology processibility. This research has resulted in four U.S. patent applications that are subject to our licensing agreement with the university. Pursuant to the sponsored research agreement, we have agreed to pay the University of Washington an aggregate of $5.8 million. As of December 31, 2003, we had paid $4.4 million of this amount.

In connection with the sponsored research agreement, we also entered into an exclusive licensing agreement with the University of Washington in October 2000, pursuant to which we acquired rights to intellectual property relating to electro-optic polymers and related organic materials and processes in the following fields of use:

•	optical networks for voice, data and related telecommunications communications;

•	optical computing applications and holographic optical memory systems;

•	beam steering, control and scanning; and

•	commercial and defense radar, guidance and sensing systems.

The sponsored research agreement allows us to add new patents and technology under the licensing agreement. The licensing agreement terminates upon the expiration of the last of the University of Washington’s patents that relate to this technology and that are licensed to us under the agreement, unless earlier terminated by the university or by us. Pursuant to the agreement, we issued shares of our common stock to the university valued at an aggregate of approximately $3.0 million. We also paid a $200,000 license fee to the university in March 2001. We have also agreed to pay certain costs related to filing and processing patents related to the agreement and to make ongoing royalty payments of at least $75,000 per year.

We have also paid an additional $900,000 to the University of Washington under the terms of a separate letter agreement for additional research related to the optical materials.

Arizona Microsystems, L.L.C. We have a consulting agreement with Arizona Microsystems, a company that specializes in the research and development of electro-optic polymeric materials and fabrication processes. Pursuant to this agreement, Arizona Microsystems provides us with consulting services in the field of electro-optic polymers. Pursuant to this consulting agreement, we have agreed to pay them $5,000 per month during the term of the agreement. In addition, pursuant to a separate licensing agreement with Arizona Microsystems, we have an exclusive sublicense in the field of electro-optic polymers to the rights to seven patents from Arizona Microsystems. Pursuant to these agreements, we paid Arizona Microsystems aggregate upfront payments of $200,000. We also granted Arizona Microsystems a warrant to purchase 164,000 shares of our common stock at an exercise price of $3.65 per share and agreed to pay them $200,000 if we obtain aggregate funding of $10 million or more. We will use a portion of the proceeds from this offering to make this payment.

We also have arrangements with various individual consultants who are experts in the field of polymers, including a professor at the University of Colorado at Boulder who has published numerous scholarly articles relating to novel polymer devices and applications of interest in high-speed digital-to-analog conversion and optically controlled phased-array radar. We also have arrangements with a professor at the University of Southern California who specializes in material characterization, device processing, optical device design and device applications, and a professor at the University of California, Los Angeles who consults with us in the areas of device processing, optical device design, high-speed radio frequency design and system-level device applications.

Patents and Other Intellectual Property

We were founded to develop and exploit technologies relating to polymers and related materials. Specifically, our technologies relate to:

•	polymer synthesis at the molecular level;

•	production of polymers in commercial quantities;

•	materials systems incorporating polymers;

•	materials characterization and testing methods; and

•	devices, designs and processes relating to polymers.

As a small company seeking to market and sell novel products in new markets, we believe that a robust technology portfolio is an essential element of our business strategy. Accordingly, we believe that our success will depend in large part on our ability to:

•	obtain patent and other proprietary protection for the materials, processes and device designs that we develop;

•	enforce and defend patents and other rights in technology, once obtained;

•	operate without infringing the patents and proprietary rights of third parties; and

•	preserve our trade secrets.

Our intellectual property consists principally of patentable inventions and trade secrets. We have developed some of this intellectual property internally and have also acquired intellectual property from our strategic partners and others. We and our strategic partners protect our intellectual property by filing domestic and foreign patent applications where appropriate and by maintaining an active program designed to preserve the confidentiality of our trade secrets. With respect to inventions and other intellectual property created under our development contracts with the U.S. government and government contractors, we typically have the right to retain title to any patents that issue to us in connection with the performance of these contracts, with the government retaining a non-exclusive license to use the patented technology for government purposes. The government typically also retains rights in any technical data that we develop using federal funding and deliver under a development contract. If we do not comply with government notice requirements with respect to inventions developed under these development contracts, the government could demand ownership of the inventions, in which case we would retain a license to use the inventions.

We have one issued United States patent and approximately 25 pending United States patent applications, three of which have received notices of allowance. Our patent and patent applications are directed to polymer and small molecule materials, methods of making materials, processing of materials, processing of devices, device designs and microarray analysis methods. We also have an exclusive sublicense in the field of electro-optic polymers to the rights to seven patents from Arizona Microsystems and have licensed four patent applications covering technology from the University of Washington. In addition, we have five international patent applications pending under the Patent Cooperation Treaty.

The discoveries or technologies covered by the patents and patent applications we own or license may not have commercial value. Also, issued patents may not provide commercially meaningful protection against competitors. Other parties may be able to design around our issued patents or independently develop technology having effects similar or identical to our patented technology. In addition, the scope of our patents and patent applications is subject to uncertainty and competitors or other parties may obtain similar patents of uncertain scope. For example, other parties may discover uses for polymers or technology different from the uses covered in our patents or patent applications, and these other uses may be separately patentable. Also, other parties may have patents covering the composition of polymers for which we have patents or patent applications covering only methods of use of these polymers.

Third parties may infringe the patents that we own or license, or claim that our potential products or related technologies infringe their patents. Any patent infringement claims that might be brought by or against us may cause us to incur significant expenses, divert the attention of our management and key personnel from other business concerns and, if successfully asserted against us, require us to pay substantial damages. In addition, a patent infringement suit against us could force us to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a patent covering a third party’s intellectual property.

In addition to our patented intellectual property, we also rely on unpatented technology, trade secrets and confidential information. We require each of our employees and consultants to execute a confidentiality agreement before beginning their employment or consulting relationship with us. These agreements generally provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the course of his or her relationship with us. Our agreements with employees provide that any intellectual property developed by the employee during the course of his or her employment is automatically assigned to us. Our agreements with consultants generally provide that we have the option to exclusively license all inventions conceived by the consultant in the course of rendering services to us. These agreements with employees and consultants may not provide effective protection of our technology or confidential information or, in the event of unauthorized use or disclosure, may not provide adequate remedies.

As part of our business strategy we collaborate with third parties in our research and development activities. Accordingly, disputes may arise about inventorship and corresponding rights to know-how and inventions resulting from the joint creation or joint use of intellectual property. In addition, these third parties may circumvent any proprietary protection we do have. They may independently develop equivalent technologies or independently gain access to and disclose substantially equivalent information, and confidentiality agreements and material transfer agreements we have entered into with them may not provide us with effective protection.

Manufacturing

We plan to engage in both in-house prototype manufacture and contract production level manufacturing. For our wireless antennas and systems, we have the capability to produce prototypes in-house and have agreements with outside contractors to manufacture these products on a commercial scale. For our NanoCapture™ Arrays, we estimate that our current in-house facilities are capable of producing up to 30,000 commercial products per month. We intend to expand our facilities to accommodate larger volumes. For our electro-optic devices, we estimate that our current in-house facilities are capable of producing up to 2,000 devices per month. To manufacture larger quantities of electro-optic devices, we expect to use third-party contract manufacturers who have high-capacity packaging and high-speed testing capabilities.

Sales and Marketing

We have recently begun the development of a sales and marketing organization by hiring Mr. Daniel Lykken as our Vice President of Sales and Marketing. We also have employees with experience in sales and marketing of polymer materials and related products who will contribute to the development of this organization. Our marketing professionals are focused on selling our antenna, biochip and electro-optic device product offerings. As our potential products advance in development, we expect to increase our marketing resources.

We plan to aggressively pursue sales of our potential products through the use of industry-specific sales representation organizations, such as wireless component and electro-optic component distributors. We also plan to target market leaders as initial customers and to leverage relationships with these market leaders to obtain future contracts and sales references. In addition, we plan to advertise in trade journals, participate in targeted industry trade shows and organizations, engage in focused public relations campaigns, and make scientific presentations at technical conferences.

In addition to using our own sales and marketing organization, we may promote our potential products with marketing partners. We may also rely on relationships with companies with established distribution systems and direct sales forces to distribute and sell our potential products.

Competition

The markets that we are targeting for our polymer materials technology are intensely competitive. In the wireless antenna and systems market, we expect to compete with Skycross, Inc., Cushcraft Corporation, HyperLink Technologies, Inc. and MAXRAD, Inc. In the biotechnology disposables market, we expect to compete with Tactical Fabs, Inc., Erie Scientific Company and Corning Incorporated. In the electro-optic modulators market, we expect to compete with Fujitsu Limited, Sumitomo Osaka Cement Company, Ltd., Avanex, Inc. and JDS Uniphase Corporation.

We believe the principal competitive factors affecting our markets are the:

•	ability to develop and commercialize polymer-based products, including appropriate patent and proprietary rights protection;

•	costs of these products; and

•	ability to enable advanced technologies.

Although we believe that we are well positioned to compete adequately with respect to these factors in the future, our future success is currently difficult to predict because we are an early stage company and all of our potential products are still in early stages of development.

Many of our existing and potential competitors have substantially greater research and product development capabilities and financial, scientific, marketing and human resources than we do. As a result, these competitors may:

•	succeed in developing products that are equal to or superior to our potential products or that achieve greater market acceptance than our potential products;

•	devote greater resources to developing, marketing or selling their products;

•	respond more quickly to new or emerging technologies or scientific advances and changes in customer requirements, which could render our technologies or potential products obsolete;

•	introduce products that make the continued development of our potential products uneconomical;

•	obtain patents that block or otherwise inhibit our ability to develop and commercialize our potential products;

•	withstand price competition more successfully than we can;

•	establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers; and

•	take advantage of acquisition or other opportunities more readily than we can.

Government Regulation

We are subject to federal, state and local laws and regulations relating to the generation, handling, treatment, storage and disposal of certain toxic or hazardous materials and waste products that we use or generate in our operations. We regularly assess our compliance with environmental laws and management of environmental matters.

We are also subject to federal procurement regulations associated with our U.S. government contracts. Violations of these regulations can result in civil, criminal or administrative proceedings involving fines, compensatory and punitive damages, restitution and forfeitures as well as suspensions or prohibitions from entering into government contracts. In addition, the reporting and appropriateness of costs and expenses under our government contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an agency of the U.S. Department of Defense. The contracts and subcontracts to which we are a party are also subject to potential profit and cost limitations and standard provisions that allow the U.S. government to terminate such contracts at its convenience. We will be entitled to reimbursement of our allowable costs and to an allowance for earned profit if the contracts are terminated by the U.S. government for convenience.

Sales of our potential products and services internationally may be subject to the policies and approval of the U.S. Department of State and Department of Defense. Any international sales may also be subject to United States and foreign government regulations and procurement policies, including regulations relating to import-export control, investments, exchange controls and repatriation of earnings.

Employees

As of March 31, 2004, we employed 34 full-time and part-time employees. Our team of chemists, materials scientists, electrical engineers, and optical physicists includes 12 Ph.D.s. From time to time, we also use independent contractors. None of our employees is represented by collective bargaining arrangements. To date, we have experienced no work stoppages, and we believe that our relationship with our employees is good.

Facilities

Our facilities occupy approximately 15,000 square feet of space in Bothell, Washington. We lease these facilities from Microvision pursuant to a sublease that expires in April 2006. The facilities contain the following:

•	approximately 2,000 square feet of space for our chemical facility, which houses 12 chemical hoods and has space for up to 16 researchers;

•	approximately 1,500 square feet of space for our class 100 clean room and related mechanical facilities;

•	approximately 1,000 square feet of space for our materials testing and characterization laboratory; and

•	approximately 500 square feet of space for our device characterization and testing laboratory.

In addition, our facilities contain general office space for up to 40 employees. Although we believe that these facilities are adequate to fulfill our current needs, we anticipate that we will need to expand our facilities in the next twelve months to satisfy our growth.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. We are currently not a party to any material legal proceedings, claims or litigation.

MANAGEMENT

The following table sets forth information about our executive officers, directors and key employees as of April 30, 2004.

Executive Officers, Directors and Key Employees

Name	Age	Position
Thomas D. Mino	57	Chief Executive Officer, President and Director
Robert J. Petcavich, Ph.D.	50	Chief Technology Officer
Daniel C. Lykken	51	Vice President of Sales and Marketing
Lora L. Tarabeih	37	Chief Accounting Officer and Treasurer
Robert A. Ratliffe (1)(2)	43	Chairman of the Board
William A. Owens (1)(2)	64	Director
Richard F. Rutkowski	48	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.

Thomas D. Mino has served as Chief Executive Officer, President and a director since September 2001. From November 1999 to September 2001, he served as Vice President and General Manager of the high-speed long-haul business unit of Agere Systems Inc., an optical components supplier. From 1991 to October 1998, Mr. Mino served as President and Chief Executive Officer of Synergy Semiconductor Corp., a specialty high-speed semiconductor manufacturer. Mr. Mino has a B.S.E.E. degree in Electrical Engineering from the University of Pittsburgh.

Robert J. Petcavich, Ph.D. has served as Chief Technology Officer since October 2003. From July 1992 to December 2002, Dr. Petcavich served as Chairman, Chief Executive Officer and Chief Technology Officer of Planet Polymer Technologies, Inc., an advanced materials company that he founded in 1991. From 1996 to December 2001, Dr. Petcavich served as the Chairman and Chief Executive Officer of Alife Medical Inc., a natural language processing software services provider that he founded in 1996. Dr. Petcavich has a Ph.D. degree in Polymer Science, an M.S. degree in Solid State Science, and a B.S. degree in Chemistry from Pennsylvania State University. Dr. Petcavich currently serves as a director of Planet Polymer Technologies.

Daniel C. Lykken has served as Vice President of Sales and Marketing since April 2004. From February 2003 to February 2004, Mr. Lykken served as Vice President Worldwide Sales of TeleSym Inc., a voice-over-Internet Protocol software company. From February 2002 to February 2003, Mr. Lykken served as a Strategic Account Team Manager of WatchMark Corporation, a service assurance and operational support system software provider. From October 2000 to August 2001, Mr. Lykken served as Director of Sales of Talk2 Technologies, Inc., an enhanced services provider to telecommunication carriers. From November 1999 to October 2000, Mr. Lykken served as Partner and Director of Sales of Meridian Venture Catalyst, LLC, a venture catalyst firm. From June 1999 to November 1999, Mr. Lykken served as Senior Sales Executive of Hitachi Data Systems, a data storage company. Mr. Lykken has a B.S. degree in Economics from Concordia College.

Lora L. Tarabeih has served as Controller since August 2003 and as Chief Accounting Officer and Treasurer since April 2004. From July 1998 to August 2003, Ms. Tarabeih served as Financial Reporting Analyst, Operations Controller and Division Controller at Siemens Medical Solutions, Inc.–Ultrasound Division, one of Siemens Corporation’s largest multi-national medical divisions. Ms. Tarabeih earned her CPA license in 1998. Ms. Tarabeih has an MBA with an emphasis in Finance from City University, Bellevue, Washington, and a B.A. in Business Administration from Southern Oregon University.

Robert A. Ratliffe has served as a director since February 2000 and as Chairman of the Board since May 2004. Since April 2004, Mr. Ratliffe has served as Senior Vice President/Capital Markets of Kennedy Associates

Real Estate Counsel, Inc., a real estate investment company, and as its Vice President from July 2003 to April 2004. From 1994 to June 2003, he served as Vice President and Principal of Eagle River, Inc., an investment company specializing in the telecommunications and technology sectors. Mr. Ratliffe has a B.A. degree in Political Science from the University of Washington. Mr. Ratliffe currently serves as a director of Microvision, an optical materials technology company.

William A. Owens has served as a director since February 2000 and was Chairman of the Board from February 2000 until May 2004. From October 2000 to November 2001, Admiral Owens served as our Chief Executive Officer. Since April 2004, Admiral Owens has served as President and Chief Executive Officer of Nortel Networks Corporation, a networking and communications services and infrastructure company. From 1998 to November 2002, Admiral Owens served as Vice Chairman and Co-Chief Executive Officer of Teledesic LLC, a satellite communications network company, and as chairman of its board of directors since November 2002. Admiral Owens has a B.S. degree in Mathematics from the U.S. Naval Academy, B.A. and M.A. degrees in Politics, Philosophy and Economics from Oxford University, and an M.B.A. degree from George Washington University. Admiral Owens currently serves as a director of TIBCO Inc., British American Tobacco Industries, p.l.c., Nortel Networks Corporation, Daimler Chrysler AG, and BIOLASE Technology, Inc.

Richard F. Rutkowski, a founder of Lumera, has served as a director since January 2000 and Vice Chairman since February 2000. From January 2000 to September 2001, Mr. Rutkowski served as our President. Since 1995, Mr. Rutkowski has served as Chief Executive Officer and a director of Microvision, and as its President from 1996 to August 2002.

Board of Directors

Our board of directors currently consists of four members. Two of those four directors, Mr. Ratliffe and Mr. Rutkowski, are also directors of Microvision, our current parent company and a significant stockholder following the completion of this offering. Currently, only Mr. Ratliffe qualifies as an independent director under the rules of the Nasdaq Stock Market. We intend to appoint at least three additional independent board members to comply with applicable SEC and Nasdaq independence requirements. Also, in November 2004, Admiral Owens will be considered independent. Unless a director dies, resigns or is removed earlier, each director serves until the next annual meeting of shareholders, provided that each director will serve until such director’s successor is elected and qualified.

Audit Committee

Our board of directors has established an audit committee, which is composed of Admiral Owens and Mr. Ratliffe. We intend to add a third member within ninety days of completion of the offering. The audit committee will assist the board by overseeing our accounting and financial reporting processes and the audits of our financial statements and reviewing the financial information to be provided to our shareholders and others. Among other duties specified in its written charter, the audit committee will:

•	have authority to select, oversee, approve the compensation of and, where appropriate, replace our independent auditors;

•	pre-approve all audit and permissible non-audit services provided by our independent auditors; and

•	review our audited financial statements, public filings and earnings press releases prior to issuance, filing or publication.

Our board of directors expects that at least one member of our audit committee will qualify as an audit committee financial expert as defined under SEC rules and regulations and the other members of our audit committee will satisfy the financial literacy requirements for audit committee members under current rules and regulations. We anticipate complying with these rules and rules regarding audit committee member independence in a timely manner.

Compensation Committee

Our board of directors has established a compensation committee, which is composed of Admiral Owens and Mr. Ratliffe. We intend to add at least one additional member of the compensation committee after completion of the offering. The principal functions of the compensation committee are to:

•	review our compensation strategy;

•	review the design of the compensation program;

•	oversee the administration of the compensation plans;

•	monitor and oversee the career development of executives and key employees;

•	establish annual performance commitments for our Chief Executive Officer, other executive officers and key management; and

•	review annual performance and determine the individual elements of total compensation for our Chief Executive Officer and other designated executives.

The compensation committee will administer our 2000 Stock Option Plan and 2004 Equity Incentive Plan.

Director Compensation

Our directors do not receive salaries for their services or reimbursement for expenses.

In March 2004, Admiral Owens and Messrs. Ratliffe and Rutkowski were each granted an option to purchase 65,000 shares of our common stock under our 2000 Stock Option Plan at an exercise price of $2.00 per share. Of this option, 30,000 shares were vested and immediately exercisable in recognition of past services. Of the remaining 35,000 shares, 5,000 shares vested on March 31, 2003, and 5,000 additional shares vest at the end of each quarter until September 30, 2005.

Executive Compensation

The following table sets forth the compensation earned for services rendered to us in all capacities during the fiscal year ended December 31, 2003 by Mr. Mino, our Chief Executive Officer. No other executive officer received a total salary and bonus in excess of $100,000 in 2003.

	Annual Compensation
Name and Principal Position	Salary	Bonus	Other Annual Compensation
Thomas D. Mino Chief Executive Officer	$325,000	$146,250	$5,790	(1)

(1)	Represents tax gross-up payments related to reimbursement of relocation expenses.

Option Grants in Last Fiscal Year

For the year ended December 31, 2003, no options were granted to Mr. Mino.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table contains information concerning option holdings of Mr. Mino at December 31, 2003.

	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003 (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas D. Mino	225,000	75,000	$—	$—

(1)	Based on an assumed initial offering price of $7.00 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

Compensation Committee Interlocks and Insider Participation

The compensation committee is composed of Admiral Owens and Mr. Ratliffe. Admiral Owens served as our Chief Executive Officer from October 2000 to November 2001.

None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our compensation committee or board of directors.

Employment Agreements and Change in Control Agreements

We entered into an employment agreement with Thomas D. Mino, our President and Chief Executive Officer, effective August 8, 2001. The agreement provides for an initial annual salary of $225,000, subject to annual review of our board of directors. Pursuant to this annual review, our board of directors increased Mr. Mino’s salary to $325,000 for 2003. Under the agreement, Mr. Mino also received an option to purchase up to 300,000 shares of common stock at an exercise price of $10.00 per share and is eligible to receive an annual cash incentive targeted at 50% of his annual salary. The term of Mr. Mino’s employment ends on September 3, 2004 unless the parties extend the agreement. The agreement provides that if Mr. Mino terminates his employment for any reason other than “constructive termination,” or if we terminate the agreement for cause, Mr. Mino will not receive any severance payment. If, after August 31, 2002, we terminate the agreement for any reason besides cause or if Mr. Mino is “constructively terminated” prior to a “change of control,” he will receive a lump sum payment equal to his salary and continued medical and dental insurance for a period equal to the greater of one year or the remaining period of the agreement. “Constructive termination” includes (1) a reduction of Mr. Mino’s salary or target incentive compensation, (2) a demotion or reduction in Mr. Mino’s duties, (3) a relocation of Mr. Mino’s current place of employment by more than 50 miles, or (4) a breach by us or our successor of any material provision of the agreement.

If Mr. Mino is terminated or “constructively terminated” following a “change of control,” Mr. Mino will receive a lump sum payment equal to his salary of record for a period of two years, two times his average cash bonuses received in the two preceding calendar years and continued medical and dental insurance for two years. Under the agreement, a “change of control” is deemed to occur on any of the following events: (1) any person, including a group as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, is or becomes the beneficial owner of more than 30% of the combined voting power of our outstanding securities, (2) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who constituted our board of directors prior to the transaction cease to constitute a majority of our or our successor’s board of directors, (3) we are merged or consolidated with another company and, as a result, less than 50% of the outstanding voting securities of the surviving or resulting company are owned in the aggregate by our former shareholders, (4) a tender offer or exchange offer is made and consummated for the ownership of our securities representing more than 30% of the combined voting power of our outstanding voting securities, or (5) we transfer substantially all of our assets to another company of which we own less than 50% of the outstanding voting securities.

Incentive Plans

2000 Stock Option Plan

Our 2000 Stock Option Plan, or the 2000 Plan, was originally adopted and approved in October 2000. We will not grant any further options under the 2000 Plan after this offering is effective. As of April 30, 2004, stock options to acquire up to 1,511,830 shares of our common stock were outstanding under the 2000 Plan. All stock options that are currently outstanding under the 2000 Plan were granted with an exercise price equal to the fair market value of our common stock on the date of grant, are scheduled to vest over four years and have a maximum term of 10 years, subject to earlier termination in certain events. Options may be exercised, in whole or in part, by payment in full of the purchase price in cash or by cashier’s or bank certified check or by means of a broker-assisted cashless exercise. Options typically terminate three months following termination of service, except in the case of termination by reason of cause or resignation in lieu of dismissal, where options terminate immediately, and in the case of death or disability, where a longer exercise period generally applies. No option may be exercised after expiration of its original term. In the event of certain corporate transactions, such as a merger or sale of all or substantially all of the assets of our company, the 2000 Plan provides that our board of directors will in its sole discretion determine treatment of outstanding options.

2004 Equity Incentive Plan

It is expected that prior to the completion of the offering our board of directors will adopt and our stockholders will approve the 2004 Equity Incentive Plan, or the 2004 Plan. The 2004 Plan provides for the grant of incentive stock options, or ISOs, and stock options that do not qualify as ISOs, as well as stock appreciation rights, restricted stock, stock units and other stock-based and cash-based incentives to directors, key employees and others.

Administration. The 2004 Plan will be administered by the compensation committee of our board of directors and its delegates. The committee’s authority will include, among other things, the power to construe the 2004 Plan, to select award recipients, to determine the types of awards and the number of shares subject to each award, and to set the terms and conditions of awards.

Number of shares reserved for issuance. The maximum number of shares of our common stock authorized to be issued under the 2004 Plan will be 2,000,000 shares plus an automatic annual increase, effective on the first day of our fiscal year beginning in 2005, equal to the least of (1) 2,000,000 shares, (2) 13.4% of the outstanding common stock for the immediately preceding year, and (3) such lesser amount as may be determined by our board of directors. Shares otherwise issuable under an award that are held back, for example, in payment of the exercise price or of taxes, are not counted against this limit. The limit is similarly determined net of shares of our common stock that are tendered to us in connection with an award. Awards that we assume or grant as substitute awards in connection with acquisition transactions will not reduce the number of shares authorized for issuance under the 2004 Plan. Separate limits apply to certain types of awards under the 2004 Plan.

The number of shares available for issuance under the 2004 Plan or subject to outstanding awards, other 2004 Plan limits and the terms of awards are subject to adjustment in the event of stock splits, stock dividends and other changes in capitalization, and in the event of certain other events if the compensation committee determines that an adjustment is appropriate.

Stock options. Stock options entitle the holder to purchase a specified number of shares of our common stock at a specified exercise price, subject to the terms and conditions of the option grant. The exercise price will be determined by the committee but will be at least 100% of the fair market value of the stock on the date of grant. Each option will be exercisable at such time or times as are determined by the committee, but no option under the 2004 Plan will be exercisable more than 10 years after the date of grant. The committee will determine the terms of each option, including the means by which the exercise price may be paid, which may include use of a broker-assisted exercise.

If the committee does not specify other terms and with exceptions in the case of death or disability, a participant will generally be able to exercise an otherwise exercisable option for up to three months following termination of employment. If a participant is terminated for cause, all options generally will automatically expire.

Stock appreciation rights. Stock appreciation rights, or SARs, may be granted alone or in tandem with stock option. Upon exercise of a SAR, the holder is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the grant price of the SAR. The committee may impose such conditions or restrictions on the exercise of a SAR as it deems appropriate. Payment upon exercise will be in cash, stock or any combination of cash or stock as determined by the committee.

Restricted stock and stock units. The committee may grant awards of common stock subject to repurchase or forfeiture unless specified conditions are satisfied and may also grant awards designated in units of common stock, which may also be subject to repurchase or forfeiture restrictions. Restricted stock consists of actual shares of our common stock that are subject to restrictions, whereas stock units represent a commitment by us to deliver shares of our common stock in the future, subject to any conditions to which the award is subject. The vesting of restricted stock and stock units may be based on service with us or the achievement of other performance criteria, as determined by the committee.

Other stock or cash awards. Under the 2004 Plan, the committee is also authorized to grant other stock-based or cash-based incentives, subject to such terms and conditions as may be determined by the committee.

Mergers, etc. In general, if our shares or assets are acquired in a merger, consolidation or similar transaction, or if we liquidate, outstanding stock options and SARs under the 2004 Plan will become exercisable and then terminate, and shares will be delivered under outstanding 2004 Plan awards of stock units, and the stock units will then terminate, unless the acquiror or survivor or an affiliate, if any, assumes the awards or provides for substitute awards. The committee may provide in these circumstances that shares issued in respect of awards be subject to appropriate restrictions.

Term, termination and amendment. Unless earlier terminated, the 2004 Plan will terminate 10 years after its adoption, although previously granted awards may continue in accordance with their terms. Subject to stockholder approval where required, the committee may amend the 2004 Plan or outstanding awards but may not adversely affect the rights of a participant under an outstanding award without the participant’s consent.

Director and Officer Indemnification and Limitations on Liability

Our certificate of incorporation provides that our directors will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty, except to the extent otherwise required by the Delaware General Corporation Law. This provision will not prevent our stockholders from obtaining injunctive or other relief against our directors nor does it shield our directors from liability under federal or state securities laws.

Our certificate of incorporation also requires us to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to a few very limited exceptions where indemnification is not permitted by applicable law. Our certificate of incorporation also requires us to advance expenses, as incurred, to our directors and officers in connection with any legal proceeding to the fullest extent permitted by the Delaware General Corporation Law. These rights are not exclusive.

Furthermore, we maintain a liability insurance policy, pursuant to which our directors and officers may be indemnified against certain liabilities they may incur for serving in their capacities as directors and officers of our company, including liabilities under the Securities Act of 1933.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with Microvision

As of March 31, 2004, assuming conversion of all outstanding shares of Series A preferred stock, Series B preferred stock and Class B common stock into common stock, Microvision owned approximately 52% of our outstanding common stock, and upon completion of this offering, will own approximately 33% of our common stock. Richard Rutkowski, Chief Executive Officer and President of Microvision and a member of Microvision’s board of directors, and Robert Ratliffe, a member of Microvision’s board of directors, also serve as members of our board of directors. Our interests may not always be aligned with the interests of Microvision. We do not have formal guidelines for dealing with potential conflicts of interest, but will address any such conflicts on a case by case basis.

We have the following current and past contractual relationships with Microvision.

Intercompany Services Agreement

We signed an intercompany services agreement dated March 1, 2001 with Microvision pursuant to which Microvision agreed to provide the following types of services to us:

•	executive recruitment;
•	strategy development, operations planning and financing;
•	investment relations;
•	accounting, finance and tax;
•	401(k) administration;
•	insurance support;
•	legal;
•	human resources;
•	information systems; and
•	general corporate.

We agreed to pay Microvision all of the direct costs associated with providing these services, including costs paid to third parties on behalf of us, salaries and payroll taxes for our employees, costs of Microvision employees and consultants performing work directly for us (excluding payroll taxes and overhead), and the sublease of facilities from Microvision. We agreed to pay an additional fee of 10% of the amount of allocated costs of shared services benefiting both companies. On March 1, 2001, we issued a revolving promissory note to Microvision in connection with the intercompany services agreement. The intercompany services agreement provided that amounts incurred under the intercompany services agreement would be added to the revolving promissory note as they were invoiced. In connection with the note, we granted Microvision a security interest in some of our cash and receivables, inventory, property, equipment, general intangibles, fixtures, documents, instruments and investment property, copyrights, licenses, trade secrets, patents and other intellectual property in order to secure our indebtedness to Microvision under the note. We paid all amounts due in connection with the intercompany services agreement and incurred interest charges of $319,000 in 2001. On December 31, 2001, our obligations and those of Microvision under the intercompany services agreement and the revolving promissory note ended.

Microvision has continued to provide certain of these services to us since December 31, 2001 and has invoiced us for those services. Microvision charges $5,000 per month to reimburse for other charges not directly chargeable to Lumera. We plan to transition the remaining services provided by Microvision in-house over the next 12 months. We incurred charges from Microvision of $31,000 for the quarter ending March 31, 2004 and $114,000 in 2003, $108,000 in 2002 and $1,440,000 in 2001 for the services provided by Microvision which includes allocated services and fees.

Sublease

We currently sublease approximately 15,000 square feet of office and development space from Microvision based on rates established by Microvision and the building’s owner of approximately $21,000 per month. The agreement is effective January 1, 2004 and terminates in April 2006. We paid Microvision rent of $81,000 for the quarter ending March 31, 2004 and $317,000 in 2003, $292,000 in 2002 and $275,000 in 2001.

Convertible Promissory Note

On February 28, 2001, we issued a convertible promissory note to Microvision in the amount of $6,172,000 in connection with advances provided to us by Microvision from the date of our inception. Upon the closing of the sale of our Series A preferred stock on March 1, 2001, a portion of this note was converted into 264,000 shares of Series A preferred stock at $10.00 per share and the balance of the note of $3,531,000 was repaid in cash. In lieu of cash payment of the interest, we issued a warrant to Microvision to purchase 150,000 shares of Series A preferred stock at an exercise price of $10.00 per share, which is currently convertible into 170,843 shares of common stock. The warrant expires in March 2011. The convertible promissory note has been cancelled.

Our Relationship with the University of Washington

As of March 31, 2004, assuming conversion of all outstanding shares of Series A preferred stock, Series B preferred stock and Class B common stock into common stock, the University of Washington owned approximately 8% of our common stock, and upon completion of this offering, will own approximately 5% of our common stock.

We paid the University of Washington an aggregate of $1,300,000 in 2003, $1,556,000 in 2002 and $2,450,000 in 2001 in connection with the various agreements described below.

Sponsored Research Agreement

In October 2000, we entered into a license agreement and a research agreement, referred to as the sponsored research agreement, with the University of Washington, or UW. The license agreement grants us rights to intellectual property, including technology being developed under the research agreement. The license agreement is a royalty-bearing license to make, sell or sublicense the licensed technology. In consideration for the license agreement, we paid a one-time, non-refundable license issue fee of $200,000 to the UW, which was expensed as research and development.

We also conditionally committed to provide $300,000 per year to the UW during the original three-year term of the sponsored research agreement for additional research related to optical materials.

Additionally, as part of the sponsored research agreement, we agreed to pay an aggregate of $9,000,000 in quarterly payments over three years for research services. The first payment was made on February 26, 2001. We expensed the total expected payments on a straight-line basis because there was no more readily determinable pattern of the performance of the research services under the agreement.

In February 2002, we agreed with the UW to amend the sponsored research agreement to extend quarterly payments and performance through 2005. In March 2003, we entered into a second amendment to the sponsored research agreement, which deferred certain 2003 payments until 2004. In November 2003, we entered into a third amendment to the sponsored research agreement. Under the terms of the third amendment, our payment obligation to the UW was reduced to $125,000 per quarter from October 1, 2003 to September 30, 2004, and $300,000 for the quarter ending December 31, 2004. The amendment required us to make our unpaid payments of $2,000,000 by May 2005, unless making the payment would materially adversely affect our ability to continue operations.

Subsequent to each amendment noted above, we prospectively adjusted the amortization of the research payments to account for the extended period over which the payments will be made and services provided. As a result of these adjustments, we had cumulatively recognized expenses in excess of payments made of $1,025,000 at December 31, 2002 and $1,948,000 at December 31, 2003.

In April 2004, we entered into a fourth amendment to the sponsored research agreement that requires payments of $125,000 for the quarters ending March 31, 2004 and June 30, 2004 and eliminates the contingent payment of $2,000,000. For each of the quarters ending September 30, 2004 and December 31, 2004, we are required to pay to the UW $250,000. The agreement will terminate in 2005 after payments of $375,000 are made in the quarters ending March 31, 2005 and June 30, 2005. Total payments under the sponsored research agreement will be $5,750,000 instead of the original $9,000,000.

License Agreement

In connection with the sponsored research agreement, we also entered into a license agreement with the University of Washington in October 2000, pursuant to which we acquired rights to certain intellectual property relating to electro-optic polymers and related organic materials and processes. The sponsored research agreement allows us to add new patents and technology under this license agreement, such as the right to make, sell or sub-license the licensed technology. Under the terms of the licensing agreement, we issued 802,414 shares of our common stock to the University of Washington, independently valued at an aggregate of $3,009,000. In addition, we paid a one-time non-refundable $200,000 license issue fee to the University of Washington in March 2001. We have also agreed to pay certain costs related to filing and processing of patents related to the agreement. In addition, we are required to pay certain ongoing royalty payments at a minimum of $75,000 per year.

Letter Agreement

We have also paid an additional $900,000 under the terms of a separate letter agreement with the University of Washington for additional research related to optical materials.

Other Relationships

Since our inception, we have granted options to purchase shares of our common stock under our 2000 Stock Option Plan to the following executive officers and directors:

•	On September 4, 2001, we granted Mr. Mino an option to purchase 300,000 shares of our common stock with an exercise price of $10.00 per share, and on March 10, 2004, we granted Mr. Mino an option to purchase 150,000 shares of our common stock with an exercise price of $2.00 per share;

•	On October 10, 2003, we granted Dr. Petcavich an option to purchase 100,000 shares of our common stock with an exercise price of $2.00 per share; and

•	On March 10, 2004, we granted each of Admiral Owens and Messrs. Ratliffe and Rutkowski an option to purchase 65,000 shares of our common stock with an exercise price of $2.00 per share.

In February 2004, we agreed to pay Mr. Rutkowski to provide certain advisory services in order to supplement our management team. As of the date of this prospectus, we do not have a chief financial officer and Mr. Rutkowski was asked to perform some of our financial functions in addition to continuing in his role as chief executive officer of Microvision. In consideration for his services, we have agreed to pay Mr. Rutkowski a retainer of $5,000 per month. We agreed to pay Mr. Rutkowski a one-time fee of $100,000 upon the successful completion of a bridge financing, which fee was paid in connection with our convertible note financing in April 2004. In addition, we agreed to pay Mr. Rutkowski a one-time fee of $100,000 upon the successful completion of a subsequent financing transaction, which will be due and payable upon completion of this offering. The boards of both Microvision and Lumera approved paying Mr. Rutkowski these fees. The fee payment to Mr. Rutkowski was approved by our board as recognition of Mr. Rutkowski’s contributions to our efforts to become a public company, including negotiating with the underwriters and preparing for and participating in our roadshow presentations to investors. Microvision has indicated that, for the period prior to this offering during which we are a consolidated subsidiary of Microvision, these payments will be treated by Microvision as compensation expenses payable to Mr. Rutkowski.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 30, 2004, and after the sale of shares in this offering, by:

•	each person or entity known by us to own beneficially more than 5% of our stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.

In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options currently exercisable or exercisable within 60 days after April 30, 2004 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. For purposes of determining our total number of shares outstanding prior to this offering, we have assumed the conversion of all outstanding shares of Series A preferred stock and Series B preferred stock into 4,318,894 shares of common stock and the conversion of all outstanding shares of Class B common stock into 5,370,000 shares of common stock. Pursuant to these assumptions, for purposes of this table, we assume that as of April 30, 2004 we had 10,491,308 shares of common stock outstanding, not including stock options and warrants.

This table assumes no exercise of the underwriters’ over-allotment option. Unless otherwise indicated, the address of each of the beneficial owners named below is: c/o Lumera Corporation, 19910 North Creek Parkway, Bothell, Washington 98011.

		Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares Beneficially Owned	Before the Offering	After the Offering
Executive Officers and Directors:
Thomas D. Mino (1)	275,000	2.6%	1.6%
William A. Owens (2)	135,000	1.3	*
Robert J. Petcavich, Ph.D	0	0	0
Robert A. Ratliffe (3)	5,653,618	52.9	33.9
Richard F. Rutkowski (4)	5,603,618	52.4	33.6
Daniel Lykken	0	0	0
Lora L. Tarabeih	0	0	0
All executive officers and directors as a group (7 persons) (5)	6,098,618	55.2	35.8

5% Shareholders:
Microvision, Inc. (6)	5,568,618	52.1	33.3
19910 North Creek Parkway Bothell, WA 98011
Cisco Systems, Inc.	857,500	8.2	5.2
170 West Tasman Drive San Jose, CA 95134
University of Washington	802,414	7.6	4.9
Office of Financial Management 280 Gerberding Hall P.O. Box 351248 Seattle, WA 98195

*	Represents less than 1%.
(1)	Represents shares subject to options exercisable within 60 days of April 30, 2004.
(2)	Includes 35,000 shares subject to options exercisable within 60 days of April 30, 2004.
(3)	Includes 35,000 shares subject to options exercisable within 60 days of April 30, 2004. Also includes 5,397,775 shares of common stock and a warrant exercisable for 170,843 shares of common stock owned by Microvision, Inc. Mr. Ratliffe, one of our directors, is a director of Microvision, Inc., and thus may be deemed to share voting and investment power with respect to shares held by Microvision, Inc.
(4)	Includes 35,000 shares subject to options exercisable within 60 days of April 30, 2004. Also includes 5,397,775 shares of common stock and a warrant exercisable for 170,843 shares of common stock owned by Microvision, Inc. Mr. Rutkowski, one of our directors, is Chief Executive Officer and director of Microvision, Inc., and thus may be deemed to share voting and investment power with respect to shares held by Microvision, Inc.
(5)	Includes 380,000 shares subject to options exercisable within 60 days of April 30, 2004. Also includes 5,397,775 shares of common stock and a warrant exercisable for 170,843 shares of common stock owned by Microvision, Inc., of which Mr. Rutkowski is Chief Executive Officer and a director and Mr. Ratliffe is a director, and thus may be deemed to share voting and investment power with respect to such shares.
(6)	Includes a warrant exercisable for 170,843 shares of common stock.

DESCRIPTION OF CAPITAL STOCK

Upon completion of this offering our authorized capital stock will consist of 120 million shares of common stock, par value $0.001 per share, and 30 million shares of preferred stock, par value $0.001 per share. The following summary of provisions of the common stock and preferred stock is not complete and may not contain all the information you should consider before investing in the common stock. You should read carefully our certificate of incorporation, which is included as an exhibit to the registration statement, of which this prospectus is a part.

Common Stock

Under our current certificate of incorporation, we have 120,000,000 shares of common stock authorized, of which 10,000,000 shares have been designated Class B common stock. Upon the completion of this offering, each outstanding share of Class B common stock will automatically be converted into one share of common stock. As of March 31, 2004, assuming the conversion of all outstanding shares of Series A preferred stock and Series B preferred stock into 4,284,178 shares of common stock and the conversion of all outstanding shares of Class B common stock into 5,370,000 shares of common stock there were 10,456,592 shares of common stock outstanding and 65 stockholders of record. Immediately after the sale of the shares of common stock in this offering, we will have approximately 16,456,592 shares of common stock outstanding. We intend to list our common stock on the Nasdaq National Market upon completion of the offering, and have filed a listing application with Nasdaq.

Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote. Our certificate of incorporation prohibits cumulative voting. There are no preemptive, conversion, redemption or sinking fund provisions applicable to the common stock. Holders of our common stock are entitled to receive, as, when and if declared by the board of directors from time to time, those dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes subject to any dividend preferences that may be attributable to preferred stock that may be authorized. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to preferential distribution to holders of preferred stock, if any.

Preferred Stock

Upon the completion of this offering, each outstanding share of Series A preferred stock and Series B preferred stock will automatically be converted into one share of common stock. After that, pursuant to our certificate of incorporation, our board of directors, without further action by the stockholders, will be authorized to issue up to an aggregate of 30 million shares of preferred stock in one or more series. Our board of directors, without stockholder approval, will be able to issue preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, which rights and preferences could adversely affect the voting power of the holders of common stock. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding common stock. We have no plans at this time to issue any preferred stock.

Warrants

As of March 31, 2004, we had one warrant outstanding to purchase 164,000 shares of common stock at an exercise price of $3.65 per share. Unless earlier exercised, the warrant terminates upon the earliest of (a) October 1, 2012, (b) certain change of control transactions, or (c) the closing of a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act. Therefore, this warrant will terminate upon the closing of this offering unless exercised prior to such closing. In addition, we had one warrant outstanding to purchase 150,000 shares of Series A preferred stock at an exercise price of $10.00 per share, which is currently convertible into 170,843 shares of common stock. Unless earlier exercised, the warrant terminates March 14, 2011.

In addition, in April 2004, in connection with the issuances of convertible promissory notes, we issued warrants to purchase shares of common stock. The number of shares subject to these warrants is equal to the quotient of (a) the product of 0.30 times the aggregate principal of the convertible promissory notes divided by (b) the lesser of $6.00 or the price per share offered to the public in this offering. The exercise price per share of these warrants is equal to the lesser of $7.20 per share or 120% of the price per share offered to the public in this offering. Assuming an initial public offering price per share of $7.00 in this offering, these warrants would be exercisable for an aggregate of approximately 115,000 shares of common stock at an exercise price per share of $7.20. Unless earlier exercised, these warrants terminate upon the earlier of (i) the fifth anniversary of the date of issuance or (ii) certain change of control transactions.

In connection with the completion of the offering, we have agreed to issue warrants to the representative or to such other underwriters or officers or partners of an underwriter as the representative may direct to purchase from us up to 600,000 shares of common stock at an exercise price of $8.40 per share (120% of the offering price, at an assumed initial offering price of $7.00 per share). These warrants are exercisable during the four-year period beginning one year from the date of this prospectus. The warrants provide that they may not be transferred for a one-year period after the effective date except to an underwriter who participated in the offering or to individuals who are a partner or officer of such an underwriter or by will or by operation of law. Pursuant to NASD Rule 2710(g), these warrants cannot be sold, transferred, assigned, pledged or hypothecated to any person for a period of at least 180 days following the effective date of the offering, except to any NASD member participating in the offering, to our bona fide officers, by operation of law, or if we are reorganized, so long as the securities transferred remain subject to the same transfer restriction for the remainder of the 180-day period. The holders of the warrants will have, in that capacity, no voting, dividend or other shareholder rights, however they will be entitled to receive any non-cash dividends on the shares underlying the warrants.

Convertible Notes

In April 2004, we issued convertible promissory notes in an aggregate principal amount of $2,300,000 with an interest rate of 6.5% per year. Each of these convertible promissory notes is convertible, at the election of the holder, into shares of common stock in an amount equal to the aggregate of the principal and accrued but unpaid interest outstanding under the promissory note divided by the lesser of $6.00 or the price per share offered to the public in this offering. We intend to pay all notes that have not been converted shortly after completion of the offering.

Registration Rights

Pursuant to five agreements, the holders of our common stock and shares convertible into or exercisable for our common stock are entitled to registration rights under the Securities Act of 1933. These registration rights are summarized below. The summaries of these rights are not complete and are subject to reference to the agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.

Amended and Restated Investors’ Rights Agreement

Our amended and restated investors’ rights agreement with certain of our stockholders, including all the holders of our Series A and Series B preferred stock, provides for registration rights with respect to their shares of common stock if we propose to register any of our common stock in connection with an equity financing other than our initial public offering. Those holders are entitled to notice of the registration and to include shares of common stock in an offering after our initial public offering at our expense. In addition, beginning six months after the completion of this offering, those holders are entitled to require us to file a registration statement under the Securities Act of 1933, covering their common stock, at our expense. Furthermore, those holders may require us to file additional registration statements on Form S-3, covering their common stock, at our expense.

Microvision Registration Rights Agreement

Pursuant to our Registration Rights Agreement with Microvision, dated March 14, 2001, we have granted Microvision registration rights with respect to shares of common stock issuable upon exercise of a warrant for shares of Series A convertible preferred stock. If we propose to register any of our common stock in connection with an equity financing other than an initial public offering with a public offering price per share of not less than $10, Microvision is entitled to receive notice of that registration and to require us to file, at our expense, a registration statement under the Securities Act of 1933 covering the shares issuable upon exercise of the warrant. Furthermore, Microvision may require us to file registration statements on Form S-3 covering such common stock, at our expense.

Arizona Microsystems Agreements

Pursuant to agreements with Arizona Microsystems, we have granted them registration rights with respect to shares of common stock issuable upon exercise of a warrant on the same terms and conditions as those rights granted under the investors’ rights agreement described above. If we propose to register any of our common stock in connection with an equity financing after our initial public offering, Arizona Microsystems is entitled to notice of the registration and to include shares of common stock in the registration at our expense.

University of Washington Restricted Stock Purchase Agreement

Pursuant to our licensing agreement with the University of Washington, we entered into a restricted stock purchase agreement that provides for registration rights with respect to its shares of common stock if we propose to register any of our common stock for our own account or on behalf of others. The University of Washington is entitled to notice of the registration and to include shares of common stock in the registration. The University of Washington has waived its right to include any of its shares in this offering.

Note and Warrant Purchase Agreement

Our April 2004 note and warrant purchase agreement with a group of lenders provides for registration rights with respect to securities underlying the notes and warrants. Unless holders of more than 35% of the securities underlying the warrants elect not to require registration, we are obligated to file a registration statement at our expense beginning six months after the completion of this offering. The registration statement would cover the shares of common stock issued upon the exercise of the warrants and, upon the approval of our underwriter in this offering, would also include the registration of shares issued upon conversion of the notes.

The registration rights pursuant to these agreements are subject to conditions and limitations, including for certain agreements, that the rights do not apply to our initial public offering, the right of the underwriters of an offering to limit the number of shares included in the registration and our right to decline to effect the registration if the anticipated aggregate offering price in the registration is below a minimum amount.

Registration of the shares of common stock held by stockholders with registration rights would result in those shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration.

Certain Anti-Takeover Provisions

Issuance of Preferred Stock. As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult.

Removal of Directors. Subject to stockholder approval, our directors may be removed only for cause. Because this provision generally makes it more difficult for stockholders to replace board members, it may discourage a third party from making a tender offer or otherwise attempting to gain control of us and may maintain the incumbency of the board.

Stockholder Meetings. Subject to stockholder approval, upon completion of this offering, our certificate of incorporation will provide that our stockholders may call a special meeting only upon the request of holders of at least 25% of the outstanding shares entitled to vote at the meeting. Additionally, a majority of our board of directors, the Chairman of the Board and President each may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Upon completion of this offering, our bylaws will contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.

Possible Application of Washington Anti-takeover Law. Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Although we are now incorporated in Delaware, certain anti-takeover provisions of the Washington Business Corporation Act apply to corporations that maintain their principal place of business in Washington State and meet certain other requirements. We will meet those requirements at the completion of this offering. The Washington Business Corporation Act generally prohibits a “target corporation” from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of the acquisition. Such prohibited transactions include, among other things:

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation employed in Washington as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder.

After the five-year period, a “significant business transaction” may occur if it complies with the “fair price” provisions specified in the statute. A corporation may not “opt out” of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of our company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. Therefore, future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect prevailing market prices and our ability to raise equity capital in the future.

Upon completion of this offering, we will have 16,491,308 shares of common stock outstanding, assuming the conversion of all outstanding shares of Series A preferred stock and Series B preferred stock into 4,318,894 shares of common stock and the conversion of all outstanding shares of Class B common stock into 5,370,000 shares of common stock. Of these shares, the 6,000,000 shares of common stock sold in this offering, plus any shares issued upon exercise of the underwriters’ over-allotment option, will be freely tradable without restriction under the Securities Act, except for shares purchased by any of our existing “affiliates,” which generally include officers, directors or 10% shareholders, as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of common stock held by existing stockholders are “restricted securities” within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below.

Paulson Investment Company, Inc. has requested that our directors, officers, existing stockholders and holders of stock options or warrants enter into lock-up agreements generally providing that they will not, without the prior written consent of Paulson Investment Company, Inc., offer, pledge, sell, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of or transfer any shares of common stock, any securities that are substantially similar to the common stock or any securities convertible into or exchangeable or exercisable for common stock, or enter into any swap, option, future, forward or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of those securities, for a period of 180 days after the effective date of this prospectus. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144, 144(k) or 701, shares subject to lock-up agreements and market standoff agreements will not be eligible for sale until these agreements expire or are waived by Paulson Investment Company, Inc. Taking into account market standoff agreements, and assuming that all existing stockholders sign lock-up agreements and that Paulson Investment Company, Inc. does not release any parties from these agreements, the following shares will be eligible for sale in the public market at the following times:

•	beginning on the effective date of this offering, only the shares of common stock sold in this offering will be immediately available for sale in the public market; and

•	beginning 180 days after the date of this prospectus, the expiration date for the lock-up agreements and market standoff agreements, approximately 2,273,430 shares of common stock will be eligible for sale pursuant to Rules 144 and 144(k), assuming the exercise of all outstanding warrants and all options exercisable as of December 31, 2004. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to the volume restrictions described below.

Rule 144 and 144(k)

In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements and market standoff agreements, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the total number of our then outstanding shares of common stock (approximately 161,574 shares immediately after this offering); or

•	the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 also are subject to manner of sale provisions, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. To the extent that shares were acquired from one of our affiliates, such acquiring person’s holding period for purposes of effecting a sale under Rule 144 commences on the date of transfer from the affiliate. For shares of common stock received upon conversion of outstanding preferred shares, the Rule 144 holding period commences on the date the stockholder acquired the preferred shares surrendered in the conversion.

Registration Rights

Holders of substantially all our common stock and securities convertible into, or exercisable for, our common stock are also entitled to various rights with respect to the registration of their shares of common stock for offer or sale to the public. Generally, the holders have a right to demand registration of their shares at any time more than 180 days after this offering and also have the right to “piggy-back” on a registration statement that we file. It is possible that all outstanding shares will be registered and freely tradeable shortly after the 180 day lock-up expires. If these holders, by exercising their registration rights, cause a large number of shares to be registered and freely transferable in the public market, the sales could have a material adverse effect on the market price of our common stock.

Rule 701

In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors, other than affiliates (as defined by Rule 144), who purchase or receive shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will, subject to contractual restrictions, be eligible to resell those shares beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with the Rule 144 holding period requirements.

Stock Options

As of March 31, 2004, options to purchase 699,284 shares of common stock pursuant to our 2000 Stock Option Plan were outstanding and exercisable, and an additional 1,614,820 shares of common stock were available for future grants. In addition, we have reserved 2,000,000 shares of common stock for future issuance under our 2004 Equity Incentive Plan. No shares have been issued to date under the 2004 Equity Incentive Plan.

We intend to file a registration statement under the Securities Act to register all shares of common stock issued, issuable or reserved for issuance under our 2000 Stock Option Plan and 2004 Equity Incentive Plan. This registration statement is expected to be filed as soon as practicable after the date of this prospectus and will automatically become effective upon filing. Following this filing, shares exercisable pursuant to vested options that are registered under this registration statement will, subject to the lock-up agreements and market standoff provisions described above and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market.

Warrants

From time to time after the effective date of this offering and assuming an initial public offering price of $7.00 per share, holders of outstanding warrants to acquire up to 285,843 shares of our common stock may exercise these warrants. We have requested all holders of these warrants to enter into lock-up agreements with Paulson Investment Company, Inc. If these holders exercise their warrants on a net issuance basis, these shares may be resold immediately under Rule 144 or 144(k) upon expiration of the lock-up agreements 180 days after the effective date of this prospectus.

Convertible Notes

In April 2004, we issued convertible promissory notes in an aggregate principal amount of $2,300,000 with an interest rate of 6.5% per year. Each of these convertible promissory notes is convertible, at the election of the holder, into shares of common stock in an amount equal to the aggregate of the principal and accrued but unpaid interest outstanding under the promissory note divided by the lesser of $6.00 or the price per share offered to the public in this offering. All of the holders of these notes have agreed in the note purchase agreement not to sell any of the shares issuable upon conversion of the notes for a period of 180 days after the completion of this offering.

UNDERWRITING

Paulson Investment Company, Inc. is acting as the representative of the underwriters. Lumera and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to various conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table:

Underwriters	Number of Shares
Paulson Investment Company, Inc.
I-Bankers Securities Incorporated

Total	6,000,000

The underwriters must purchase all of the shares being offered by this prospectus (other than the shares covered by the over-allotment option described below) if any shares are purchased. The underwriting agreement provides that the obligations of the underwriters to purchase the shares are subject to various conditions, including approval of various legal matters by underwriters’ counsel, that no stop order suspending the effectiveness of the registration statement is in effect and that no proceedings for that purpose are pending or threatened by the SEC. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. Any of those securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $             per share from the initial public offering price. After completion of the initial public offering of the shares, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

The following table summarizes the compensation we will pay:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting discounts and commissions	$	$	$	$
Non-accountable expense allowance	$	$	$	$

The underwriters have informed us that they do not expect to confirm sales of our shares offered by this prospectus on a discretionary basis.

Over-Allotment Option

Pursuant to the underwriting agreement, we have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 900,000 shares on the same terms as the other shares being purchased by the underwriters in the offering. The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of the shares that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price will be $            , underwriting discounts and commissions will be $            , and proceeds to us before offering expenses will be will be $            .

Stabilization

Until the distribution of the shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and purchase shares. As an exception to these rules, the underwriters may engage in transactions that stabilize the price of the shares. Paulson Investment Company, Inc., as representative of the underwriters, may engage in over-allotment sales, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Over-allotment sales are syndicate sales in excess of the offering size that create a syndicate short position.

•	Stabilizing transactions are bids for or purchases of shares made by the underwriters in the open market prior to the completion of the offering.

•	Syndicate covering transactions are purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. As described above, the underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option to purchase additional shares.

•	Penalty bids are repayments to the underwriters by syndicate members of a portion of the underwriting discount received by syndicate members because the representative has repurchased shares sold by or for the account of the representative in stabilizing or short covering transactions.

Short sales are sales by the underwriters of a greater number of shares than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the representative’s over-allotment option to purchase additional shares in this offering. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. A naked short position is more likely if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

In general, the purchase of a security to stabilize or to reduce a short position could cause the price of the security to be higher than it might be otherwise. These transactions may be effected on the Nasdaq National market or otherwise. Neither we nor the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the price of the shares. Further, neither we nor the underwriters can represent that the underwriters will engage in these types of transactions or that these types of transactions, once commenced, will not be discontinued without notice.

Indemnification

The underwriting agreement provides for indemnification between Lumera and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Underwriters’ Compensation

We have agreed to sell the shares to the underwriters at the initial offering price of $            , which represents the initial public offering price of the shares on the cover page of this prospectus less the     % underwriting discount. The underwriting agreement also provides that we will pay to Paulson Investment Company, Inc. a non-accountable expense allowance equal to     % of the gross proceeds from the sale of the shares offered by this prospectus, including any shares purchased on exercise of the over-allotment option.

We have also agreed to issue warrants to the representative or other underwriters or officers or partners of an underwriter as the representative may direct to purchase from us up to 600,000 shares at an exercise price of $8.40 per share (120% of the offering price, at an assumed offering price of $7.00). These warrants are exercisable during the four-year period beginning one year from the date of this prospectus. The warrants provide that they may not be transferred for a one-year period after the effective date except to an underwriter who participated in the offering or to individuals who are a partner or officer of such an underwriter or by will or by operation of law. Pursuant to NASD Rule 2710(g), these warrants cannot be sold, transferred, assigned, pledged or hypothecated to any person for a period of at least 180 days following the effective date of the offering, except to any NASD member participating in the offering, to our bona fide officers, by operation of law or if we are reorganized, so long as the securities transferred remain subject to the same transfer restriction for the remainder of the 180-day period.

The holders of the warrants will have, in that capacity, no voting, dividend or other shareholder rights, however they will be entitled to receive any non-cash dividends on the shares underlying the warrants. Any profit realized on the sale of the securities issuable upon exercise of the warrants may be deemed to be additional underwriting compensation. The securities underlying the warrants are being registered on this the registration statement. During the term of the warrants, the holders of the warrant are given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while the warrants are outstanding. When the representative’s warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

Lock-Up Agreements

Our officers, directors and substantially all of our stockholders have agreed that for a period of 180 days from the date this registration statement becomes effective they will not offer, pledge, sell, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of or transfer any shares of common stock, any securities that are substantially similar to the common stock or any securities convertible into or exchangeable or exercisable for common stock, or enter into any swap, option, future, forward or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of those securities, other than through certain intra-family transfers, in connection with certain change of control transactions, as a transfer to a direct or indirect business entity affiliate, or as part of a distribution, without the consent of Paulson Investment Company, Inc., as the representative of the underwriters, which consent will not be unreasonably withheld. Paulson Investment Company, Inc. may consent to an early release from the lock-up if, in its opinion, the market for the shares would not be adversely affected by sales and in cases of an officer, director or other stockholder’s financial emergency. We are unaware of any officer, director or current stockholder who intends to ask for consent to dispose of any of our common stock during the lock-up period.

Determination of Offering Price

The initial public offering price of the shares offered by this prospectus will be determined by negotiation between us and the underwriters. Among the factors to be considered in determining the initial public offering price of the shares and the exercise price of the warrants are:

•	our history and our prospects;

•	the markets that we are targeting;

•	the status and development prospects for our potential products;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price on the cover page of this prospectus should not be considered an indication of the actual value of the shares. The offering price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the assumed initial public offering price.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Ropes & Gray LLP, San Francisco, California. Certain legal matters will be passed upon for the underwriters by Stoel Rives LLP, Portland, Oregon.

EXPERTS

The financial statements as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement and its exhibits and schedules. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may read and copy any materials we file at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street NW, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public from the Securities and Exchange Commission’s website at http://www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Securities and Exchange Commission’s Public Reference Room and will also be available on the website of the Securities and Exchange Commission referred to above.

LUMERA CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

and Shareholders of

Lumera Corporation

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Lumera Corporation at December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company is a subsidiary of Microvision, Inc. and, as disclosed in Note 6 to the financial statements, has extensive transactions and relationships with that entity.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses, negative cash flows from operations and shareholders’ deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

Seattle, Washington

April 29, 2004, except as to the last paragraph of Note 13 which is as of May 14, 2004

LUMERA CORPORATION

BALANCE SHEETS

	December 31,		March 31, 2004	Pro Forma Shareholders’ Equity March 31, 2004
	2002	2003
			(Unaudited)	(Unaudited)
			(restated)	(restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$687,000	$560,000	$410,000
Investment securities, available-for-sale	2,429,000	—	—
Accounts receivable	83,000	151,000	—
Costs and estimated earnings in excess of billings on uncompleted contracts	148,000	166,000	125,000
Prepaid stock-based research costs	1,003,000	159,000	—
Other current assets	112,000	55,000	174,000

Total current assets	4,462,000	1,091,000	709,000
Property and equipment, net	3,768,000	2,867,000	2,585,000
Prepaid stock-based research costs	159,000	—	—
Other assets	200,000	100,000	67,000

TOTAL ASSETS	$8,589,000	$4,058,000	$3,361,000

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$279,000	$159,000	$293,000
Payable to Microvision	11,000	42,000	127,000
Current portion of research liability	—	—	130,000
Accrued liabilities	431,000	576,000	976,000

Total current liabilities	721,000	777,000	1,526,000
Research liability	1,025,000	1,948,000	2,000,000
Other long-term liabilities	—	16,000	124,000

Total liabilities	1,746,000	2,741,000	3,650,000
COMMITMENTS AND CONTINGENCIES (Note 12)
MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
Mandatorily redeemable convertible preferred stock, no par value, 5,550,000 shares authorized; 2,400,000, 3,735,025, and 3,985,025 issued and outstanding at December 31, 2002 and 2003 and March 31, 2004 (unaudited), respectively and none pro forma (unaudited); aggregate liquidation preference of $24,000,000, $26,670,000, and $27,170,000 at December 31, 2002 and 2003 and March 31, 2004 (unaudited), respectively	24,603,000	27,206,000	27,706,000
SHAREHOLDERS’ DEFICIT
Preferred stock, $0.001 par value: no shares authorized, issued and outstanding at December 31, 2002 and 2003 and March 31, 2004 (unaudited), and 30,000,000 authorized and none issued and outstanding pro forma (unaudited)				—
Common stock, $0.001 par value: no shares authorized, issued and outstanding at December 31, 2002 and 2003 and March 31, 2004 (unaudited), and 120,000,000 authorized and 10,456,592 issued and outstanding pro forma (unaudited)				10,000
Class A common stock, no par value, 20,000,000 shares authorized; 802,414 issued and outstanding at December 31, 2002 and 2003 and March 31, 2004 (unaudited), none authorized, issued and outstanding pro forma (unaudited)	3,325,000	3,361,000	4,591,000
Class B common stock, no par value, 10,000,000 shares authorized; 5,370,000 issued and outstanding at December 31, 2002 and 2003 and March 31, 2004 (unaudited), none authorized, issued and outstanding pro forma (unaudited)	105,000	105,000	105,000
Additional paid-in capital				32,392,000
Deferred stock-based compensation	(8,000)	(31,000)	(775,000)	(775,000)
Accumulated other comprehensive income	59,000	—	—	—
Accumulated deficit	(21,241,000)	(29,324,000)	(31,916,000)	(31,916,000)

Total shareholders’ deficit	(17,760,000)	(25,889,000)	(27,995,000)	$(289,000)

TOTAL LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT	$8,589,000	$4,058,000	$3,361,000

The accompanying notes are an integral part of these financial statements.

LUMERA CORPORATION

STATEMENTS OF OPERATIONS

	For the year ended December 31,			For the three months ended March 31,
	2001	2002	2003	2003	2004
				(Unaudited)	(Unaudited)
					(restated)
Revenue	$860,000	$946,000	$1,725,000	$369,000	$316,000
Cost of revenue	310,000	330,000	1,014,000	198,000	194,000

GROSS PROFIT	550,000	616,000	711,000	171,000	122,000

Research and development expense	7,251,000	8,300,000	7,602,000	2,005,000	1,794,000
Marketing, general and administrative expense	2,996,000	1,221,000	1,270,000	340,000	920,000

Total operating expenses	10,247,000	9,521,000	8,872,000	2,345,000	2,714,000

Loss from operations	(9,697,000)	(8,905,000)	(8,161,000)	(2,174,000)	(2,592,000)
Interest income	377,000	199,000	39,000	23,000	—
Interest expense	(319,000)	—	—	—	—
Realized gain on sale of investment securities	—	8,000	39,000	27,000	—

NET LOSS	(9,639,000)	(8,698,000)	(8,083,000)	(2,124,000)	(2,592,000)
Deemed dividend upon issuance of mandatorily redeemable convertible preferred stock	—	—	—	—	(500,000)

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(9,639,000)	$(8,698,000)	$(8,083,000)	$(2,124,000)	$(3,092,000)

NET LOSS PER SHARE – BASIC AND DILUTED	$(1.57)	$(1.41)	$(1.31)	$(0.34)	$(0.50)

WEIGHTED-AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	6,157,000	6,172,000	6,172,000	6,172,000	6,172,000

PRO FORMA NET LOSS PER SHARE – BASIC AND DILUTED (UNAUDITED)			$(0.89)		$(0.30)

PRO FORMA WEIGHTED-AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED (UNAUDITED)			9,053,000		10,227,000

The accompanying notes are an integral part of these financial statements.

LUMERA CORPORATION

STATEMENTS OF COMPREHENSIVE LOSS

	For the year ended December 31,			For the three months ended March 31,
	2001	2002	2003	2003	2004
				(Unaudited)	(Unaudited)
					(restated)
Net loss	$(9,639,000)	$(8,698,000)	$(8,083,000)	$(2,124,000)	$(2,592,000)
Other comprehensive income (loss)
Unrealized gain (loss) on investment securities, available-for-sale
Unrealized holding gains (losses) arising during period	66,000	1,000	(20,000)	(38,000)	—
Less: Reclassification adjustment for gains realized in net loss	—	(8,000)	(39,000)	27,000	—

Net unrealized gain (loss)	66,000	(7,000)	(59,000)	11,000	—

Comprehensive loss	$(9,573,000)	$(8,705,000)	$(8,142,000)	$(2,113,000)	$(2,592,000)

The accompanying notes are an integral part of these financial statements.

LUMERA CORPORATION

STATEMENTS OF CHANGES IN MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT

FOR THE PERIOD FROM JANUARY 1, 2001 TO MARCH 31, 2004

	Mandatorily Redeemable Convertible Preferred Stock		Shareholders’ Deficit
			Common Stock				Deferred Stock-based Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Shareholders’ Deficit
			Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE at January 1, 2001	—	$—	—	$—	5,370,000	$105,000	$—	$—	$(2,904,000)	$(2,799,000)
Issuance of shares for license agreement	—	—	802,414	3,009,000	—	—	—	—	—	3,009,000
Issuance of mandatorily redeemable convertible preferred stock for cash, net of issuance costs of $116,000	2,136,000	21,244,000	—	—	—	—	—	—	—	—
Issuance of mandatorily redeemable convertible preferred stock for note payable to parent	264,000	2,640,000	—	—	—	—	—	—	—	—
Stock options issued for services	—	—	—	201,000	—	—	(64,000)	—	—	137,000
Amortization of deferred compensation	—	—	—	—	—	—	31,000	—	—	31,000
Issuance of warrants for mandatorily redeemable convertible preferred stock for interest on note payable to parent	—	719,000	—	—	—	—	—	—	—	—
Other comprehensive income	—	—	—	—	—	—	—	66,000	—	66,000
Net loss	—	—	—	—	—	—	—	—	(9,639,000)	(9,639,000)

BALANCE at December 31, 2001	2,400,000	24,603,000	802,414	3,210,000	5,370,000	105,000	(33,000)	66,000	(12,543,000)	(9,195,000)
Reversal of deferred compensation for departed employees	—	—	—	(18,000)	—	—	18,000	—	—	—
Amortization of deferred compensation	—	—	—		—	—	7,000	—	—	7,000
Issuance of warrant for technology acquired	—	—	—	133,000	—	—	—	—	—	133,000
Other comprehensive income	—	—	—		—	—	—	(7,000)	—	(7,000)
Net loss	—	—	—	—	—	—	—	—	(8,698,000)	(8,698,000)

BALANCE at December 31, 2002	2,400,000	24,603,000	802,414	3,325,000	5,370,000	105,000	(8,000)	59,000	(21,241,000)	(17,760,000)
Issuance of mandatorily redeemable convertible preferred stock for cash, net of issuance costs of $67,000	1,335,025	2,603,000	—	—	—	—	—	—	—	—
Issuance of options for services	—	—	—	36,000	—	—	(36,000)	—	—	—
Amortization of deferred compensation	—	—	—		—	—	13,000	—	—	13,000
Other comprehensive income	—	—	—		—	—	—	(59,000)	—	(59,000)
Net loss	—	—	—	—	—	—	—	—	(8,083,000)	(8,083,000)

BALANCE at December 31, 2003	3,735,025	27,206,000	802,414	3,361,000	5,370,000	105,000	(31,000)	—	(29,324,000)	(25,889,000)
Issuance of mandatorily redeemable convertible preferred stock and related beneficial conversion feature (unaudited)	250,000	—	—	500,000	—	—	—	—	—	500,000
Deemed dividend related to beneficial conversion feature (unaudited) (restated)	—	500,000	—	(500,000)	—	—	—	—	—	(500,000)
Issuance of options for services (unaudited) (restated)	—	—	—	1,502,000	—	—	(1,230,000)	—	—	272,000
Deemed dividend to Microvision related to options issued to Microvision employee (unaudited) (restated)	—	—	—	(272,000)	—	—	—	—	—	(272,000)
Amortization of deferred compensation (unaudited) (restated)	—	—	—	—	—	—	486,000	—	—	486,000
Net loss (unaudited) (restated)	—	—	—	—	—	—	—	—	(2,592,000)	(2,592,000)

BALANCE at March 31, 2004 (unaudited) (restated)	3,985,025	$27,706,000	802,414	$4,591,000	5,370,000	$105,000	$(775,000)	$—	$(31,916,000)	$(27,995,000)

The accompanying notes are an integral part of these financial statements.

LUMERA CORPORATION

STATEMENTS OF CASH FLOWS

	For the year ended December 31,			For the three months ended March 31,
	2001	2002	2003	2003	2004
				(Unaudited)	(Unaudited)
					(restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(9,639,000)	$(8,698,000)	$(8,083,000)	$(2,124,000)	$(2,592,000)
Adjustments to reconcile net loss to net cash used in operations
Depreciation	850,000	1,049,000	1,185,000	298,000	297,000
Noncash expenses related to issuance of stock, options and amortization of deferred compensation	1,012,000	1,143,000	1,041,000	252,000	807,000
Realized gain on sale of investment securities	—	(8,000)	(39,000)	(27,000)	—
Change in
Accounts receivable	(158,000)	85,000	(68,000)	(291,000)	151,000
Costs and estimated earnings in excess of billings on uncompleted contracts	(302,000)	155,000	(18,000)	58,000	41,000
Other current assets	(383,000)	283,000	57,000	45,000	(119,000)
Other assets	—	(200,000)	100,000	—	33,000
Accounts payable	(71,000)	(26,000)	51,000	45,000	134,000
Payable to Microvision	—	(73,000)	31,000	123,000	85,000
Accrued liabilities	237,000	66,000	136,000	27,000	346,000
Billings in excess of costs and estimated earnings on uncompleted contracts	—	—	—	7,000	—
Research liability, current and long-term	—	1,025,000	923,000	452,000	182,000

Net cash used in operating activities	(8,454,000)	(5,199,000)	(4,684,000)	(1,135,000)	(635,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of investment securities	1,374,000	2,311,000	2,409,000	1,522,000	—
Purchases of investment securities	(6,047,000)	—	—	(28,000)	—
Purchases of property and equipment	(1,872,000)	(562,000)	(455,000)	(323,000)	(15,000)

Net cash (used in) provided by investing activities	(6,545,000)	1,749,000	1,954,000	1,171,000	(15,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from Microvision	5,395,000	—	—	—	—
Repayment of borrowings from Microvision	(7,570,000)	—	—	—	—
Net proceeds from issuance of mandatorily redeemable convertible preferred stock	21,244,000	—	2,603,000	—	500,000

Net cash provided by financing activities	19,069,000	—	2,603,000	—	500,000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,070,000	(3,450,000)	(127,000)	36,000	(150,000)
CASH AND CASH EQUIVALENTS at beginning of period	67,000	4,137,000	687,000	687,000	560,000

CASH AND CASH EQUIVALENTS at end of period	$4,137,000	$687,000	$560,000	$723,000	$410,000

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Issuance of warrants for interest on note payable to parent	$719,000	$—	$—	$—	$—
Issuance of mandatorily redeemable convertible preferred stock for note payable to parent	2,640,000	—	—	—	—
Issuance of common stock under research agreement	3,009,000	—	—	—	—
Noncash additions to property and equipment	—	173,000	—	—	—

The accompanying notes are an integral part of these financial statements.

LUMERA CORPORATION

NOTES TO FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS

Lumera Corporation (“Company”) was incorporated on January 7, 2000 (“Inception”) under the laws of the state of Washington. The Company is a majority owned subsidiary of Microvision, Inc. (“Microvision”). The Company was established to develop, manufacture and market devices using proprietary polymer materials. Until December 31, 2003, the Company was considered to be in the development stage. In 2004, the Company commercialized the devices for potential wireless networking and optical networking applications and had largely completed financial planning, establishing sources of supply, acquiring plant and equipment and recruiting personnel. Therefore, Lumera was considered to have exited the development stage.

The Company has incurred significant net losses since Inception, and has relied on its ability to obtain financing, which to date has been principally from the sale of mandatorily redeemable convertible preferred stock, intercompany loans from Microvision and the sale of convertible promissory notes. Management expects operating losses and negative cash flows to continue for the foreseeable future as the Company incurs additional costs and expenses related to continued development of the Company’s product offerings, brand development, marketing and other promotional activities, and development of relationships with other businesses. These factors, among others, create substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared on a going concern basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include adjustments relating to the recoverability of recorded asset amounts or the amounts or classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s ability to meet its obligations in the ordinary course of business is dependent upon its ability to raise additional financing through public or private equity financing, to establish profitable operations, to enter into collaborative or other arrangements with corporate sources, or to secure other sources of financing to fund operations. Management intends to increase sales through the introduction of new products or raise working capital through debt or additional equity financing in 2004. However, there can be no assurance the Company will be able to increase sales or that such financing can be successfully completed on terms acceptable to the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s management has identified revenue recognition and accounting for research payments under the University of Washington agreements as areas where significant estimates and assumptions have been made in preparing the financial statements. The Company also evaluates the requirement for allowances for uncollectible receivables, and valuation allowances for deferred income tax assets.

Cash and Cash Equivalents – The Company considers all investments that mature within 90 days of the date of purchase to be cash equivalents.

Short-term investment securities are primarily debt securities. The Company has classified its entire investment portfolio as available-for-sale. Available-for-sale securities are stated at fair value with unrealized gains and losses included in shareholders’ equity (deficit) as a component of other comprehensive income (loss), unless the loss is deemed to be other-than-temporary, in which case it is recognized immediately as an expense.

LUMERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Dividend and interest income are recognized when earned. Realized gains and losses are included in interest income. The cost of securities sold is based on the specific identification method.

Concentration of Credit Risk – Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents and investments. The Company has a cash investment policy that generally restricts investments to ensure preservation of principal and maintenance of liquidity. The Company typically does not require collateral from its customers. The Company makes provision for doubtful accounts when required. To date, the Company has not experienced any bad debts.

Revenue Recognition – Revenue has primarily been generated from research and development cost reimbursement contracts for the United States government. Revenue on such contracts is recorded using the percentage-of-completion method measured on a cost-incurred basis. Changes in contract performance, contract conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. Profit incentives are included in revenue when realization is assured.

Losses, if any, are recognized in full as soon as identified. Losses occur when the estimated direct and indirect costs to complete the contract exceed the unrecognized revenue on the contract. The Company evaluates the reserve for contract losses on a contract-by-contract basis. No losses have been incurred on any contracts to date.

In August 2001, the Company entered into a $1,623,000 contract with a government agency to develop new electro-optic polymer materials appropriate for the fabrication of a wideband optical modulator demonstration system.

In October 2002, the Company entered a $1,030,000 contract modification with a government agency to continue to develop new electro-optic polymer materials appropriate for the fabrication of a wideband optical modulator demonstration system.

In November 2003, the Company entered into a $950,000 contract extension with a government agency to continue development of electro-optical polymer materials and devices for wideband optical modulators.

In December 2002, the Company entered into a feasibility study to assess prospects of developing an electro-optic organic polymer with a government subcontractor for $149,000 that was extended into a Phase II in 2003 for an additional $400,000.

In August 2003, the Company entered into a $497,000 contract with a government agency to develop ultra-linear optical waveguide modulator technology.

All of the Company’s current and prior contracts with the government have been or are cost plus fixed fee type contracts. Under the terms of a cost plus fixed fee contract, the United States government reimburses the Company for actual direct and indirect costs incurred in performing the contracted services. The Company is under no obligation to spend more than the contract value to complete the contracted services. In addition, completion of the contracted services is generally on a best efforts basis. If the services are not completed, the government has the option to negotiate a follow-on contract to complete the services or to not pursue the services further with the Company. Contract deliveries consist of monthly financial reports, periodic technical reports and any devices if they have been successfully fabricated. There are no contractual provisions for repayments of any amounts disbursed to date under these contracts. The United States government accounted for all of the Company’s revenues in 2001 and 2002 and 99% of revenues in 2003.

LUMERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Cost and estimated earnings in excess of billings on uncompleted contracts comprises amounts of revenue recognized on contracts that the Company has not yet billed to a customer because the amounts were not contractually billable at the balance sheet date. The Company was contractually able to bill 95% and 100% of the balance at December 31, 2002 and 2003, respectively, within 30 days of the respective year end.

Property and Equipment – Property and equipment is stated at cost. Depreciation is computed over the estimated useful lives of the assets (three to five years) using the straight-line method. Leasehold improvements are depreciated over the shorter of estimated useful lives or the term of the lease.

Valuation of Long-Lived Assets – The Company reviews the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset, or group of assets. Generally, fair value will be determined using valuation techniques such as present value of expected future cash flows.

Research and Development – Research and development costs are expensed as incurred. As described in Note 11, the Company issued shares of common stock in connection with a research agreement. The value of these shares is amortized over the period of the research agreement.

Fair Value of Financial Instruments – The Company’s financial instruments include cash and cash equivalents, investment securities, accounts receivable, accounts payable, and accrued liabilities. The carrying amounts of financial instruments approximate fair value due to their short maturities.

Income Taxes – The Company has filed a separate tax return since inception. The Company follows the liability method of accounting for income taxes. This liability method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock-Based Compensation – The Company has a stock-based employee compensation plan, which is described further in Note 10. The Company accounts for stock-based employee compensation arrangements on the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees and related amendments and interpretations. The Company complies with the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which requires fair value recognition for employee stock-based compensation. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18.

LUMERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Total non-cash stock option expense related to employee and director awards was $31,000, $7,000, and $8,000 for the years ended December 31, 2001, 2002 and 2003, respectively. Had compensation cost for employee options been determined using the fair values at the grant dates, consistent with the methodology prescribed under SFAS No. 123, the Company’s consolidated net loss available to common shareholders and associated net loss per share would have increased to the pro forma amounts indicated below:

	For the year ended December 31,			For the three months ended March 31,
	2001	2002	2003	2003	2004
				(Unaudited)	(Unaudited)
					(restated)
Net loss available to common shareholders, as reported	$(9,639,000)	$(8,698,000)	$(8,083,000)	$(2,124,000)	$(3,092,000)
Deduct: Stock-based employee compensation expense included in net loss available to common shareholders, as reported	31,000	7,000	8,000	1,000	486,000
Add: Total stock-based employee compensation expense determined under fair value-based method for all awards	(476,000)	(634,000)	(245,000)	(67,000)	(660,000)

Net loss available to common shareholders, pro forma	$(10,084,000)	$(9,325,000)	$(8,320,000)	$(2,190,000)	$(3,266,000)

Net loss per share, as reported (basic and diluted)	$(1.57)	$(1.41)	$(1.31)	$(0.34)	$(0.50)

Net loss per share, pro forma (basic and diluted)	$(1.64)	$(1.51)	$(1.35)	$(0.35)	$(0.53)

See Note 10 for the assumptions used in calculating the fair value of employee options granted.

Net Loss per Share – Basic net loss per share is calculated on the basis of the weighted-average number of common shares outstanding during the periods. Net loss per share assuming dilution is calculated on the basis of the weighted-average number of common shares outstanding and the dilutive effect of all potentially dilutive securities, including common stock equivalents and convertible securities.

Net loss per share assuming dilution for 2001, 2002 and 2003 is equal to basic net loss per share because the effect of all potentially dilutive securities outstanding during the periods is anti-dilutive. Potentially dilutive securities not included in the calculation of diluted earnings per share include Series A and Series B convertible preferred stock, options and warrants to purchase Class A common stock, and warrants to purchase Series A convertible preferred stock. Total common stock options and common stock warrants not included in the calculation of diluted earnings per share were 634,830, 797,430 and 1,069,180 for 2001, 2002 and 2003, respectively. Additionally, as described in Note 9, the Company has outstanding 3,735,025 shares of convertible preferred stock at December 31, 2003 that can be converted into Class A common shares and, as described in Note 6, the Company has outstanding a warrant to purchase 150,000 shares of Series A preferred stock.

Recent Accounting Pronouncements – In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and

LUMERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances), many of which were previously classified as equity. On October 29, 2003, the FASB voted to defer the provisions of paragraphs 9 and 10 of SFAS No. 150 as they apply to mandatorily redeemable noncontrolling interests. The Company adopted the non-deferred provisions of SFAS No. 150 effective July 1, 2003. The adoption of these provisions did not have any impact on the Company’s financial position or results of operations. The Company will evaluate the applicability of any changes to the deferred provisions upon their reissuance, but does not anticipate the adoption of these provisions to have a material impact on its financial position or results of operations.

Unaudited Interim Results – The accompanying balance sheet as of March 31, 2004, the statements of operations, of comprehensive loss and of cash flows for the three months ended March 31, 2003 and March 31, 2004, and the statement of changes in mandatorily redeemable convertible preferred stock and shareholders’ deficit for the three months ended March 31, 2004 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of March 31, 2004 and the results of operations and cash flows for the three months ended March 31, 2003 and March 31, 2004. The financial data and other information disclosed in these notes to the financial statements related to the three months ended March 31, 2003 and March 31, 2004 are unaudited. The results for the quarter ended March 31, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004 or for any other interim period or for any future year.

Unaudited Pro Forma Information – Prior to the completion of the initial public offering the Company will be reincorporated as a Delaware corporation (see Note 14). Also, the Company’s Class A and Class B no par value common stock will be converted into $0.001 par value common stock of the new Delaware corporation. Upon completion of the initial public offering, all outstanding shares of mandatorily redeemable convertible preferred stock will convert into shares of $0.001 par value common stock. The pro forma balance sheet and the pro forma basic and diluted net loss per share reflect the conversion of all outstanding shares of mandatorily redeemable convertible preferred stock, Class A common stock and Class B common stock into $0.001 par value common stock. The pro forma balance sheet does not give effect to the offering proceeds.

3. RESTATEMENT OF FINANCIAL RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED)

In July of 2004 the Company revised its estimate of the fair value of its common stock. This revision resulted in an additional stock based compensation charge during the first quarter of 2004 and an increase in the amount of deferred stock based compensation at March 31, 2004. Further, the change also increased the amount of the deemed dividend which was recorded upon the sale of the 250,000 shares of Series B convertible preferred stock in March of 2004. Additionally there were minor changes in current and non-current liabilities reflecting additional charges resulting from the adjustment of fair values of options issued to non employees for consulting services.

LUMERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

The impact of the restatement on the financial statements as of and for the quarter ended March 31, 2004 is as follows:

	Three months ended March 31, 2004
Income Statement	As Previously Reported	As Restated
Research and development expense	$1,752,000	$1,794,000

Marketing, general and administrative expense	$656,000	$920,000

Net Loss	$(2,286,000)	$(2,592,000)

Deemed dividend upon issuance of mandatorily redeemable convertible preferred stock	$(338,000)	$(500,000)

Net Loss Available to common Shareholders	$(2,624,000)	$(3,092,000)

Net Loss per Share—Basic and Diluted	$(0.43)	$(0.50)

Pro Forma Net Loss per Share—Basic and Diluted (Unaudited)	$(0.26)	$(0.30)

	March 31, 2004
Balance Sheet	As Previously Reported	As Restated
Accrued liabilities—current	$962,000	$976,000

Other long-term liabilities	$96,000	$124,000

Class A common stock	$3,914,000	$4,591,000

Deferred stock-based compensation	$(362,000)	$(775,000)

Accumulated deficit	$(31,610,000)	$(31,916,000)

4. INVESTMENT SECURITIES-AVAILABLE-FOR-SALE

The Company had no available-for-sale investment securities at December 31, 2003. The Company had U.S. corporate debt securities of $1,644,000 and U.S. government agency debt securities of $785,000 at December 31, 2002. The estimated fair value of the available-for-sale investments by contractual maturity at December 31, 2002 was $1,169,000 for those due in one year or less and $1,260,000 for those due two years through three years.

5. PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2002	2003
Computer equipment	$272,000	$297,000
Furniture and office equipment	20,000	20,000
Lab equipment	2,895,000	3,125,000
Leasehold improvements	2,633,000	2,662,000

	5,820,000	6,104,000
Less: Accumulated depreciation	(2,052,000)	(3,237,000)

	$3,768,000	$2,867,000

LUMERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Depreciation expense was $850,000, $1,049,000 and $1,185,000 for the years ended December 31, 2001, 2002 and 2003, respectively.

6. RELATIONSHIP WITH MICROVISION (PARENT OF LUMERA)

Since its inception, the Company has been a subsidiary of Microvision. At December 31, 2002 and 2003, Microvision had the following ownership interests in the Company:

	2002	2003
Class B common stock	87.5%	87.5%
Series A convertible preferred stock	11.0%	11.0%
Series B convertible preferred stock	—	32.5%

Microvision’s ownership interest in the Series B convertible preferred stock at March 31, 2004 is 27.4%.

Additionally, the Chief Executive Officer of Microvision, Richard F. Rutkowski, is a member of the board of directors of both Microvision and the Company. Microvision and the Company also share one other common director.

Microvision has made working capital advances to the Company. In February 2001, the Company issued a convertible promissory note to Microvision in connection with advances provided by Microvision to the Company from inception through February 28, 2001 totaling $6,172,000. Borrowings under the promissory note and borrowings advanced to the date of the promissory note bore interest at 25% per annum. Upon the closing of the Series A financing in March 2001 (Note 9), a portion of the note was converted into 264,000 shares of Series A preferred stock at $10.00 per share and the balance of the note of $3,531,000 was repaid in cash. In lieu of cash payment of the interest, the Company issued a warrant to Microvision to purchase a total of 150,000 shares of Series A Convertible Preferred Stock at an exercise price of $10.00 per share. The warrant expires in March 2011. The value of the warrant was determined by the amount of interest forgiven of $719,000, as this was considered to be more readily determinable than the fair value of the warrant. Interest expense of $319,000 related to this warrant was recorded in 2001.

In March 2001, the Company entered into an Intercompany Services Agreement (“ISA”) with Microvision under which the Company obtained certain executive, investor relations, accounting and finance, legal, human resources, information systems and facilities services from Microvision on a direct and allocated cost basis. Rent and utility costs were allocated to the Company from Microvision based on square footage. Other costs, including labor, were allocated based on headcount or estimated effort spent on Lumera activities. In addition, the Company was billed a fee in 2001 equal to 10% of allocated costs charged under the agreement. Management has determined that the methods of allocating these expenses were reasonable. The agreement terminated effective December 31, 2001.

In 2002 and 2003, lease and utilities costs continued to be allocated based on square footage under a month-to-month lease. Costs such as direct labor and related fringe costs, insurance and other expenses are not allocated and are directly incurred. The Company was charged a $5,000 per month fee to reimburse Microvision for all other charges not directly incurred by the Company.

LUMERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

A summary of charges from Microvision to the Company for each year ended December 31 is as follows:

	Interest	Rent	Allocated Services	Fees	Total
Year ended December 31, 2001	$319,000	$275,000	$1,311,000	$129,000	$2,034,000
Year ended December 31, 2002	—	292,000	48,000	60,000	400,000
Year ended December 31, 2003	—	317,000	54,000	60,000	431,000
Three months ended March 31, 2004 (unaudited)	—	81,000	16,000	15,000	112,000

	$319,000	$965,000	$1,429,000	$264,000	$2,977,000

7. ACCRUED LIABILITIES

Accrued liabilities consist of the following at December 31:

	2002	2003
Employee and benefit-related liabilities	$384,000	$389,000
Professional fees	28,000	67,000
Payables to University of Washington	19,000	69,000
Other	—	51,000

	$431,000	$576,000

8. INCOME TAXES

No provision for income taxes has been recorded for any periods presented since the Company has incurred net losses from the date of inception.

At December 31, 2003, the Company had approximately $27.2 million of federal net operating loss carryforwards and approximately $692,000 of research and experimentation credits available to offset future taxable income, if any, which expire in varying amounts beginning in 2020 through 2023. The amounts of and benefits from net operating loss carryforwards may be limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% as defined, over a three-year period.

Deferred taxes consist of the following at December 31:

	2002	2003
Net operating loss carryforwards	$6,784,000	$9,262,000
R&D credit carryforwards	273,000	692,000
Other	369,000	642,000

	7,426,000	10,596,000

Less: Valuation allowance	(7,426,000)	(10,596,000)

Deferred tax assets	$—	$—

The Company has recorded a valuation allowance for the full amount of its deferred tax assets at December 31, 2002 and 2003, as the Company believes it is more likely than not that the deferred tax assets will not be realized.

LUMERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

The valuation allowance and the research and experimentation credits account for substantially all of the difference between the Company’s effective income tax rate and the Federal statutory rate of 34%.

9. SHAREHOLDERS’ DEFICIT

At December 31, 2003, the authorized capital of the Company consists of 5,550,000 shares of preferred stock and 30,000,000 shares of common stock, of which 20,000,000 shares have been designated Class A common stock and of which 10,000,000 shares have been designated Class B common stock. Of the 5,550,000 authorized shares of preferred stock, 2,550,000 have been designated Series A preferred stock and 3,000,000 have been designated Series B preferred stock. 3,989,857 shares of Class A common stock have been reserved solely for issuance upon conversion of Series A and Series B preferred stock.

Convertible Preferred Stock – In March 2001, the Company raised $24,000,000 (before issuance costs of $116,000) from the sale of 2,400,000 shares of Series A convertible preferred stock to a group of public and private investors, including 264,000 shares of Series A convertible preferred stock issued to Microvision to retire $2,640,000 of intercompany debt.

In August through October 2003, the Company raised $2,670,000 (before issuance costs of $67,000) from the sale of 1,335,025 shares of Series B convertible preferred stock to private investors.

In March 2004, the Company raised cash proceeds of $500,000 from the sale of 250,000 shares of Series B convertible preferred stock to private investors. The conversion price of the Series B convertible preferred stock issued was less than the fair value of the Class A common stock on the issuance date. As a result, the Company recorded a $500,000 beneficial conversion feature upon issuance of the preferred stock (unaudited). This amount was immediately recorded as a deemed dividend to preferred shareholders because the Series B preferred stock is immediately convertible into Class A common stock (unaudited).

The terms of the Series A and Series B convertible preferred stock are as follows:

Voting – Each share of Series A and Series B convertible preferred stock has voting rights equal to an equivalent number of shares of Class A common stock into which it is convertible and votes together as one class with the Class A common stock.

The Company must obtain approval from a majority of the holders of convertible preferred stock (voting as a single class) in order to alter the articles of incorporation as related to the rights, preferences or privileges of the convertible preferred stock, authorize or issue any other equity security with senior or equivalent rights and preferences, change the authorized number of Directors, authorize a dividend for any class or series other than convertible preferred stock, create a new class of stock or effect a merger and consolidate or sell the assets where the existing shareholders retain less than 50% of the voting stock of the entity.

Dividends – Holders of Series A and Series B convertible preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.60 and $0.12 per share, respectively, when and if declared by the Board of Directors. After the dividend preference of each of the series of the preferred stock has been paid in full for a given calendar year, the preferred stock will participate pro rata with the common stock in the receipt of any additional dividends on an as-converted basis. No dividends on convertible preferred stock or common stock have been declared from inception through December 31, 2003.

Liquidation – In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company’s common stock and convertible

LUMERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

preferred stock own less than 50% of the resulting voting power of the surviving entity, the holders of Series A convertible preferred stock are entitled to receive an amount of $10.00 per share, plus any declared but unpaid dividends and the holders of Series B convertible preferred stock are entitled to receive $2.00 per share, plus any declared but unpaid dividends. These amounts are to be paid to Series A and Series B shareholders prior to and in preference to any distribution to the holders of common stock. Upon full payment of the Series A and Series B preferences, the remaining assets shall be distributed among the holders of the Series A preferred stock, Series B preferred stock, and common stock pro rata based on the number of shares of common stock held by each holder of common stock and Series A and Series B preferred stock (on an as-converted basis) until the holders of the Series A and Series B preferred stock receive an aggregate of $30.00 per share and $6.00 per share, respectively. Thereafter, any remaining funds and assets of the Company legally available for distribution to shareholders will be distributed pro rata among the holders of the common stock. If the Company has insufficient assets to permit payment of the preference amount in full to all preferred shareholders, then the assets of the Company will be distributed ratably to the holders of the preferred stock in proportion to the preference amount each such holder would otherwise be entitled to receive.

Redemption – The Series A and Series B preferred stock is not redeemable. However, the Series A and Series B preferred stock terms contain a provision which, in the event of a change in the control of the Company (as defined), gives the holders of the preferred stock the right to receive a cash distribution equal to the liquidation preference on the preferred stock. Accordingly, the Series A and Series B convertible preferred stock is presented as “mandatorily redeemable convertible preferred stock” in the accompanying balance sheets.

Conversion – Each share of Series A and Series B convertible preferred stock is convertible, at the option of the holder, according to a conversion ratio, which is subject to adjustment for dilution. In addition, each share of Series A and Series B convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible, at the then effective conversion ratio, upon: (1) the closing of a public offering of common stock at a per share price of at least $2.00 per share for a total public offering price of not less than $10,000,000 or (2) the consent of the holders of the majority of convertible preferred stock. The conversion ratio at December 31, 2003 was approximately 1.11 shares of Class A common stock for each share of Series A preferred stock and one share of Class A common stock for each share of Series B preferred stock.

Common Stock – Class A common shares have one vote per share. Class B common shares have ten votes per share.

In March 2000, the Company issued 4,700,000 shares of its Class B common stock to Microvision, Inc. and 670,000 shares of its Class B common stock to certain Microvision directors, executives, and other individuals (“individuals”). The shares issued to Microvision were valued at $94,000 and the proceeds were offset against the outstanding loan balance due. The shares issued to the individuals were valued at $12,000 and were issued subject to subscription loans, for which cash was received in November 2000.

In January 2001, the Company issued 802,414 shares of Class A common stock valued at $3,009,000 in connection with the research agreement described in Note 12.

10. STOCK OPTIONS

In 2000, the Company adopted the 2000 Stock Option Plan (the “Plan”). The Plan provides for the granting of stock options to employees, consultants and non-employee directors of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options (“ISO”) may be granted only to Company employees (including officers and directors who are also employees).

LUMERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Nonqualified stock options (“NSO”) may be granted to Company employees, consultants and nonemployee directors. The Company has reserved 3,000,000 shares of Class A Common Stock for issuance pursuant to the Plan.

Options under the Plan may be granted for periods of up to 10 years. The exercise price of an ISO cannot be less than 100% of the estimated fair value of the common stock on the date of grant, and the exercise price of an ISO granted to a 10% shareholder cannot be less than 110% of the estimated fair value of the shares on the date of grant. To date, options granted generally vest over four years.

The following table presents activity under the Plan:

	Shares	Weighted- Average Exercise Price	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2000	167,250	$1.01
Granted
Exercise price greater than fair value	411,580	10.00	$5.11
Exercise price less than fair value	98,500	4.23	$3.74
Forfeited	(42,500)	0.76

Outstanding at December 31, 2001	634,830	7.36
Granted
Exercise price greater than fair value	96,600	10.00	$0.44
Forfeited	(98,000)	4.63

Outstanding at December 31, 2002	633,430	8.18
Granted
Exercise price greater than fair value	308,450	3.38	$0.65
Forfeited	(36,700)	10.00

Outstanding at December 31, 2003	905,180	6.47

Granted
Exercise price more than fair value (unaudited)	5,000	2.00	$0.65
Exercise price less than fair value (unaudited)	475,000	2.00	$2.76

Outstanding at March 31, 2004 (unaudited)	1,385,180	4.92

The following table provides additional information regarding outstanding Plan options at December 31, 2003:

	Options Outstanding			Options Exercisable
Exercise Price	Shares	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
$ 0.50 -1.00	90,000	6.4	$0.75	67,500	$0.75
$ 2.00 -2.50	166,250	9.1	$2.06	48,811	$2.10
$3.65	164,000	9.6	$3.65	41,000	$3.65
$10.00	484,930	7.8	$10.00	305,850	$10.00

	905,180	8.2		463,161

LUMERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Transactions During the Three Months Ended March 31, 2004 (unaudited) – During the three months ended March 31, 2004, the Company granted options to purchase 415,000 shares of Class A common stock to Company employees and directors with a weighted-average exercise price of $2.00. The Company recorded an aggregate of $1,230,000 deferred stock-based compensation related to these grants as the exercise price was deemed to be below the fair value of the common stock. Management considered a number of factors in determining the deemed fair value of the common stock, including the pricing of the Series B preferred stock, hiring of the Company’s executive team, progress towards achieving commercialization and marketing of the Company’s products and general market conditions. Amortization of deferred stock-based compensation of $486,000 was recorded during the three months ended March 31, 2004. In addition, the Company granted options to purchase 65,000 shares of Class A common stock to a Microvision employee. These options have been accounted for as a dividend to Microvision and recorded at their fair value of $272,000, in accordance with the guidance in EITF Issue No. 00-23 Issue 21.

Fair Value Disclosure – The fair values of the options granted by Lumera to employees were estimated on the date of each grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2002 and 2003, respectively: dividend yield of 0%; expected volatility of 83% for all years; risk-free interest rates of 4.5%, 4.6% and 3.8%; average deemed stock value of $3.75, $2.00 and $0.98; and expected lives of 6, 7 and 7 years. Actual forfeitures of 10.0%, 15.4% and 5.8% were used for the years ended December 31, 2001, 2002 and 2003, respectively.

Non-Employee Options – Included in the option disclosures above are options granted to non-employees under the Company’s plan, as follows:

In September 2001, the Company issued options to purchase 33,330 shares of Class A common stock at an exercise price of $10.00 per share to a consultant that provided professional services to the Company. The options expire 10 years following the date of issue, were non-forfeitable, not subject to vesting and were exercisable at date of issuance. The options were valued at $137,000, the estimated fair value as determined using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 83%; risk free interest rate of 4.0%; expected life of 10 years; and dividend yield of 0%.

In August 2003, the Company issued options to purchase an aggregate of 164,000 shares of its Class A common stock to two consultants in connection with entering into certain consulting agreements. The options have an exercise price of $3.65 per share and a 10-year life. In aggregate, 41,000 of the options were vested on the grant date. The remaining 123,000 shares vest one-third on each subsequent annual anniversary of the grant date and are subject to remeasurement at each balance sheet date during the vesting period.

The aggregate value of both options was estimated at $136,000 at the grant date and December 31, 2003. The fair value of these options is being recognized as compensation expense over the two-year period of service under the agreements. Total non-cash compensation expense related to these options was $32,000 for the year ended December 31, 2003. The fair values of the options were estimated at the grant date and December 31, 2003, using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 83% for both measurement dates; risk-free interest rates of 4.4% and 4.3%; and expected lives of 10 and 9.7 years, respectively.

11. WARRANTS

In October 2002, the Company issued a warrant to purchase 164,000 shares of Class A common stock at an exercise price of $3.65 per share to Arizona Microsystems, L.L.C. for use of certain technology. The warrant

LUMERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

vested 25% on the date of grant and 25% annually thereafter. The warrant was valued at the date of grant at $133,000 and is not subject to remeasurement as the counterparty performance was determined to be completed under EITF Issue No. 96-18. The fair value of the warrant was estimated using the Black Scholes option pricing model with a stock price of $0.98 per share; dividend yield of 0%; volatility of 83%; risk-free interest rate of 4.0%; and the contractual life of 10 years. The warrant terminates upon the earliest to occur of the following: (a) October 1, 2012, (b) the sale, conveyance or disposal of substantially all of the Company’s assets or business or other change in voting control, or (c) the closing of an underwritten public offering. At December 31, 2003, the warrant has vested such that it is exercisable for 82,000 shares. An additional 41,000 shares will become exercisable in each of October 2004 and October 2005. The fair value of the warrant was expensed in 2002 as research and development expense.

As described in Note 6, at December 31, 2003, Microvision holds a warrant to purchase a total of 150,000 shares of Series A convertible preferred stock at an exercise price of $10.00 per share. The warrant is exercisable at December 31, 2003 and expires in March 2011.

12. COMMITMENTS AND CONTINGENCIES

Agreements with the University of Washington – In October 2000, the Company entered into a license agreement (“License Agreement”) and a research agreement (“Sponsored Research Agreement”) with the University of Washington (“UW”). The License Agreement grants the Company rights to certain intellectual property including technology being developed under the sponsored Research Agreement whereby the Company has a royalty-bearing license to make, sell or sublicense the licensed technology. In consideration for the License Agreement, the Company paid a one-time non-refundable license issue fee of $200,000 to the UW, which was expensed as research and development, as there were no known alternative uses for this technology at that time.

Under the terms of the License Agreement, the Company issued 802,414 shares of the Company’s Class A common stock. The shares, although initially subject to a vesting schedule tied to performance under the Sponsored Research Agreement, were vested in full by mutual agreement between the UW and the Company on January 8, 2001. The shares issued were valued by management at $3,009,000, based on a value of $3.75 per share. Management considered a number of factors, including an independent valuation, projected cash flows from the Company’s technology and expected future products, general market conditions and the risks inherent in achieving the Company’s business plan in determining the fair value of the common shares issued. The value of the shares issued has been recorded as prepaid stock-based research expense and will be amortized over the original three-year term of the Sponsored Research Agreement. At December 31, 2003, there was $159,000 of prepaid stock-based research costs remaining to be amortized.

Under the terms of the License Agreement, the Company is also required to pay certain costs related to filing and processing of patents and copyrights related to the agreements. Additionally, the Company is required to pay certain ongoing royalties payments at a minimum of $75,000 per annum. The Company has not made any royalty payments to date in excess of these minimums. These payments have been expensed as incurred.

The Company also conditionally committed to provide $300,000 per year to the UW during the original three-year term of the Sponsored Research Agreement for additional research related to optical materials.

Additionally, as part of the Sponsored Research Agreement, the Company agreed to pay an aggregate of $9,000,000 in quarterly payments over three years for research services. The first payment was made on February 26, 2001. The Company expensed the total expected payments on a straight-line basis because there was no more readily determinable pattern of the performance of the research services under the agreement.

LUMERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

In February 2002, the Company and the UW amended the Sponsored Research Agreement to extend quarterly payments and performance through 2005. In March 2003, the Company and the UW entered into a second amendment to the Sponsored Research Agreement, which deferred certain 2003 payments until 2004. In November 2003, the Company and the UW entered into a third amendment to the Sponsored Research Agreement. Under the terms of the third amendment, the Company’s payment obligation to the UW was reduced to $125,000 per quarter from October 1, 2003 to September 30, 2004, and $300,000 for the quarter ending December 31, 2004. The amendment required the Company to make its unpaid payments of $2,000,000 by May 2005, unless making the payment would have materially adversely affected the Company’s ability to continue operations.

Subsequent to each amendment noted above, the Company prospectively adjusted the amortization of the research payments to account for the extended period over which the payments will be made and services provided. As a result of these adjustments, the Company had cumulatively recognized expenses in excess of payments made of $1,025,000 and $1,948,000 at December 31, 2002 and 2003, respectively.

The following table summarizes payments made and expense recorded during each year ended December 31:

		Expense Recognized
(in thousands) Year ended December 31,	Payments Made	Sponsored Research	Optical Materials	Minimum Royalty	Expense Recorded on Payments	Amortization of Stock	Total Expense Recorded
2001	$2,450	$2,000	$250	$—	$2,250	$844	$3,094
2002	1,556	2,400	300	75	2,775	1,003	3,778
2003	1,300	1,924	300	75	2,299	1,003	3,302

	$5,306	$6,324	$850	$150	$7,324	$2,850	$10,174

Three months ended March 31, 2004 (unaudited)	$119	$182	$50	$19	$251	$159	$410

The following table outlines future required payments and royalties related to the Sponsored Research Agreement and optical materials arrangement:

(in thousands) Years ending December 31,	Research Plan Payments	Optical Materials Payments	Royalties	Total
2004	$675	$50	$75	$800
2005	2,000	—	75	2,075
2006 and thereafter	—	—	675	675

Total	$2,675	$50	$825	$3,550

As described in Note 14, in April 2004, the Company and the UW entered into a fourth amendment to the Sponsored Research Agreement.

Lease Commitments – The Company subleases its office and laboratory space from Microvision under a month-to-month operating rental arrangement. Lease expenses under this agreement are described in Note 6. The Company had no other significant operating or capital leases at December 31, 2003.

LUMERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Claims and Litigation – In the opinion of management, litigation, contingent liabilities and claims against the Company in the normal course of business are not expected to involve any judgments or settlements that would be material to the Company’s financial condition, results of operations or cash flows.

Other – In connection with the acquisition of technology from Arizona Microsystems, L.L.C. in October 2002, the Company is required to make a cash payment of $200,000 if the Company completes financing transactions accumulating to greater than $10,000,000.

13. RETIREMENT SAVINGS PLAN

The Company participates in Microvision’s retirement savings plan (“the Plan”) that qualifies under Internal Revenue Code Section 401(k). The plan covers all qualified employees. Contributions to the Plan by the Company are made at the discretion of Microvision’s Board of Directors. In February 2000, the Microvision Board of Directors approved a plan amendment to match 50% of employee contributions to the Plan up to 6% of the employee’s per pay period compensation, starting on April 1, 2000. During the periods ended December 31, 2001, 2002 and 2003, the Company contributed $21,000, $40,000 and $43,000, respectively, to the Plan under the matching program.

14. SUBSEQUENT EVENTS

Sublease Agreement – Subsequent to December 31, 2003, the Company entered into a sublease agreement with Microvision for its corporate facilities at a rate of approximately $21,000 per month. The agreement is effective January 1, 2004 and terminates in April 2006.

Convertible Promissory Notes – In April 2004, the Company realized cash proceeds from the issuance of convertible promissory notes in the aggregate principal amount of $2,300,000. The notes accrue interest at a rate of 6.5% per annum and are payable on demand at the earlier of March 31, 2005 or upon the closing of an underwritten public offering of the Company’s common stock. The principal amount and any accrued but unpaid interest in respect of each note is convertible at any time, at the option of the holder, into shares of the Company’s Class A common stock. The conversion price is stated as the lesser of $6.00 per share of common stock or the price per share offered to the public in any underwritten initial public offering of the Company’s common stock.

In connection with the sale of these convertible notes, the Company also issued warrants to purchase shares of common stock. The number of shares is based on a formula based on the exercise price of the warrant and the face amount of the holder’s convertible note. The exercise price of the warrants is equal to the lesser of $7.20 per share or 120% of the price per share offered to the public in any underwritten initial public offering of the Company’s common stock. All of the warrants are exercisable on the date of grant and expire in April 2009. The value of the warrants granted was estimated to be approximately $344,000 using the Black Scholes option pricing model. The relative fair value of the warrants of $299,000 will be treated as a debt issuance cost and is being amortized to interest expense over the one-year term of the debt.

Amendment to University of Washington Agreement – In April 2004, the Company and the University of Washington entered into a fourth amendment to the Sponsored Research Agreement that requires payments of $125,000 for quarters ending March 31, 2004 and June 30, 2004 and eliminates the contingent payment of $2,000,000. For each of the quarters ending September 30, 2004 and December 31, 2004, the Company is required to pay $250,000. The agreement will terminate in 2005 after payments of $375,000 are made in quarters ending March 31, 2005 and June 30, 2005. Total payments under the Sponsored Research Agreement will be $5,750,000 instead of the original $9,000,000.

LUMERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Board Resolutions – On May 14, 2004, the Company’s Board of Directors passed the following resolutions:

•	To authorize the reincorporation of the Company as a Delaware corporation and to authorize 120,000,000 shares of $0.001 par value common stock, subject to shareholder approval;

•	To authorize the officers of the Company to undertake a firm commitment underwritten public offering of shares of the Company’s common stock;

•	To adopt the 2004 Equity Incentive Plan and reserve 2,000,000 shares thereunder, subject to shareholder approval;

•	Subject to completion of the underwritten public offering, to authorize 30,000,000 shares of undesignated preferred stock, subject to shareholder approval.

LUMERA CORPORATION

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

DECEMBER 31, 2001, 2002 AND 2003

SCHEDULE II

	Balance at Beginning of Fiscal Year	Charges to Costs and Expenses	Charges to Other Accounts	Deductions	Balance at End of Fiscal Period
Year ended December 31, 2001
Tax valuation allowance	$1,016,000	$3,384,000	$—	$—	$4,400,000
Year ended December 31, 2002
Tax valuation allowance	4,400,000	3,026,000	—	—	7,426,000
Year ended December 31, 2003
Tax valuation allowance	7,426,000	3,170,000	—	—	10,596,000

S-1

6,000,000 Shares

LUMERA CORPORATION

Common Stock

PROSPECTUS

Until             , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Paulson Investment Company, Inc.

I-Bankers Securities Incorporated

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses (other than the underwriters’ discounts) payable in connection with this offering are listed below. All expenses are estimated except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee	$7,241
NASD filing fee	5,175
Nasdaq National Market listing fee	50,000
Printing and engraving expenses	125,000
Legal fees and expenses	600,000
Accounting fees and expenses	285,000
Blue sky fees and expenses	55,000
Transfer agent and registrar fees and expenses	15,000
Director and officer insurance policy	100,000
Miscellaneous	4,584

Total	$1,247,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation eliminates the personal liability of our directors to the fullest extent allowed under the DGCL. Our certificate of incorporation also requires us to indemnify each of our directors and officers to the fullest extent allowed under the DGCL.

The registrant has obtained director and officer liability insurance under which, subject to the limitations of such policies, coverage will be provided (a) to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters and (b) to the registrant with respect to payments which may be made by the registrant to these officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities

Since its inception, the registrant has issued and sold unregistered securities as follows:

1. On January 7, 2000, the registrant issued 100,000 shares of Class B common stock to Microvision, Inc. for a consideration of $0.02 per share, or an aggregate of $2,000. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

2. On March 1, 2000, the registrant issued 5,270,000 shares of Class B common stock to Todd McIntyre, Microvision, Inc., William Owens, Wayne Perry, Richard Raisig, Robert Ratliffe, Richard Rutkowski, Casey Tegreene and Stephen Willey, each of whom has represented to the registrant that he, she or it is an “accredited investor” under Rule 501 promulgated under the Securities Act, for a consideration of $0.02 per share, or an aggregate of $105,400. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

3. On October 20, 2000, the registrant issued 802,414 shares of Class A common stock to the University of Washington, which has represented to the registrant that it is an “accredited investor” under Rule 501 promulgated under the Securities Act, in consideration of the University of Washington entering an exclusive licensing agreement, a sponsored research agreement and a voting agreement with the registrant. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

4. On February 28, 2001, the registrant issued a secured convertible promissory note for $6,172,000 to Microvision, Inc. The principal amount of the note was convertible at the holder’s option into shares of the same type of capital stock sold in certain financings determined by dividing (a) the outstanding principal amount to be converted by (b) the price per share established in such financing. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

5. On March 1, 2001, in connection with entering an intercompany services agreement, the registrant issued a revolving promissory note to Microvision, Inc. The outstanding principal balance of the note is due and payable upon the holder’s demand. Interest on the note is at the lesser of 20% per annum, computed on the basis of a 365-day year, or the maximum rate allowed by law. The sale and issuance of this security was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

6. On March 14, 2001, the registrant issued an aggregate of 2,400,000 shares of Series A preferred stock to AAQ Investments, LLC, Acorn Ventures, Inc., Acorn Ventures IS, LLC, ADS 1212 Trust, The Barksdale Group, LLC, Barksdale Group Ventures I, LP, Barksdale Investments, LLC, Barksdale Ventures, LLC, Kenneth Steven Blakeslee, Jacqueline Brandwynne, Chais Investments, Ltd., Cisco Systems, Inc., Peter Currie, Gian DeCaro, Margaret Elardi Revocable Living Trust, David Elliman, Robert Ferry, Gregory Forge, D.C. Glounder Trust, Judy Grossman, Arthur Harrigan, Jr., Steven Hooper, Nicolas Kauser, Koala

Venture Partners I, LLC, LCM Partners, LLC, Microvision, Inc., James Nordstrom, Michael Norinsberg, Northern Stream Capital, Christopher O’Donnell, Wayne Perry, Pickwick Group, LP, Pomeroy Investments, LLC, David Ransom, John Rosling, Stephen Scherba, Jr. and Elaine P. Scherba, as tenants in common, SMS Trust, Spanish Caravan Investments, LLC, Viterbi Family Venture Capital, Washington Research Foundation, Weibling Family Trust U/A dtd 7/24/00, You Lucky Dog Trust, and Larry Zalk, each of whom has represented to the registrant that he, she or it is an “accredited investor” under Rule 501 promulgated under the Securities Act, for a consideration of $10.00 per share, or an aggregate of $24,000,000. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

7. On March 14, 2001, the registrant issued a warrant to purchase 150,000 shares of Series A preferred stock with an exercise price of $10.00 per share to Microvision, Inc., in lieu of payment of interest on a convertible note. The sale and issuance of this security was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

8. On October 1, 2002, in connection with entering into a consulting and related agreements, the registrant issued a warrant to purchase 164,000 shares of Class A common stock with an exercise price of $3.65 per share to Arizona Microsystems, L.L.C., which has represented to the registrant that it is an “accredited investor” under Rule 501 promulgated under the Securities Act. The sale and issuance of this security was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

9. On August 25, 2003, the registrant issued an aggregate of 944,025 shares of Series B preferred stock to Acorn Ventures, Inc., Jacqueline Brandwynne, D.C. Glouner Trust, K.S. and Deborah Elie, Walter Lack, Microvision, Inc., James Nordstrom, Michael Norinsberg, Northern Stream Capital, Wayne Perry, Spanish Caravan Investments, L.L.C., Brien Stafford, Viterbi Family Venture Capital, and Thomas Walker, each of whom has represented to the registrant that he, she or it is an “accredited investor” under Rule 501 promulgated under the Securities Act, for a consideration of $2.00 per share, or an aggregate of $1,888,050. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

10. On October 30, 2003, the registrant issued an aggregate of 391,000 shares of Series B preferred stock to Robert Baunsgard, Stephan Chase, Ronald Clyborne, Robert and Judith Faust Trust, James Foster, Jr. and Margaret Foster, George Galpin, Peter and Barbara Jo Marsh, as tenants in common, David Martinson, Suzanne McAnena and The Charles H. Putney Trust, each of whom has represented to the registrant that he, she or it is an “accredited investor” under Rule 501 promulgated under the Securities Act, for a consideration of $2.00 per share, or an aggregate of $782,000. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

11. On March 12, 2004, the registrant issued an aggregate of 250,000 shares of Series B preferred stock to Acorn Ventures, Inc., Michael Norinsberg and Wayne Perry, each of whom has represented to the registrant that he, she or it is an “accredited investor” under Rule 501 promulgated under the Securities Act, for a consideration of $2.00 per share, or an aggregate of $500,000. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

12. From March 1, 2000 through April 2, 2004, the registrant granted stock options to employees to purchase 836,030 shares of Class A common stock, with exercise prices ranging from $0.50 to $10.00 per share. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Rule 701 promulgated under the Securities Act, on the basis that these securities were sold or issued either pursuant to a written compensatory plan or pursuant to written contracts relating to consideration, as provided by Rule 701.

13. From September 4, 2001 through April 12, 2004, the registrant granted stock options to executive officers, directors and our controller to purchase 883,000 shares of Class A common stock, with exercise prices ranging from $2.00 to $10.00 per share. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act on the basis that the transaction did not involve a public offering.

14. On April 20 and April 21, 2004, the registrant issued secured convertible promissory notes for $2,300,000 to Elaine Brasch, Howard Commander, Barbara Ducoffe, Robert Ferry, James and Margaret Foster, Stephen Garber, James Groninger, Mary Hart, Hart Family Revocable Trust, The Hart Organization Corp., High Capital Funding, LLC, Robert Lamse, James Noonan, Kellie O’Hara, One Walton Place, LLP, Raymond Pearson, Sandra Rapaport, Duane Rayburn, John Sherrerd, Michael Slosberg, Raymond Welsh, Youth Development Fund, Inc. and Frank Zadeck, each of whom has represented to the registrant that he, she or it is an “accredited investor” under Rule 501 promulgated under the Securities Act. The principal amount and accrued but unpaid interest under the notes are convertible at the holder’s option into shares of our Class A common stock or such other class of common stock that our Class A common stock has been converted into on the date of conversion of the note. The aggregate note amount is convertible into a number of shares of common stock determined by dividing (a) the aggregate note amount to be converted by (b) the lesser of (i) $6.00 and (ii) in the event of an initial public offering, the price per share of common stock offered to the public in such offering (the “IPO Price”). The registrant also issued to each note purchaser a warrant to purchase that number of shares of common stock equal to the quotient of (a) 0.30 multiplied by the principal amount of such purchaser’s note, divided by (b) the lesser of (i) $6.00 and (ii) the IPO Price, at an exercise price per share equal to the lesser of (x) $7.20 per share and (y) the product of 1.2 multiplied by the IPO Price. The sale and issuance of these securities were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, on the basis that the transaction did not involve a public offering.

15. On May 19, 2004, the predecessor corporation to the registrant was reincorporated from Washington to Delaware by means of a merger with a wholly-owned Delaware subsidiary. The Delaware subsidiary (now the registrant) was the surviving company of the merger. Under the merger agreement, each equity holder of the predecessor corporation automatically received equivalent shares or other equity securities in the registrant. Due to possible deficiencies in the provision of notice to the shareholders of the predecessor corporation under Washington law, the Series B preferred stock of the predecessor corporation may not have been validly issued. As a result, in connection with the merger, each holder of shares of Series B preferred stock in the predecessor corporation executed an Exchange and Waiver Agreement. These Exchange and Waiver Agreements provided that, to the extent each such holder was not legally entitled to shares of the registrant under the merger agreement by virtue of the notice deficiency, such holder in any event agreed to exchange any claims such holder may have had against either the predecessor corporation or the registrant for the shares of Series B preferred stock of the Company such holder would otherwise have received in the merger. Following the consummation of the merger transaction, the registrant filed a Form D with the Commission in respect of the shares issued to the Series B preferred stockholders, each of whom had represented to the registrant that he, she or it was an “accredited investor” under Rule 501 under the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits:

Exhibit Number	Description
1.1	Form of Underwriting Agreement. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

3.1

Form of Amended and Restated Certificate of Incorporation of the Registrant.(1) Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

3.2	Form of Amended and Restated Bylaws of the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

4.1*	Form of Common Stock Certificate.

4.2	Form of Representative’s Warrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

5.1	Opinion of Ropes & Gray LLP.

10.1	2000 Stock Option Plan of the Registrant. Filed previously with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2004, SEC File No. 333-115650.

10.2	2004 Equity Incentive Plan of the Registrant. Filed previously with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2004, SEC File No. 333-115650.

10.3

Sublease effective January 1, 2004, by and between Microvision, Inc. and the Registrant for facilities located at 19910 North Creek Parkway, Bothell, WA. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.4

Employment Agreement effective August 8, 2001, by and between Thomas D. Mino and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.5

Sponsored Research Agreement effective October 20, 2000, by and between the University of Washington and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.6

Exclusive Licensing Agreement effective October 20, 2000, by and between the University of Washington and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.7

Sponsored Research Agreement Research Plan effective March 1, 2001, by and between the University of Washington and the Registrant. Filed previously with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2004, SEC File No. 333-115650.

10.8

Letter Agreement dated February 26, 2002, by and between the University of Washington and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.9

Agreement Amending Sponsored Research Agreement, Research Plan, and Exclusive Licensing Agreement dated August 28, 2002, by and between the University of Washington and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.10

Second Amendment to Sponsored Research Agreement, Research Plan, and Exclusive Licensing Agreement effective March 25, 2003, by and between the University of Washington and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

Exhibit Number	Description
10.11

Letter Agreement dated November 6, 2003, by and between the University of Washington and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.12

Fourth Amendment to Sponsored Research Agreement, Research Plan, and Exclusive Licensing Agreement effective April 12, 2004, by and between the University of Washington and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.13

Consulting Agreement dated October 1, 2002, by and between Arizona Microsystems, L.L.C. and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.14

License Agreement effective March 27, 2004, by and between Arizona Microsystems, L.L.C. and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.15

Form of Note and Warrant Purchase Agreement effective April 20, 2004, by and between the Registrant and the Lenders, as defined therein. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.16

Amended and Restated Investors’ Rights Agreement dated August 25, 2003, by and between the Registrant and the Investors, as defined therein. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.17*	Wideband Polymer Modulator Development Agreement, dated July 22, 2001.

10.18

Polymer-Based Linearized EO Modulator Agreement, dated August 4, 2003. Filed previously with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2004, SEC File No. 333-115650.

10.19	Amendment to 2000 Stock Option Plan of the Registrant. Filed previously with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2004, SEC File No. 333-115650.

10.20	Form of Convertible Promissory Note. Filed previously with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2004, SEC File No. 333-115650.

10.21	Form of Common Stock Warrant. Filed previously with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2004, SEC File No. 333-115650.

10.22	Warrant to Purchase 150,000 shares of Series A Preferred Stock, dated March 14, 2001.

10.23	Warrant to Purchase 164,000 shares of Class A Common Stock, dated October 1, 2002.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ropes & Gray LLP (to be included in Exhibit 5.1).

24.1	Power of Attorney. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

(1)	As proposed to be filed with the Secretary of State of the State of Delaware concurrently with the closing of this offering.

*	To be filed by amendment.

(b) Financial Statement Schedules

The following financial statement is filed herewith:

Schedule II—Valuation and Qualifying Accounts and Reserves

All other schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seattle, Washington, on July 12, 2004.

LUMERA CORPORATION

By:	/s/ LORA L. TARABEIH
Name:	Lora L. Tarabeih
Title:	Treasurer and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities indicated below on the 12th day of July, 2004.

Signature	Title
/s/ THOMAS D. MINO Thomas D. Mino	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ LORA L. TARABEIH Lora L. Tarabeih	Controller, Chief Accounting Officer and Treasurer (Principal Financial and Accounting Officer)

* William A. Owens	Director

* Robert A. Ratliffe	Chairman of the Board

* Richard F. Rutkowski	Director

*By:	/s/ LORA L. TARABEIH
Lora L. Tarabeih Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Form of Underwriting Agreement. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

3.1

Form of Amended and Restated Certificate of Incorporation of the Registrant.(1) Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

3.2	Form of Amended and Restated Bylaws of the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

4.1*	Form of Common Stock Certificate.

4.2	Form of Representative’s Warrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

5.1	Opinion of Ropes & Gray LLP.

10.1	2000 Stock Option Plan of the Registrant. Filed previously with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2004, SEC File No. 333-115650.

10.2	2004 Equity Incentive Plan of the Registrant. Filed previously with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2004, SEC File No. 333-115650.

10.3

Sublease effective January 1, 2004, by and between Microvision, Inc. and the Registrant for facilities located at 19910 North Creek Parkway, Bothell, WA. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.4

Employment Agreement effective August 8, 2001, by and between Thomas D. Mino and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.5

Sponsored Research Agreement effective October 20, 2000, by and between the University of Washington and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.6

Exclusive Licensing Agreement effective October 20, 2000, by and between the University of Washington and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.7

Sponsored Research Agreement Research Plan effective March 1, 2001, by and between the University of Washington and the Registrant. Filed previously with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2004, SEC File No. 333-115650.

10.8

Letter Agreement dated February 26, 2002, by and between the University of Washington and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.9

Agreement Amending Sponsored Research Agreement, Research Plan, and Exclusive Licensing Agreement dated August 28, 2002, by and between the University of Washington and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.10

Second Amendment to Sponsored Research Agreement, Research Plan, and Exclusive Licensing Agreement effective March 25, 2003, by and between the University of Washington and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

Exhibit Number	Description

10.11

Letter Agreement dated November 6, 2003, by and between the University of Washington and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.12

Fourth Amendment to Sponsored Research Agreement, Research Plan, and Exclusive Licensing Agreement effective April 12, 2004, by and between the University of Washington and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.13

Consulting Agreement dated October 1, 2002, by and between Arizona Microsystems, L.L.C. and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.14

License Agreement effective March 27, 2004, by and between Arizona Microsystems, L.L.C. and the Registrant. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.15

Form of Note and Warrant Purchase Agreement effective April 20, 2004, by and between the Registrant and the Lenders, as defined therein. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.16

Amended and Restated Investors’ Rights Agreement dated August 25, 2003, by and between the Registrant and the Investors, as defined therein. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

10.17*	Wideband Polymer Modulator Development Agreement, dated July 22, 2001.

10.18

Polymer-Based Linearized EO Modulator Agreement, dated August 4, 2003. Filed previously with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2004, SEC File No. 333-115650.

10.19	Amendment to 2000 Stock Option Plan of the Registrant. Filed previously with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2004, SEC File No. 333-115650.

10.20	Form of Convertible Promissory Note. Filed previously with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2004, SEC File No. 333-115650.

10.21	Form of Common Stock Warrant. Filed previously with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2004, SEC File No. 333-115650.

10.22	Warrant to Purchase 150,000 shares of Series A Preferred Stock, dated March 14, 2001.

10.23	Warrant to Purchase 164,000 shares of Class A Common Stock, dated October 1, 2002.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ropes & Gray LLP (to be included in Exhibit 5.1).

24.1	Power of Attorney. Filed previously with the Registrant’s Registration Statement on Form S-1 filed on May 19, 2004, SEC File No. 333-115650.

(1)	As proposed to be filed with the Secretary of State of the State of Delaware concurrently with the closing of this offering.

*	To be filed by amendment.